UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_________________________

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
_________________________

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KAMAN CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
_______________________________________________

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NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT

Annual Meeting of Shareholders
To be held on April 19, 2023

1332 BLUE HILLS AVENUE
BLOOMFIELD, CONNECTICUT 06002

March 3, 2023
To Our Shareholders:
I would like to extend a personal invitation for you to join us at our Annual Meeting of Shareholders, which will be held on Wednesday, April 19, 2023, at 9:00 a.m., local time, at the corporate headquarters of the Company located at 1332 Blue Hills Avenue, Bloomfield, Connecticut.
At the beginning of 2021, despite the ongoing uncertainties with COVID and the economy, we formed a new vision and once again had the courage to embark on a journey that we believe will position the Company for long-term growth. We took thoughtful and deliberate actions to make changes that we believe will drive our top three metrics consistent with strong shareholder returns: increased profit and margins, consistent cash flow generation, and improved return on invested capital. For 77 years, Kaman has thrived through changes in markets, customers, and economic conditions by embracing transformation and this year was not an exception.
At Kaman, we are passionate about providing best-in-class products, profound engineering intelligence, and ironclad solutions, for every Kaman customer every time, while also focusing on our core values of respect, excellence, accountability, creativity, and honor. Our 3,000 plus employees around the world continue to demonstrate the incredible resilience, flexibility, and ingenuity required to provide solutions to our customers’ most difficult challenges.
As we move into 2023, I am confident that Kaman is well-positioned to take full advantage of the opportunities that lie ahead. We will continue EMBRACING TRANSFORMATION, knowing the journey to excellence in all that we do has just begun. It takes time to transform, and we remain intently focused on positioning Kaman to deliver long-term shareholder value as we have for 77 years.
Thank you for the confidence you have placed in us.

Sincerely,

Ian K. Walsh Chairman, President & CEO

1332 BLUE HILLS AVENUE
BLOOMFIELD, CONNECTICUT 06002

March 3, 2023
To My Fellow Kaman Shareholders:
The independent directors and I want to join Ian in inviting you to attend Kaman’s 2023 Annual Meeting of Shareholders. The Board values the input we receive from our shareholders, and we encourage you to attend this year's annual meeting if possible and urge you to vote your shares prior to the meeting utilizing any of the convenient methods described in the proxy statement.
As your Lead Independent Director, I am focused on the important obligations that your Board owes to you, our shareholders. The Board not only evaluates Company strategy but also shares perspectives, provides advice, and oversees and assesses management’s implementation. The last two years have been transformative for Kaman as the Board and Company leadership remained focused on growing the business through innovation, driving significant improvement in operations, talent management, succession planning, and overall financial performance. While we are keenly focused on the execution of Kaman’s strategic priorities, 2022 was not without challenges. The leadership team has identified the issues, taken decisive cost-out actions and are focused on their recovery plans.
We remain committed to regular Board refreshment, striving for balance between maintaining continuity and introducing new viewpoints. In June 2022, we were pleased to welcome Niharika Taskar Ramdev to the Board. Ms. Ramdev possesses a wealth of global experience as a finance executive. She spent over two decades of her career with General Motors, most recently serving as Chief Financial Officer of the Global Cadillac Division and, before that, Chief Financial Officer of General Motors International. Our Board is now composed of eight directors, with broad expertise, skill sets, and perspectives to help the Company advance and execute its strategy. The Board values diversity in all aspects, including gender, race, age, and experience, and we are extremely proud that women and minorities now comprise half the members of our Board.
As we look to 2023, our Board is committed to corporate governance that delivers both strong results for you and value to our customers. I encourage you to read our 2023 Proxy Statement, our 2022 Annual Report to Shareholders and the other materials made available in connection with the Annual Meeting. Thank you for your ongoing support of, and continued interest in, Kaman.
On behalf of the Board and the Company’s employees all across the world, I want to thank you for choosing to invest in Kaman.
It is my great pleasure to serve as your Lead Independent Director.

Sincerely,

Jennifer M. Pollino Lead Independent Director

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 19, 2023
The Annual Meeting of Shareholders of Kaman Corporation will be held at the corporate headquarters of the Company located at 1332 Blue Hills Avenue, Bloomfield, Connecticut, on Wednesday, April 19, 2023, at 9:00 a.m., local time, for the following purposes:
1.     To elect seven directors for a term of one year;
2.    To conduct an advisory vote to approve the compensation of the Company’s Named Executive Officers (or "NEOs");
3.    To conduct an advisory vote to recommend the frequency of future shareholder advisory votes on executive compensation;
4.    To approve the Second Amended and Restated 2013 Management Incentive Plan;
5.    To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm;
6.    To conduct an advisory vote on a shareholder proposal seeking to require shareholder approval of severance and termination payments made to any senior manager of the Company; and
7.    To transact such other business as may properly come before the meeting.
The close of business on February 10, 2023, has been fixed as the record date for determining the holders of Common Stock entitled to notice of, and to vote at, the Annual Meeting.
In connection with the Annual Meeting, we have prepared a meeting notice, a proxy statement and our annual report to shareholders, all of which provide important information that our shareholders will want to review before the Annual Meeting. On March 3, 2023, we mailed a Notice of Internet Availability of Proxy Materials instructing our shareholders how to access these materials online and how to submit proxies by telephone or the Internet. We use this online access format because it expedites the delivery of materials, reduces printing and postage costs and eliminates bulky paper documents from your files, creating a more efficient process for both shareholders and the Company.
You may vote using the Internet, telephone or mail, or by attending the meeting and voting in person. If you plan to attend in person, you will need to provide proof of share ownership, such as an account or brokerage statement, and a form of personal identification in order to vote your shares.
All shareholders are cordially invited to attend the meeting.

Date:	March 3, 2023	BY ORDER OF THE BOARD OF DIRECTORS

Richard S. Smith, Jr.
Senior Vice President, General Counsel, and Secretary
____________________________

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 19, 2023: This Notice of Annual Meeting and Proxy Statement and the Company's Annual Report for the year ended December 31, 2022, are available free of charge on our website at www.kaman.com.

TABLE OF CONTENTS

Caption	Page	Caption	Page

Proxy Statement Summary	(i)	Kaman's Compensation and Benefits Best Practices	29
General Information	1	2022 Compensation for our NEOs	30
Information About Voting at the Annual Meeting	1	Clawback Policy	40
Date, Time and Place of Annual Meeting	1	Employment and Change in Control Arrangements	41
Voting Rights and Outstanding Shares	1	Onboarding of Mr. Lane	41
Submitting Your Proxy	2	2023 NEO Terminations of Employment	42
How to Submit Your Proxy if you are a "Beneficial Owner"	2	Stock Ownership Guidelines	42
How Your Proxy Will be Voted	2	Risk Assessment of Compensation Practices	43
How to Revoke Your Proxy	2	Short Sales, Hedging and Pledging	43
Quorum and Voting Requirements	2	Tax Considerations	43
Broker Non-Votes and Abstentions	3	Context of This Discussion	43
Board Voting Recommendations	3	Compensation Committee Report	44
Voting Results	3	Summary Compensation Table	45
Majority Voting Policy	3	Grants of Plan-Based Awards Table for Fiscal Year 2022	46
Solicitation Costs	4	Outstanding Equity Awards at Fiscal Year 2022 Year-End	47
Householding of Proxies	4	Option Exercises and Stock Vested in Fiscal Year 2022	48
Annual Report	5	Pension Benefits	48
Proposal 1 - Election of Seven Directors for One-Year Terms	5	Non-Qualified Deferred Compensation Plan	49
Background	5	Securities Authorized for Issuance under Equity Compensation Plans	50
Board Recommendation	5	Post-Termination Payments and Benefits	51
Required Vote	5	Payment of Accrued Amounts	51
Information about Nominees	6	Employment Agreements	51
Information about the Board of Directors and Corporate Governance	8	Change in Control Agreements	52
Board Leadership Structure	8	2023 NEO Terminations of Employment	53
Board Meetings and Committees	10	Equity Incentive Plans	54
Annual Board and Committee Evaluations	12	Coordination of Benefits	54
Director Nominees	13	Assumptions Relating to Post-Termination Benefit Table	54
The Board's Role in Oversight of the Company's Risk Management Process	15	Coordination with Other Tables	55
Board and Committee Independence Requirements	15	Post-Termination Benefits Table	56
Specific Experience, Qualifications, Attributes and Skills of Current Board Members and Director Nominees	16	Pay Ratio Disclosure	58
Succession Planning	17	Pay Versus Performance	59
Shareholder Engagement	18	Proposal 2 - Advisory Vote to Approve Named Executive Officer Compensation	62
Environmental, Social and Governance Matters	18	Proposal 3 - Advisory Vote on Frequency of Future Shareholder Votes on Executive Compensation	63
Communicating with our Board	19	Proposal 4 - Second Amendment and Restatement of 2013 Management Incentive Plan	64
Other Information about the Board's Structure and Composition	20	Proposal 5 - Ratification of Appointment of PwC	69
2022 Director Compensation	20	Background	69
Code of Business Conduct and Other Governance Documents Available on the Company's Website	22	Board Recommendation	70
Director Education	22	Required Vote	70
Related Party Transactions	23	Principal Accountant Fees and Services	70
Security Ownership of Certain Beneficial Owners and Management	24	Audit Committee Preapproval Policy	71
Stock Ownership of Directors and Executive Officers	24	Audit Committee Report	71
Beneficial Owners of More Than 5% of Common Stock	25	Proposal 6 - Advisory Vote on Shareholder Proposal	73
Compensation Discussion and Analysis	26	Shareholder Proposals for 2024 Annual Meeting	78
Executive Summary: 2022 - Continuing Kaman's Transformation	26	Appendix A – Supplemental Information: Non-GAAP Reconciliations	A-1
2022 Say-on-Pay Vote	27	Exhibit A - Second Amended and Restated MIP
Our Compensation Philosophy and Objectives	27

PROXY STATEMENT SUMMARY
Date, Time and Place of Annual Meeting
The Annual Meeting is being held at 9:00 a.m., local time, on Wednesday, April 19, 2023, at the corporate headquarters of the Company located at 1332 Blue Hills Avenue, Bloomfield, Connecticut.
We currently expect to hold the meeting in the cafeteria located in Building 19 on our Bloomfield campus. However, in light of the ongoing public health concerns surrounding COVID-19, we may deem it necessary to hold the Annual Meeting solely by means of remote communication (i.e., a virtual-only meeting) or as a "hybrid" meeting (i.e., permitting both virtual and in-person attendance) in lieu of an in-person meeting. If we decide to hold a virtual or hybrid Annual Meeting, we will announce it in advance in a press release, and details will be posted on our website at www.kaman.com and filed as additional proxy soliciting material with the Securities and Exchange Commission. If you are planning to attend the Annual Meeting, please monitor our website prior to the meeting date.
Availability of Proxy Materials
Your proxy is being solicited for use at the Annual Meeting on behalf of the Board of Directors of the Company. On March 3, 2023, we mailed a Notice of Internet Availability of Proxy Materials to all shareholders of record as of February 10, 2023, the record date for the Meeting, advising that they could view all of the proxy materials online at www.envisionreports.com/KAMN, or request a paper copy of the proxy materials free of charge. You may request a paper or email copy of the materials using any of the following methods:

:	By Internet: Go to www.envisionreports.com/KAMN. Click "Cast Your Vote or Request Materials" and follow the instructions to log in and order a paper copy of the Meeting materials.
(	By Phone: Call 1-866-641-4276 toll-free and follow the instructions to log in and order a paper copy of the Meeting materials.
*
By Email: Send an email to investorvote@computershare.com with "Proxy Materials Kaman Corporation" in the subject line. Include in the message your full name and address, and state that you want a paper copy of the Meeting materials.

All requests must include the control number set forth in the shaded area of the Notice of Internet Availability of Proxy Materials. To facilitate timely delivery, all requests must be received by April 9, 2023.
Eligibility to Vote
You can vote if you held shares of the Company’s Common Stock as of the close of business on February 10, 2023. Each share of Common Stock is entitled to one vote. As of February 10, 2023, there were 28,039,580 shares of Common Stock outstanding and eligible to vote.
How to Vote
You may vote by using any of the following methods:

:	By Internet: Go to www.envisionreports.com/KAMN. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you go to the website.
(	By Phone: Call 1-800-652-VOTE (8683) toll-free. Have your proxy card in hand when you call and then follow the instructions.
+	By Mail: If you requested a paper copy of the proxy materials, complete, sign and return your proxy card in the prepaid envelope.
ó	In Person: Attend the Annual Meeting and vote in person.
(i)

Revocation of Proxy
You may revoke your proxy at any time prior to it being counted at the Annual Meeting by:
✓    casting a new vote using the Internet or by telephone;
✓    giving written notice to the Company’s Corporate Secretary or submitting a written proxy bearing a later date prior to the beginning of the Annual Meeting; or
✓    attending the Annual Meeting and voting in person.
Meeting Agenda and Voting Recommendations

Proposal	Matter	Board Recommendation	Page Reference
1.	Election of Seven Directors for One-Year Terms	"FOR" EACH NOMINEE	5
2.	Advisory Vote to Approve Named Executive Officer Compensation	"FOR"	62
3.	Advisory Vote on Frequency of Future Shareholder Votes on Executive Compensation	"1 Year"	63
4.	Second Amendment and Restatement of 2013 Management Incentive Plan	"FOR"	64
5.	Ratification of Appointment of PwC	"FOR"	69
6.	Advisory Vote on a Shareholder Proposal Seeking to Require Shareholder Approval of Severance and Termination Payments Made to any Senior Manager of the Company	"AGAINST"	73
Our Board of Directors

						Committee Memberships
Name	Age	Director Since	Occupation	Independent	Other Public Company Boards	A	CG	F	C
Aisha M. Barry	50	2020	President, Advanced Sterilization Products, Fortive Corporation	Yes	0	M			M
E. Reeves Callaway III†	75	1995	President & CEO The Callaway Companies	Yes	0			M	M
A. William Higgins	64	2009	President & CEO Albany International Corporation	Yes	1		M	M	M
Scott E. Kuechle	63	2013	Former Chief Financial Officer Goodrich Corporation	Yes	0	C	M	M
Michelle J. Lohmeier	60	2020	Former Strategic Advisor to the CEO of Spirit AeroSystems, Inc.	Yes	1	M	M	C
Jennifer M. Pollino	58	2015	Executive Coach and Consultant & Former EVP, HR and Communications, Goodrich Corporation	Yes	2		C		C
Niharika T. Ramdev	53	2022	Former Chief Financial Officer Global Cadillac Division of General Motors	Yes	2	M		M
Ian K. Walsh	56	2020	President & CEO Kaman Corporation	No	0
A = Audit Committee; CG = Corporate Governance Committee; F = Finance Committee; C = Compensation Committee. M = Member; C = Chair.
† Not standing for reelection at the Annual Meeting in accordance with the Company's mandatory retirement policy for directors.

(ii)

Snapshot of Board Composition
Set forth below is a snapshot of the expected composition of our Board of Directors immediately following the 2023 Annual Meeting, assuming the election of all seven nominees named in the proxy statement and the planned retirement of Mr. Callaway.

Gender/Ethnic Diversity Table
	Barry	Higgins	Kuechle	Lohmeier	Pollino	Ramdev	Walsh
Gender
Male		✓	✓				✓
Female	✓			✓	✓	✓
Race/Ethnicity
Asian						✓
African American	✓
Caucasian		✓	✓	✓	✓		✓
Hispanic/Latino
Corporate Governance Practices
As part of Kaman's commitment to high ethical standards, our Board follows sound governance practices, including the following:

Corporate Governance Practices
✓	Lead Independent Director	✓	Long-standing commitment to diversity and inclusion
✓	All but one of the directors are independent; and all committees consist solely of independent directors	✓	During 2022, all directors attended at least 75% of the aggregate of all meetings of the Board and the committees on which they served
✓	Annual election of directors	✓	Regular executive sessions of independent directors
✓	Majority voting for the election of directors, coupled with a robust director resignation policy	✓	The Board regularly assesses its performance through annual Board and committee self-evaluations
✓	Proxy access bylaw provisions allowing eligible long-term shareholders holding 3% or more of our outstanding shares to include nominations for directors in the Company’s proxy statement	✓	Compensation "clawback" policy extends to all officers of the Company and its domestic subsidiaries
✓	Director over-boarding policy	✓	Stock ownership guidelines for directors and executive officers
✓	Director mandatory retirement policy	✓	Policy prohibiting hedging, pledging and short selling of our stock
✓	No shareholder rights plan or "poison pill"	✓	Comprehensive Code of Conduct and Corporate Governance Principles
(iii)

Key Governance Features of Our Executive Compensation Program
The following summary of specific features of our executive compensation program highlights our commitment to executive compensation practices that align the interests of our executives and shareholders:

What We Do:		What We Don't Do:
✓	Pay for Performance – A significant portion of the compensation paid to our NEOs is in the form of at-risk, variable compensation.	✗	Limited Employment Agreements – Only our President and CEO has an employment agreement providing post-termination benefits.
✓	Multiple Performance Metrics – Variable compensation is based on more than one measure to encourage balanced incentives.	✗	No Excessive Perquisites – We provide minimal perquisites to our NEOs.
✓	"Clawback" Policy – All officers are subject to a compensation clawback policy.	✗	No Hedging or Pledging – Directors and executive officers are prohibited from hedging or pledging their shares of Company stock.
✓	Award Caps – All of our variable compensation plans have caps on plan formulas.	✗	No Excise Tax Gross-ups – The limited number of employment and change in control agreements with our NEOs do not include excise tax gross-ups.
✓	"Double Trigger" Vesting – All change in control agreements with our NEOs contain "double trigger" vesting provisions.	✗	No Re-Pricing of Underwater Stock Options – Our equity plans prohibit the re-pricing of underwater stock options.
✓	Independent Committees – The Compensation Committee, like all of our Board committees, is comprised solely of independent directors.	✗	Limited Use of Time-Vested Restricted Stock – Only 25% of the long-term incentive awards granted to our NEOs consists of time-vested restricted stock.
✓	Independent Compensation Consultant – The Compensation Committee retains its own independent compensation consultant.	✗	No Further Accrual of Defined Benefit Pensions – We ceased further accrual of benefits under our qualified defined benefit pension plan and our SERP.
2022 Highlights and Initiatives - Continuing Kaman's Transformation
Despite a challenging economic and operating environment, Kaman continued to build on the foundation established in 2021, which is intended to deliver sustainable value creation for our shareholders. Notable accomplishments during the year included the following:

Continued Transformation	We responded to the challenges presented during the year by restructuring our businesses, leveraging our lean initiatives, consolidating facilities and eliminating non-value-added activities to improve financial performance.
Portfolio Realignment	We continued to transform our business portfolio through our acquisition of Parker Hannifin's Aircraft Wheel and Brake Division and our equity investment in Near Earth Autonomy.
Continued Roll-Out of New Executive Compensatory Program	We continued the implementation and roll-out of our new executive compensation program in early 2022, as the shareholder outreach conducted after the 2021 Annual Meeting confirmed it is strongly supported by shareholders.
More Timely Reporting of Executive Compensation	Our new executive compensation program facilitates the more timely reporting of executive compensation by eliminating long-term incentive compensation metrics that are not readily determinable shortly after the end of each performance cycle.
Increased Transparency in Financial Reporting	We reorganized our financial reporting structure to increase transparency.
Focused on Innovation	We remained focused on innovation, always striving to help our customers solve complex problems and, in so doing, develop new technologies, improve new product introduction, diversify our product offerings and enter attractive end-use markets.
R&D Investment	We continued to invest in R&D initiatives to diversify our product offerings of highly engineered solutions.
Operational Excellence Model	We continued to follow our new operational excellence model designed to drive margin expansion, improve cash flow generation and produce better return on invested capital over time.
ESG Strategy	We advanced the development of our ESG strategy by acquiring and rolling out new software to centralize the data collection process at the Company related to environmental responsibility efforts, including tracking our greenhouse gas emissions.
Capital Allocation
We maintained our disciplined approach to capital allocation by limiting share repurchases to help facilitate the acquisition of Aircraft Wheel and Brake, the investment in Near Earth Autonomy and a number of internal capital investments, all of which are intended to fuel future growth and profitability.

(iv)

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
KAMAN CORPORATION

__________

APRIL 19, 2023
__________

GENERAL INFORMATION
The Board of Directors (the "Board" or "board") of Kaman Corporation (the "Company") is soliciting proxies for use in connection with our annual meeting of shareholders (the "Meeting" or "Annual Meeting") to be held on Wednesday, April 19, 2023 (or at any adjournments or postponements thereof), at the time, place and for the purposes described in the accompanying Notice of Annual Meeting of Shareholders, dated March 3, 2023. We will conduct business at the Meeting only if shares representing a majority of all outstanding shares of Common Stock entitled to vote are either present in person or represented by proxy at the Meeting. We believe that the only matters to be brought before the Meeting are those referenced in this Proxy Statement. If any other matters are presented, the persons named as proxies may vote your shares in their discretion.
On March 3, 2023, we mailed a Notice of Internet Availability of Proxy Materials instructing our shareholders how to access this Proxy Statement and our Annual Report to Shareholders, and these materials were mailed to all shareholders who had previously requested paper copies. As of this date, all shareholders of record and all beneficial owners of shares of Common Stock had the ability to access the proxy materials relating to the Annual Meeting at a website referenced in the Notice of Internet Availability of Proxy Materials (www.edocumentview.com/KAMN). A shareholder will not receive a printed copy of these proxy materials unless the shareholder requests it by following the instructions set forth in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials explains how a shareholder may access and review the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also explains how a shareholder may submit a proxy via telephone or the Internet. Our proxy materials, whether in paper or electronic form, are available to all shareholders free of charge.
INFORMATION ABOUT VOTING AT THE ANNUAL MEETING
Date, Time and Place of Annual Meeting
The Annual Meeting will be held at 9:00 a.m., local time, on Wednesday, April 19, 2023, in the cafeteria of our corporate headquarters located at 1332 Blue Hills Avenue, Bloomfield, Connecticut. The cafeteria is located in Building 19 on our Bloomfield campus.
Voting Rights and Outstanding Shares
Only holders of record of the Company’s Common Stock at the close of business on February 10, 2023 (the "record date"), are entitled to notice of and to vote at the Annual Meeting. As of February 10, 2023, the Company had 28,039,580 shares of Common Stock outstanding, each of which is entitled to one vote on each matter properly brought before the Meeting. All votes will be counted by the Company’s transfer agent, Computershare Inc., who will be appointed as inspector of election for the Annual Meeting and who will separately tabulate the votes cast at the meeting, as well as the number of broker non-votes and abstentions.

Submitting Your Proxy
Before the Annual Meeting, you can appoint a proxy to vote your shares of Common Stock by following the instructions contained in the Notice of Internet Availability of Proxy Materials. You can do this by (i) using the Internet (www.envisionreports.com/KAMN), (ii) calling the toll-free telephone number (1-800-652-VOTE (8683)) or (iii) if you have a printed copy of our proxy materials, by completing, signing and dating the proxy card where indicated and mailing or otherwise returning the card to us prior to the beginning of the Annual Meeting. Voting using the Internet or telephone will be available until 1:00 a.m., Eastern Daylight Time, on Wednesday, April 19, 2023.
How to Submit Your Proxy if you are a "Beneficial Owner"
If your shares of Common Stock are held in the name of a bank or broker, you should follow the instructions on the form you receive from that firm. The availability of Internet or telephone voting will depend on that firm’s voting processes. If you choose not to vote by Internet or telephone, please return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. If you do not provide instructions to the bank or broker, that firm will only be able to vote your shares with respect to "routine" matters. Under current broker voting regulations, the only routine matter to be voted upon at the Annual Meeting and the only matter for which brokers will have the discretion to vote is Proposal 5 (ratification of the appointment of PwC). Your broker must have proper instructions from you in order to vote with respect to Proposal 1 (election of directors), Proposal 2 (approval of executive compensation), Proposal 3 (frequency of future votes on executive compensation), Proposal 4 (approval of the Second Amended and Restated 2013 Management Incentive Plan) and Proposal 6 (shareholder proposal seeking to require shareholder approval of separation/termination payments made to senior managers). Without proper instructions from you, the broker will not have the power to vote on those two proposals and this will be considered a "broker non-vote" for each such proposal. We recommend that you contact your broker to assure your shares are properly voted.
How Your Proxy will be Voted
All properly submitted proxies received prior to the Annual Meeting will be voted in accordance with their terms. If a proxy is returned signed, but without instructions for voting, the shares of Common Stock it represents will be voted as recommended by the Board of Directors. If a proxy is returned improperly marked, the Common Stock it represents will be counted as present for purposes of determining a quorum but will be treated as an abstention for voting purposes. Unsigned proxies will not be counted for any purpose.
How to Revoke Your Proxy
Whichever voting method you choose, a properly submitted proxy may be revoked at any time before it is counted at the Annual Meeting. You may revoke your previously submitted proxy by (i) timely casting a new vote using the Internet or by telephone; (ii) giving written notice to the Company’s Corporate Secretary or submitting a written proxy bearing a later date prior to the beginning of the Annual Meeting; or (iii) attending the Annual Meeting and voting in person. If you submit a later dated proxy, it will have the effect of revoking any proxy that you submitted previously and will constitute a revocation of all previously granted authority to vote for every proposal included on any previously submitted proxy. If you plan to revoke a proxy for shares of Common Stock that are held in the name of a bank or broker, please be sure to contact your bank or broker to ensure that your revocation has been properly processed, or if you plan to revoke a proxy for such shares by voting in person at the Annual Meeting, be sure to bring personal identification and a statement from your bank or broker that shows your ownership of such shares.
Attendance at the Annual Meeting will not by itself revoke a proxy. Written revocations or later-dated proxies should be hand-delivered to the Corporate Secretary at the Annual Meeting or sent to Kaman Corporation, Corporate Headquarters, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002, Attention: Corporate Secretary. In order to be effective, all written revocations or later-dated proxies must be received before the voting is conducted at the Annual Meeting.
Quorum and Voting Requirements
Under Connecticut law, our shareholders may take action on a matter at the Annual Meeting only if a quorum exists with respect to that matter. With respect to each proposal, a majority of the votes entitled to be cast on the matter will constitute a quorum for action on that matter. For this purpose, only shares of Common Stock held as of the record date by those present at the Annual Meeting or for which proxies are properly provided by telephone, Internet or in writing and returned to the Company as provided herein will be considered to be represented at the Annual Meeting.

Assuming the presence of a quorum, directors will be elected (Proposal 1) only if the number of votes cast "FOR" each director nominee exceeds the number of votes cast "AGAINST" such director nominee, and each of the other proposals excluding Proposal 3 (i.e., Proposals 2, 4, 5 and 6) will be approved only if the number of votes cast "FOR" each such other proposal exceeds the number of votes cast "AGAINST" that proposal. With respect to Proposal 3 (frequency of future advisory votes on executive compensation), the Board will consider the frequency choice that receives the most votes to be the expression of the Company’s shareholders as to their preference and will take that preference into account when making its determination as to the frequency of future advisory votes on executive compensation. Our Board has adopted a majority voting policy, described in more detail below, that would apply in the event that one or more director nominees who are standing for reelection do not receive the favorable vote of a majority of the votes cast. See "Majority Voting Policy."
The applicable rules of the New York Stock Exchange (the "NYSE Rules") provide that approval of the amendment and restatement of the 2013 Management Incentive Plan (Proposal 4) requires the affirmative vote of a majority of the votes cast on the proposal, and under the NYSE Rules, abstentions are treated as votes cast. Accordingly, for purposes of this proposal only, abstentions will have the same effect as a vote "AGAINST" the proposal.
Broker Non-Votes and Abstentions
All shares of Common Stock represented at the Annual Meeting will be counted for quorum purposes, including broker non-votes and abstentions. Except for Proposal 4 (approval of the Amended and Restated 2013 Management Incentive Plan), however, broker non-votes and proxies marked to abstain from voting with respect to any item to be voted upon at the Annual Meeting (including the election of any particular director nominee) are not considered for purposes of determining the tally of votes cast "FOR" or "AGAINST" the item and, therefore, will have no effect on the outcome of the voting. For purposes of the voting on Proposal 4 (approval of the amendment and restatement of the 2013 Management Incentive Plan), the NYSE Rules require abstentions to be treated as votes cast, so that, for purposes of Proposal 4 only, abstentions will have the same effect as a vote "AGAINST" the proposal.
Board Voting Recommendations
The Board of Directors recommends that shareholders vote "FOR" the election of all director nominees, "FOR" Proposal 2 (advisory vote to approve executive compensation), "FOR" Proposal 4 (approval of the Second Amended and Restated 2013 Management Incentive Plan), "FOR" Proposal 5 (ratification of appointment of PwC), and "AGAINST" Proposal 6 (shareholder proposal seeking to require shareholder approval of separation/termination payments made to senior managers). As to Proposal 3 (frequency of future advisory votes on executive compensation), the Board recommends that shareholders vote for a frequency of "1 Year." The Board does not know of any matters to be presented for consideration at the Meeting other than the matters described in those Proposals and the Notice of Annual Meeting of Shareholders. However, if other matters are presented, the persons named in the proxy intend to vote on such matters in accordance with their judgment.
Voting Results
We will file a Current Report on Form 8-K containing the final voting results with the Securities and Exchange Commission (the "SEC") within four business days of the Annual Meeting or, if final results are not available at that time, within four business days of the date on which final voting results become available.
Majority Voting Policy
The Board has adopted a majority voting policy (set forth in the Company's Corporate Governance Principles which are available at http://www.kaman.com by clicking on the "Investors" link, followed by the "Corporate Governance" link) that addresses certain circumstances when a director nominee does not receive a majority of the votes cast with respect to that director’s re-election. Briefly, in an uncontested election for directors (one in which the number of nominees does not exceed the number of directors to be elected) at a properly called and held meeting of shareholders, any director nominee running for re-election who does not receive a majority of the votes cast shall promptly tender his or her resignation once the shareholder vote has been certified by the Company’s tabulation agent. A "majority of the votes cast" means that the number of shares voted "FOR" a director’s election exceeds fifty percent (50%) of the number of votes cast with respect to that director’s election. For this purpose, "votes cast" include votes “FOR” and “AGAINST”, but exclude abstentions and broker non-votes with respect to that director’s election.
The Corporate Governance Committee will thereafter recommend to the Board whether to accept or reject that resignation and, depending on the recommendation, whether or not a resulting vacancy should be filled. The Board will then act, taking into account the committee’s recommendation. The Board will publicly disclose its decision and the rationale therefor in a press release to be disseminated in the customary manner, together with the filing of a Current Report on Form 8-K with the SEC. This process shall be completed within ninety (90) days after the shareholder vote certification. A director who has tendered his or her resignation shall not participate in the Corporate Governance Committee’s determination process and/or the Board’s action regarding the matter.
In determining whether or not to accept a director’s resignation for failure to secure a majority of the votes cast, the Corporate Governance Committee and the Board will consider the matter in light of the best interests of the Company and its shareholders and may consider any information they believe is relevant and appropriate, including the following:
•the director’s qualifications in light of the overall composition of the Board;
•the director’s past and anticipated future contributions to the Board;
•the stated reasons, if any, for the "AGAINST" votes and the underlying cause for the "AGAINST" votes if it otherwise can be addressed; and
•the potential adverse consequences of accepting the resignation, including the failure to comply with any applicable rule or regulation (including applicable stock exchange rules or federal securities laws) or triggering of defaults or other adverse consequences under material contracts or the acceleration of change in control provisions and other rights in employment agreements, if applicable.
If the Board accepts the resignation, it may, in its sole discretion, (a) fill the resulting vacancy with any other qualified person, or (b) reduce the number of directors constituting the full Board to equal the number of remaining directors. If the Board elects to fill the resulting vacancy on the Board, the term of the director so elected shall expire at the next annual meeting of shareholders at which directors are to be elected.
If the Board does not accept the resignation, the director will continue to serve until the annual meeting for the year in which such director’s term expires and until such director’s successor shall be duly elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
Solicitation Costs
The Company pays the cost of preparing, printing and mailing proxy material, as well as the cost of any required solicitation of proxies. The solicitation will be made by mail and Internet and may also include participation of the Company’s officers and employees personally or by telephone, facsimile or Internet, without additional compensation. The Company has engaged Georgeson Inc. to assist with the solicitation of proxies and expects to pay approximately $10,000 for these services, plus expenses and certain additional costs for optional services if provided upon request of the Company. The Company may also be required to reimburse brokers, dealers, banks, voting trustees or their nominees for reasonable expenses in sending proxies, proxy material and annual reports to beneficial owners.
Householding of Proxies
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers household proxy materials, delivering a single set of proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.
If, at any time, (i) you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials in the future or (ii) you and another shareholder sharing the same address wish to participate in householding and prefer to receive a single copy of our proxy materials, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to the Corporate Secretary, Kaman Corporation, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002, or calling 860-243-6319. We undertake to deliver promptly upon written or oral request at the preceding address or phone number a separate copy of the proxy materials to any shareholder at a shared address to which a single copy of the proxy materials was delivered.

Annual Report
Upon a shareholder’s written request, the Company will provide, free of charge, a copy of its Annual Report to Shareholders, which includes the Company’s Annual Report on Form 10-K with financial statements and financial statement schedules for the year ended December 31, 2022.

PROPOSAL 1
ELECTION OF SEVEN DIRECTORS FOR ONE-YEAR TERMS

Background
The Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") provides that each director holds office for a one-year term expiring at the next annual meeting of shareholders and until his or her successor is duly elected and qualified (or until his or her earlier death, resignation or removal from office). Mses. Barry, Lohmeier and Pollino and Messrs. Callaway, Higgins, Kuechle and Walsh were elected to one-year terms expiring at the Annual Meeting. Ms. Ramdev was first elected during 2022 to fill a vacancy created in the Board. Under Connecticut law, her term also expires at the Annual Meeting. Thus, the terms of all current directors expire at the Annual Meeting, and each nominee for election as a director will be elected to a one-year term expiring at the next annual meeting of shareholders and until his or her successor is duly elected and qualified (or until his or her earlier death, resignation or removal from office).
Mr. Callaway is not standing for re-election in accordance with the Company's mandatory retirement policy for directors, which is discussed more fully below. See "Mandatory Retirement." Therefore, the following seven individuals, each of whom is currently a director and whose term expires at the Annual Meeting, have been nominated for re-election at the Annual Meeting:
Aisha M. Barry
A.William Higgins
Scott E. Kuechle
Michelle J. Lohmeier
Jennifer M. Pollino
Niharika T. Ramdev
Ian K. Walsh
Additional information about each of the foregoing nominees is set forth below. If elected, each will serve for a one-year term that will expire at the annual meeting of shareholders to be held in 2024.
As noted above, Mr. Callaway is not standing for re-election in accordance with the Company's mandatory retirement policy for directors. Mr. Callaway has been a director since 1995 and, during his 28-year tenure on the Board, he served as a member of the Board's Audit, Compensation and Finance Committees. He served the Company and its shareholders faithfully and with distinction, and upon his retirement, the Board wishes to express its gratitude for his dedicated leadership, wise counsel and many important and lasting contributions to the Company.
Board Recommendation
The Board of Directors unanimously recommends that shareholders vote "FOR" all nominees.
Required Vote
In an uncontested election, directors are elected by the affirmative vote of a majority of the "votes cast" with respect to each such director nominee. "Votes cast" include votes "FOR" and "AGAINST" a nominee but exclude broker non-votes and abstentions, which, therefore, do not affect the outcome of the voting. Our Board has supplemented the voting requirement with a majority voting policy which is described in more detail above. See "INFORMATION ABOUT VOTING AT THE ANNUAL MEETING – Majority Voting Policy."

Information About Nominees
Set forth below is information about each of the seven director nominees, including the name, age, and professional experience during the last five years of each individual and the qualifications, attributes and skills the Board believes qualify each individual for service on the Board. None of the organizations listed as business affiliates of the directors is an affiliate of the Company.

Aisha M. Barry Member, Audit Committee Member, Comp. Committee Director since 2020
Ms. Barry, 50, has been a director since 2020. She has been President, Advanced Sterilization Products, of Fortive Corporation, a provider of essential technologies for connected workflow solutions across a range of end markets, since March 2021. Prior to joining Fortive, she served as Vice President and General Manager, Patient Monitoring Category Leader, of Koninklijke Philips N.V., a global health technology company, from February 2020 to March 2021, where she was responsible for operations of the Acute Care Monitoring and Information Systems segments. Prior to that, she served as the Vice President and General Manager of the Patient Management business within the Cardiac Rhythm and Heart Failure category of Medtronic Public Limited Company, a global medical device company. Joining Medtronic in 2016, she led the transformation of remote monitoring for patients with implanted cardiac devices towards an integrated digital health care platform, including the launch of MvCareLink Heart™ patient app and the SmartSync Device Manager™. Prior to joining Medtronic, she worked at Procter and Gamble for 13 years where she held key product development and marketing positions. She later joined Deere and Company where she held positions of increasing responsibility in operations. The Board believes that Ms. Barry's extensive knowledge and experience in the health, technology and medical device industries, business acumen and leadership and executive skills provide an operational perspective that is valuable to the Board and the Company. In addition, her extensive knowledge and experience in the health, technology and medical device industries provides the Board with important insight into one of the Company’s strategic growth areas.

A. William Higgins Member, Comp. Committee Member, Finance Committee Member, Governance Committee Director since 2009
Mr. Higgins, 64, has been a director since 2009. He has been the President and Chief Executive Officer of Albany International Corp., a global advanced textiles and materials processing company, since January 2020, serving on its board of directors since 2016 and as chairman of its board of directors from February 2019 until January 2020. He previously served as the Chairman, CEO and President of CIRCOR International, Inc., a global diversified manufacturing company, from March 2008 until his retirement in December 2012. Prior to joining CIRCOR in 2005, he spent thirteen years in a variety of senior management positions with Honeywell International and Allied Signal. He previously served as a director of Bristow Group Inc, a leading provider of industrial aviation services, from 2016 to October 2019. Mr. Higgins’ professional background and experience provides additional perspective on talent development, international operations and global strategic development, lean manufacturing and continuous improvement processes, the aerospace and defense industries, and acquisitions and divestitures. As a sitting CEO, he also provides the Board with important insights and perspectives as an executive leading another company.

Scott E. Kuechle Chair, Audit Committee Member, Finance Committee Member, Governance Committee Director since 2013
Mr. Kuechle, 63, has been a director since 2013. He is a former Chief Financial Officer of Goodrich Corporation, a worldwide supplier of aerospace components, systems and services to the commercial and general aviation airplane market that was acquired by United Technologies Corporation in 2012. Mr. Kuechle served as CFO of Goodrich from August 2005 until his retirement in July 2012. He had previously served as Vice President and Controller from 2004 to 2005 and Vice President and Treasurer from 1998 to 2004 and in various other financial leadership roles during his 29-year tenure with Goodrich. He also previously served as a director of Esterline Corporation, a specialty manufacturer serving the global aerospace and defense markets, and Wesco Aircraft Holdings, Inc., a provider of comprehensive supply chain management services to the global aerospace industry. Mr. Kuechle's extensive background and experience within the aerospace and defense industry, coupled with his financial expertise and past experience as a Chief Financial Officer, provide the Board with a powerful skill-set upon which to draw as the Company continues to execute on its strategic plan. This type of expertise and experience was particularly important to the Board as a means of providing additional depth of capability to the Audit Committee, to which he was appointed upon his election to the Board. Mr. Kuechle’s background also provides the Board with additional perspective on international operations, financial management, acquisitions, and other finance-related matters.

Michelle J. Lohmeier Chair, Finance Committee Member, Audit Committee Member, Governance Committee Director since 2020
Ms. Lohmeier, 60, has been a director since 2020. She is a former senior advisor to the Chief Executive Officer of Spirit AeroSystems, having served in that position from April 2019 to April 2021. Prior to that, she had been Senior Vice President and General Manager of Airbus Programs at Spirit AeroSystems since June 2015. Before joining Spirit AeroSystems, she held many senior positions during her years at Raytheon Company, her last position being Vice President of the Land Warfare Systems product line at Raytheon Missile Systems. In that position, she had responsibility for the development and production of all Army and U.S. Marine Corps missile programs. Previously, she was the program director at Raytheon for the design, development and production implementation of the Standard Missile-6 weapon system for the U.S. Navy. She also served as the production chief engineer for the AMRAAM Program. In addition, she directed Software Engineering at Raytheon, where she was responsible for software development, software quality and configuration management for all Missile Systems programs. She began her career with Hughes Aircraft Company as a system test engineer. She also serves as a director of Mistras Group, a global provider of technology-enabled asset protection solutions, and Nammo, Inc., the U.S. holding company subsidiary housing the North American business activities of Nammo AS, an international aerospace and defense company headquartered in Norway. Ms. Lohmeier’s extensive knowledge and experience in the aerospace industry, her business acumen and her leadership and executive skills provide an operational perspective that is valuable to the Board and the Company.

Jennifer M. Pollino Lead Independent Director Chair, Compensation Committee Chair, Governance Committee Director since 2015
Ms. Pollino, 58, has been a director since 2015. She currently serves as an executive coach and consultant with JMPollino LLC, a leadership development, talent management and succession planning firm she founded upon her retirement from Goodrich Corporation in July 2012. She previously served as Executive Vice President, Human Resources and Communications, at Goodrich from February 2005 until July 2012, when Goodrich was acquired by United Technologies Corporation. Prior to that, she served as President and General Manager of the Aircraft Wheels & Brakes Division of Goodrich from September 2002 to February 2005, as President and General Manager of the Turbomachinery Products Division of Goodrich from December 2001 to August 2002, and in various other positions of increasing responsibility during her 20-year tenure with Goodrich. She also serves as a director of Crane Co., a diversified manufacturer of highly engineered industrial products, Hubbell Incorporated, an international manufacturer of electrical and electronic products, and she previously served as a director of Wesco Aircraft Holdings, Inc., a provider of comprehensive supply chain management services to the global aerospace industry. The Board believes these positions demonstrate an extensive history of senior executive and oversight roles which provide operational insight, particularly with regard to human resources, government contracting and distribution. The Board also values her prior experience in finance and accounting gained as Vice President-Finance and Controller of two other Goodrich divisions, the Controller of a savings and loan association, a field accounting officer with the Resolution Trust Corporation, and a Certified Public Accountant.

Niharika T. Ramdev Member, Audit Committee Member, Finance Committee Director since 2022
Ms. Ramdev, 53, has been a director since 2022. She is a seasoned finance executive with global experience, having worked in the United States, India, China and Singapore. She spent over two decades of her career with General Motors, most recently serving as Chief Financial Officer of its Global Cadillac Division from 2018 to 2019. Before that, she served as Chief Financial Officer of General Motors International from 2015 to 2018, Vice President, Finance and Treasurer from 2014 to 2015 and Chief Financial Officer for Global Purchasing and Supply Chain from 2011 to 2014. Ms. Ramdev also serves as a director of Triton International Limited, a lessor of intermodal freight containers, and Silgan Holdings Inc., a global supplier of sustainable rigid packaging solutions for consumer goods products, and she previously served as a director of Renewable Energy Group, Inc., an international producer of sustainable fuels, and XL Fleet Corp., a provider of vehicle electrification solutions for commercial and municipal fleets in North America. Ms. Ramdev provides the Board with extensive financial and accounting experience gained over a career spanning more than two decades. This experience was important to the Board in connection with her initial election as a means to provide additional depth of capability to the Board's Audit Committee. Her senior-level operational background also provides the Board with additional perspectives relating to manufacturing, sales and marketing, and risk management and oversight.

Ian K. Walsh Chairman, President and CEO Director since 2020
Mr. Walsh, 56, has been President, Chief Executive Officer and a director of the Company since September 8, 2020, and Chairman of the Board since April 2021. He previously served as the Chief Operating Officer REV Group, Inc., a leading designer, manufacturer, and distributor of specialty vehicles and related aftermarket parts and services, from 2018 to 2020. Prior to joining REV Group, he worked at Textron, Inc., where he most recently served as President and Chief Executive Officer of TRU Simulation and Training. Mr. Walsh's career with Textron began in 1999 at Bell Helicopter and progressed through leadership roles of increasing responsibility, including Senior Vice President and General Manager of Lycoming Engines and Senior Vice President and General Manager of Textron's Weapon & Sensor Systems business. Mr. Walsh is a certified Six Sigma Black Belt and achieved the prestigious International Shingo Silver Medallion for Operational Excellence for his work at Lycoming Engines. Prior to joining Textron, he served as an officer and naval aviator in the U.S. Marine Corps. He holds a Master of Public Administration from Harvard University's John F. Kennedy School of Government and a Master of Business Administration from Harvard Business School. He provides the Board with extensive knowledge and experience of the aerospace and defense industries. As the sitting President and CEO of the Company, he also provides the Board with day-to-day knowledge of the Company's businesses and markets, strategic plan execution, and future needs.

INFORMATION ABOUT THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE
The Board is elected by our shareholders to oversee their interests as owners of the Company. The Board is the ultimate decision-making authority for the Company, except for those matters that are reserved for, or shared with, our shareholders. The Board appoints and oversees the Company’s senior management, which is responsible for conducting the Company’s day-to-day business operations.
Board Leadership Structure
Our Bylaws and Corporate Governance Principles provide the Board with the flexibility to select and revise its leadership structure on the basis of the best interests of the Company and its shareholders at any given point in time. The Board evaluates this structure in connection with the annual appointments to the positions of Chairman of the Board ("Chairman") and Chief Executive Officer ("CEO"). As discussed more fully below, the Board believes that it is currently in the best interests of the Company and its shareholders to combine the Chairman and CEO roles and to appoint a Lead Independent Director annually. In this way, the Company’s shareholders have the benefit of Board leadership by a seasoned executive with extensive day-to-day knowledge of the Company’s operations, strategic plan execution and future needs, as well as a Lead Independent Director who provides Board member leadership. In arriving at its determination, the Board has also considered the fact that the Board consists entirely of independent directors (other than Mr. Walsh), all having diverse professional and most having other Board experience.

Our current Chairman is Ian K. Walsh, and our current Lead Independent Director is Jennifer M. Pollino. The Lead Independent Director position has existed since 2002. The roles and responsibilities of the Lead Independent Director currently include the following:
Meetings and Executive Sessions
•Serves as a member of the Corporate Governance Committee.
•Chairs the Board’s executive sessions.
•Chairs Board meetings at which the Chair and Vice Chair (if any) are not in attendance.
•Calls additional meetings of the independent directors.
•Facilitates discussion and open dialogue among the independent directors during Board meetings, executive sessions and other interactions outside Board meetings.
Relationship with the Chair and Management
•Serves as a liaison between the Chair and the independent directors, facilitating communications and the achievement of consensus.
•Provides counsel to the Chair and Chief Executive Officer, including the provision of appropriate feedback regarding the effectiveness of Board meetings, and otherwise as needed or requested.
Oversight of Information Provided to the Board
•Coordinates with the Chair to review and approve all Board meeting agendas and meeting schedules, and ensure that there is sufficient time for discussion of all agenda items.
•Coordinates with the Chair on the appropriateness (including quality and quantity) and timeliness of information provided to the Board.
•Authorizes the retention of third-party advisors and consultants who report directly to the Board, when necessary or appropriate.
Board and Leadership Evaluation
•In consultation and coordination with the Corporate Governance Committee and the other committees of the Board, reviews and reports on the results of the annual Board and committee performance evaluations.
•Periodically meets with independent directors to discuss Board and committee performance, effectiveness and composition.
•Leads the independent directors’ evaluation of the effectiveness of the Chair (in that capacity), including his interaction with directors and ability to provide leadership and direction to the Board.
Shareholder Communication
•In consultation and coordination with senior management, participates in consultations and direct communications with shareholders.
CEO Succession
•In consultation and coordination with the Corporate Governance Committee, oversees the Board’s CEO succession planning process.
Crisis Management
•Plays an increased role in crisis management oversight, when and as appropriate under the circumstances.
Other Responsibilities
•The Lead Independent Director also has such other responsibilities as the Board may delegate from time to time.
The Board believes that the Lead Independent Director role at Kaman, through the duties and responsibilities listed above, enables the independent directors to effectively provide for the independent oversight of management and the CEO / Board Chair. Importantly, the Lead Independent Director reviews and approves all Board meeting agendas and meeting schedules and coordinates with the CEO / Board Chair to ensure that there is sufficient time for discussion of all agenda items. At the end of each regularly scheduled Board meeting, she meets privately in executive session with the independent directors and, shortly thereafter, follows up with the CEO / Board Chair to discuss any matters of importance or concern. In so doing, she serves as a liaison between the independent directors and the CEO / Board Chair, providing appropriate feedback relating to the effectiveness of Board meetings, the identification of post-meeting action items and the development of subsequent meeting agendas.
Board Meetings and Committees
The Board met 6 times in 2022 and its committees met a total of 32 times. Each director attended 75% or more of the aggregate of all meetings of the Board and committees on which he or she served. The Company's Corporate Governance Principles provide that directors are strongly encouraged to attend each annual meeting of shareholders, and all directors then in office attended the 2022 Annual Meeting. All current directors whose terms extend beyond the Annual Meeting are expected to attend the 2023 Annual Meeting.
The Board maintains the following standing committees: Corporate Governance, Audit, Compensation, and Finance. Each committee has a charter that has been approved by the Board. The complete text of each committee charter is available on the Company’s website located at www.kaman.com by clicking on the "Investors" link, followed by the "Corporate Governance" link. Each committee and the Board periodically, but not less than annually, review and revise the committee charters, as appropriate.
The following table describes the current members of each committee and the number of meetings held during 2022. Unless otherwise noted, each director served on the committees noted for the entire year.

Board Member	Audit Committee(1)	Corporate Governance Committee(1)	Finance Committee(1)	Compensation Committee(1)
Aisha M. Barry	✓	—	—	✓
E. Reeves Callaway III	—	—	✓	✓
A. William Higgins	—	✓	✓	✓
Scott E. Kuechle	Chair	✓	✓	—
Michelle J. Lohmeier	✓	✓	Chair	—
Jennifer M. Pollino(2)	—	Chair	—	Chair
Niharika T. Ramdev	✓	—	✓	—
Ian K. Walsh(3)	—	—	—	—
Number of Meetings	8	7	11	6
(1)All appointments shown in the table became effective as of April 20, 2022, except for the appointments of Ms. Ramdev, which became effective upon her appointment to the Board on June 7, 2022. Meeting totals exclude actions taken by unanimous written consent.
(2)Lead Independent Director.
(3)Not an independent director.
Corporate Governance Committee
Historically, the Corporate Governance Committee has consisted of the Lead Independent Director and the chairpersons of each of the standing Board committees. In 2021, the committee charter and the Company's Corporate Governance Principles were amended to provide that any director could be a member of the committee, and Mr. Higgins subsequently was appointed to the committee at the annual reorganizational meeting of the Board held on April 14, 2021. The committee assists the Board in fulfilling its corporate governance responsibilities and serves as the Board’s nominating committee. These corporate governance responsibilities include board and committee organization and function, membership, compensation, and annual performance evaluation; annual goals development and evaluation for the CEO with participation by the Compensation Committee and the Board in executive session; succession planning; development and periodic review of governance policies and principles; monitoring director compliance with stock ownership guidelines; consideration and recommendation of shareholder proposals; establishment of selection criteria for, and review and recommendation of, new Board members; administration of the Company’s majority voting policy for director elections; and oversight of the Company's environmental, social and governance (“ESG”) strategy, initiatives, policies and activities.
Audit Committee
The Audit Committee is responsible for assisting the Board in fulfilling its responsibility to oversee the Company’s financial reporting and accounting policies and procedures, its system of internal accounting and financial controls, the internal audit function and the annual independent audit of the Company’s financial statements. The committee is also responsible for overseeing the performance, qualifications and independence of the Company’s independent registered public accounting firm

(which reports directly to the committee) as well as the performance of the internal audit department. The committee reviews the Company’s business risk assessment framework and identifies principal business risks confronting the Company (including, without limitation, business interruption, crisis management and cyber-security issues) and periodically discusses those risks and exposures with the independent auditor and management, including the internal chief audit executive (however, this committee is not the only Board committee that reviews such business risks), and pre-approves all auditing services and permitted non-audit services to be performed by its independent auditor (which approval authority has been delegated to the committee’s chairperson for certain immaterial items that may arise between meetings, subject to ratification at the committee’s next meeting).
The Audit Committee also oversees the development, operation and material findings of the Company’s legal and ethical compliance program, and in connection therewith, reviews and discusses with the Chief Ethics and Compliance Officer any particular compliance matters that are reasonably likely to have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows, or otherwise relate to material noncompliance with applicable laws and regulations or material inquiries received from regulators or government agencies. Periodically, but not less than annually, the Audit Committee receives a report from the Chief Ethics and Compliance Officer relating to (i) the implementation and effectiveness of the Company’s legal and ethical compliance program and adherence to the Company’s Code of Business Conduct; (ii) all significant compliance investigations undertaken in the past year; (iii) all significant retaliation claims, lawsuits alleging retaliation, settlements of retaliation claims, and reports of alleged retaliation received through the Company’s compliance program in the past year; and (iv) all significant sexual harassment claims, lawsuits alleging sexual harassment, settlements of sexual harassment claims, and reports of alleged sexual harassment received through the Company’s compliance program in the past year.
The Audit Committee also reviews and discusses with management (i) the Company’s cybersecurity, data protection and information technology risks, controls and procedures and the Company’s plans to mitigate those risks; (ii) the adequacy and quality of the Company’s internal policies, controls and procedures relating to state, federal and international tax compliance and the recognition, management and monitoring of material tax risks, including without limitation the current status of any pending tax audits and other similar proceedings; and (iii) the adequacy and quality of the Company’s policies and processes for the safe design, development, manufacture, production, maintenance and delivery of the Company’s aerospace products and services. From time to time as the need arises, the committee also reviews and discusses with management any incidents involving the Company’s aerospace products or services that result in the loss or destruction of Company aircraft, serious injury or the loss of human life (“Significant Incidents”), and the Company’s participation in, and support of, investigations relating to Significant Incidents conducted by the National Transportation Safety Board or other similar domestic and international investigatory authorities, including the Company’s responses to material findings and conclusions of such investigations.
The Audit Committee also reviews and discusses with management (i) the types of information to be included in the Company’s disclosures pertaining to environmental, social and governance (“ESG”) matters; (ii) the alignment between the Company’s ESG disclosures and the Company’s financial reporting; and (iii) the internal controls and procedures relating to ESG disclosures, including any assurances provided by the Internal Audit Department, the independent auditor or any other third party with respect thereto.
Finally, the committee oversees the Company’s hiring of current or former employees of the independent auditor to ensure that the auditor’s independence under applicable SEC rules and accounting standards is not impaired and monitors the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing or other matters, as well as the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting, auditing or other matters. The committee meets regularly in separate executive sessions with representatives of the independent auditor, the Company's Chief Audit Executive, the Company's Chief Ethics & Compliance Officer and the Company's General Counsel.
The Audit Committee Charter provides that a committee member may not simultaneously serve on the audit committees of more than three companies whose stock is publicly traded (including this committee) unless the Board has provided its consent. No determination to grant such consent is currently required.
Aisha M. Barry, Scott E. Kuechle and Niharika T. Ramdev each has been determined to be an "audit committee financial expert," within the meaning of Item 407(d)(5) of Regulation S-K.

Compensation Committee
The Compensation Committee reviews and approves the terms of, as well as oversees, the Company's executive compensation strategies (including the extent to which ESG matters are incorporated therein), administers its equity plans (including the review and approval of equity grants to executive officers) and annually reviews and approves compensation decisions relating to executive officers, including those for the CEO and the other Named Executive Officers. The committee considers the CEO's recommendations when determining the compensation of the other executive officers, but the CEO has no role in determining his own compensation (although as part of the annual CEO evaluation process, he prepares a self-assessment for review by the Corporate Governance Committee, which shares that evaluation with this committee). The committee then submits its determinations regarding proposed CEO compensation at an executive session of the Board for consideration and approval.
The Compensation Committee also monitors management's compliance with stock ownership guidelines adopted from time to time by the Board; reviews and approves employment, severance, change in control and termination arrangements for all executive officers and periodically reviews the Company's policies and procedures for management development.
The committee has engaged Pay Governance LLC, an independent compensation consulting firm, to assist the committee in fulfilling its responsibilities (Pay Governance LLC is sometimes referred to in this proxy statement as the "independent compensation consultant"). The independent compensation consultant attends each committee meeting, including periodic executive sessions as needed from time to time. The independent compensation consultant advises the committee on marketplace trends in executive compensation and evaluates proposals for compensation programs and executive officer compensation decisions. The independent compensation consultant also provides services to the Corporate Governance Committee in connection with its evaluation of director compensation. Although the independent compensation consultant interacts with Company management in its capacity as an advisor to the committee, it is directly accountable to the committee. The committee has assessed the independence of the independent compensation consultant as required under applicable SEC and NYSE rules and has determined that the work of the independent compensation consultant does not raise any conflicts of interest. The committee also has the authority to obtain advice and assistance from other external legal, accounting or other advisers.
Compensation Committee Interlocks and Insider Participation
As noted above, each member of the Compensation Committee is "independent" under the NYSE and SEC rules applicable to compensation committee members and otherwise in accordance with the Compensation Committee's charter and our Corporate Governance Principles. In addition, no member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any other company that employs a member of our Board or the Compensation Committee. All members of the Compensation Committee are "non-employee directors" as defined in SEC Rule 16b-3(b)(3).
Finance Committee
The Board believes it is beneficial to maintain a separate Finance Committee comprised solely of independent directors to assist the Board in fulfilling its oversight responsibilities with respect to matters of a material financial nature. The Finance Committee shoulders some of the burden that otherwise would fall on one or more of the Board's other committees, including, in particular, the Audit Committee, which has seen the scope of its oversight responsibilities increase significantly in recent years. The Finance Committee’s primary responsibilities include oversight of the following: annual and long-range operating plans; significant financing programs and material debt issuances; significant acquisitions and divestitures; capital structure and capital allocation strategies; significant information technology and business transformation strategies and projects; interest rate, commodity and currency hedging transactions and the investment of excess cash reserves; insurance-related risk management programs; administration of tax-qualified defined contribution and defined benefit plans; and such other matters as the Board may deem appropriate.
Annual Board and Committee Evaluations
The Board recognizes that a thorough, constructive self-evaluation process enhances its effectiveness and is an essential element of good corporate governance. Accordingly, the Corporate Governance Committee oversees an annual self-evaluation process to ensure that the full Board and each of its committees conducts a thorough self-assessment of its performance and solicits feedback for improvement. Feedback on individual director performance is encouraged as part of the process. In addition, the Board and its committees meet regularly in executive session throughout the year to consider areas that may warrant additional focus and attention. The Corporate Governance Committee reviews and reassesses the format and effectiveness of the evaluation process each year and makes changes when considered necessary or appropriate.
In recent years, the Board and committee evaluations have alternated between the use of detailed written surveys and one-on-one personal interviews. When one-on-one interviews are conducted at the Board level, the committees generally conduct their self-evaluations utilizing detailed written surveys; and when one-on-one interviews are conducted at the committee level, the Board generally conducts its self-evaluation utilizing a detailed written survey. In this manner, one-on-one personal interviews are conducted each year, alternating between the Board and its committees.
During 2022, the Board evaluation was conducted through the use of a detailed written survey, and the committee evaluations were conducted through the use of one-on-one interviews. The results of the interviews and surveys were aggregated, summarized and presented to the Board and each committee for discussion in executive session. These discussions generally noted the experience and contributions of the directors and the high functioning nature of the Board and its committees, and also identified several areas for enhanced emphasis and focus that will be addressed during the coming year.
Director Nominees
General. The Board is responsible for selecting its own members and recommending them for election by the shareholders. The Board delegates the screening process involved to the Corporate Governance Committee, which consults with the Chairman and CEO, after which it provides recommendations to the Board. The Corporate Governance Committee will also consider director candidates recommended by shareholders. While the Corporate Governance Committee does not have specific minimum qualifications for potential directors, its policy is that all candidates, including those recommended by shareholders, will be evaluated on the same basis. The committee utilizes one or more nationally recognized third-party consultants to assist in identifying potential candidates. These consultants are provided with the committee’s assessment of the skill sets, qualifications and experiences required in the context of current Board composition, after which they identify potential candidates for introduction to the committee. Thereafter, consideration of any such individuals is the responsibility of the committee in consultation with the Chairman and the CEO.
Rooney Rule. Our Corporate Governance Principles include a so-called “Rooney Rule” provision that applies whenever the Corporate Governance Committee engages a third-party consultant to conduct a search for a new director. Any such consultant is required to include in its initial list of candidates qualified candidates who reflect diverse backgrounds, including diversity of gender and race or ethnicity.
Over-Boarding Policy. Our Corporate Governance Principles also include an over-boarding policy, which requires directors to advise the Corporate Governance Committee if they receive any invitations to join the board of directors of any other public company prior to accepting the directorship. The policy further provides that, except in unusual circumstances, directors should not serve on more than three other boards of publicly traded companies in addition to the Board. Directors who also serve as public company executives or hold equivalent positions should not serve on more than one other board of a public company in addition to the Board.
Advance Notice Bylaw Provisions. Under our Bylaws, only individuals nominated in accordance with certain procedures are eligible for election as directors of the Company (except for the rights of preferred shareholders, of which there currently are none). Generally, nominations are made by the Board of Directors or any shareholder (i) who is a shareholder of record on the date of the giving of written notice in respect of the nomination for director and on the record date for the determination of shareholders entitled to notice of and to vote at a meeting where directors are to be elected, and (ii) who provides advance written notice, all of the foregoing in accordance with the Bylaws.
In addition to any other applicable requirements, for a nomination to be properly made by a shareholder, such shareholder must have given timely notice therefor in proper written form to the Secretary of the Company. To be timely, a shareholder's written notice to the Secretary of the Company must be delivered to or mailed and received at the principal executive offices of the Company, in the case of: (i) an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the date of the immediately preceding year's annual meeting; provided, however, that if the date of the annual meeting is advanced more than twenty-five (25) days prior to or delayed by more than twenty-five (25) days after the anniversary of the preceding year's annual meeting, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is first given or made (which for this purpose shall include any and all filings of the Company made with the SEC), whichever first occurs; and (ii) a special meeting called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting is mailed or public disclosure of the date of the special meeting is first given or made (which for this purpose shall include any and all filings of the Company made with the SEC).
A shareholder’s written notice of a proposed nomination must set forth (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) (A) the class or series and number of all shares of stock of the Company that are owned beneficially or of record by such nominee and any affiliates of such nominee, (B) the name of each nominee holder of all shares of stock of the Company owned beneficially but not of record by such nominee or any affiliates of such nominee, and the number of such shares of stock of the Company held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge, profit interest or other transaction has been entered into by or on behalf of such nominee, or any affiliates of such nominee, with respect to stock of the Company and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Company) has been made by or on behalf of such nominee, or any affiliates of such nominee, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such nominee, or any affiliates of such nominee, or to increase or decrease the voting power or pecuniary or economic interest of such nominee, or any affiliates of such nominee, with respect to stock of the Company (the "Ownership Information"), and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). The shareholder giving the notice, and the beneficial owner, if any, on whose behalf the nomination is being made must also provide (i) the name and address of the shareholder making the nomination, (ii) the Ownership Information, (iii) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (iv) a description of any material interest of such person or any affiliates of such person in the nomination, including any anticipated benefit therefrom to such person or any affiliates of such person, (v) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the persons identified in its notice, and (vi) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and its rules and regulations. Such notice must include all other information required by Rule 14a-19 under the Exchange Act and must be accompanied by a written consent of each proposed nominee to being named or referred to as a nominee in any proxy statement relating to the annual meeting or special meeting, as applicable, and to serve as a director if elected and the completed and signed written representation and agreement (executed by the proposed nominee in the form provided by the Secretary of the Company upon written request) required pursuant to Section 2(b) of Article III of the Bylaws.
A person providing notice of any nomination proposed to be made at an annual meeting or special meeting of shareholders called for the purpose of electing directors shall further update and supplement such notice, (i) if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the shareholders entitled to receive notice of and to vote at such annual meeting or special meeting, and such update and supplement must be received by the Secretary of the Company at the principal office of the corporation not later than five (5) business days following the later of the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting or special meeting and the date notice of the record date is first publicly disclosed and (ii) to provide evidence that the person providing notice of any nomination has solicited proxies from holders representing at least 67% of the voting power of the shares entitled to vote in the election of directors, and such update and supplement must be received by the Secretary of the corporation at the principal office of the corporation not later than five (5) business days after the person files a definitive proxy statement in connection with such annual or special meeting. The Board may require any proposed nominee to furnish such other information (which may include meetings to discuss the furnished information) as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director.
Proxy Access Bylaw Provisions. Our Bylaws also permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of the outstanding common stock of the Company continuously for at least three years, to nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20% of the Board (whichever is greater), provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in Article II, Section 15, of the Bylaws. Under that Section, the required notice must be received at the Company’s principal executive offices, subject to certain exceptions, at least 120 days but no more than 150 days prior to the anniversary of the date on which the Proxy Statement was first mailed relating to the immediately preceding Annual Meeting.

The Board’s Role in Oversight of the Company’s Risk Management Process
The Board oversees the Company’s processes to identify, report and address risks across the full spectrum of the Company’s operations. To that end, each of the Board’s committees has been delegated responsibility for evaluating specific risk management processes and issues resulting therefrom. The Board receives regular reports from these committees and, where appropriate, directs that action be taken. The Board also conducts direct oversight of certain risk management processes.
The Company’s Internal Audit Department reports directly to the Audit Committee, and the Audit Committee regularly reviews with management the Company’s financial reporting and accounting policies, internal controls over financial reporting, internal accounting controls, business risk assessment framework and principal business risks, and Code of Business Conduct compliance. The Audit Committee is also responsible for oversight of (i) the Company’s cyber-security program and management’s plans, programs and policies designed to mitigate cyber-security risks; (ii) the adequacy and quality of the Company’s internal policies, controls and procedures relating to state, federal and international tax compliance and the recognition, management and monitoring of material tax risks, including without limitation the current status of any pending tax audits and other similar proceedings; and (iii) the adequacy and quality of the Company’s policies and processes for the safe design, development, manufacture, production, maintenance and delivery of the Company’s aerospace products and services. From time to time as the need arises, the committee reviews and discusses with management any incidents involving the Company’s aerospace products or services that result in the loss or destruction of Company aircraft, serious injury or the loss of human life, and the Company’s participation in, and support of, investigations relating to Significant Incidents conducted by the National Transportation Safety Board or other similar domestic and international investigatory authorities, including the Company’s responses to material findings and conclusions of such investigations.
The Finance Committee reviews the Company’s short- and long-term business plans, certain proposed acquisitions or divestitures (including consideration of any substantial diversification from current business operations), any significant debt/equity issuances and risk management programs from an insurance coverage perspective. The Company’s lead corporate risk, safety and environmental management officer also reports directly to the committee on a periodic basis. The Compensation Committee reviews and approves the Company’s executive compensation strategies and programs related to annual, long-term and equity incentives and the business unit and corporate performance goals associated therewith, monitors management progress in compliance with stock ownership guidelines, considers and approves all employment-related agreements or termination arrangements with the Company’s executive officers and periodically reviews policies related to management development. The Corporate Governance Committee reviews the Company’s succession plan for the CEO and other top senior management, assures annual evaluation of Board performance, establishes selection criteria for new directors and manages the annual CEO evaluation process. The duties and responsibilities of each of the Board’s committees are more fully described above.
In addition to its consideration of matters brought to its attention by the Board’s committees, the Board conducts direct oversight of various business risk management functions. At each regular meeting, the Board receives senior management reports about current operations as well as the identification of, and progress in addressing, principal business risks. The Board also receives direct reports from management regarding its Enterprise Risk Management program for identification and development of mitigation activities relative to longer-term business risks. In addition to the regular reports provided regarding current principal business risks, the Audit Committee periodically receives summary reports regarding the Enterprise Risk Management program. Annually, the Board reviews the Company’s strategic plan objectives with periodic reviews thereafter regarding progress against that plan and any changes that are being considered. The Board’s oversight role in this area has not affected its approach to the Board’s leadership structure, at least in part due to the level of direct communication that the Board and its committees experience with a variety of management employees involved in operations, finance, human resources, risk management and legal roles.
Board and Committee Independence Requirements
Our Corporate Governance Principles provide that, as a matter of policy, a significant majority of the Board should consist of independent directors. In order to be deemed independent, our Corporate Governance Principles specify that a director must be free from any relationship which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out his or her responsibilities as a director. In addition to establishing its own criteria for independence, the Company complies with the rules promulgated by the NYSE for determining the independence of directors, as well as the Sarbanes-Oxley Act for independence of directors on the Audit Committee and the Internal Revenue Code of 1986, as amended (the "Code") and the Dodd-Frank Act requirements for independence of directors on the Compensation Committee (or any other committee performing an equivalent function).

Based on the review and recommendation of the Corporate Governance Committee, the Board has affirmatively determined that all of the current directors meet the applicable independence standards referenced in the preceding paragraph, except for Mr. Walsh, the Company’s Chairman, President and CEO. In evaluating and determining the independence of the Company's directors, the Corporate Governance Committee and the Board considered that, in the ordinary course of business, transactions may occur between the Company and its subsidiaries and certain entities with which some of the directors are or have been affiliated.
In affirmatively determining the independence of each director who serves as a member of the Compensation Committee, the Corporate Governance Committee and the Board considered all factors specifically relevant to determining whether such director has a direct or indirect relationship with the Company or any of its subsidiaries which is material to such director's ability to be independent from management in connection with the director's duties as a member of the Compensation Committee, including, but not limited to the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Company to such director and whether such director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.
Specific Experience, Qualifications, Attributes and Skills of Current Board Members and Director Nominees
General. The Corporate Governance Committee is responsible for reviewing with the Board, on a periodic basis, the appropriate characteristics required of Board members in the context of the Board’s current composition. This includes review of the suitability for continued service of each Board member when his or her term expires and when he or she has a significant change in status. Overall, the assessment includes areas such as senior leadership positions; professional experience in areas relevant to the Company’s businesses, including aerospace, healthcare and medical, international, government, regulatory, mergers and acquisitions, financial, accounting, human resources or information technology systems experience; other public company board service; and diversity, age and evidence of the intangible characteristics that are vital to the successful operation of any board. Diversity in this context has traditionally referred to encouragement of the identification of underrepresented minority candidates, including women and individuals of varied national origins.
The Board believes that intangible characteristics include a demonstrated understanding of a director’s policy making role while constructively challenging management to seek and attain competitive targets and increase shareholder value; a demonstrated understanding of the Company’s values and strategic plan; capacity for critical thought; maintenance of objectivity in not being unreasonably influenced by personal experience or other Board members in situation analysis; and the independence required for participation on the Board and its committees. In addition, current Board members are evaluated with respect to their active contributions, including regular attendance and preparation for/participation at meetings while maintaining an ongoing understanding of the issues and trends affecting the Company.
Enhancing the Board’s diversity of background. As a global company, we consider diversity an essential element of our culture. We value the benefits derived from different perspectives, and we strive for a talented and diverse Board and workforce that is representative of our global business, customers, employees and shareholders. In evaluating the suitability of individual Board nominees, the Corporate Governance Committee takes into account various additional factors intended to enhance the Board's diversity of background. Diversity of origin, gender, background, experience and thought all are important director selection criteria. During 2021, the Corporate Governance Principles were amended to expressly provide that whenever the Corporate Governance Committee engages a third-party consultant to conduct a search for a new director, any such consultant must include in its initial list of candidates qualified candidates who reflect diverse backgrounds, including diversity of gender and race or ethnicity.
Specific Skills of Director Nominees. We believe our directors, including the director nominees up for re-election at the Annual Meeting, bring a well-rounded variety of experiences, qualifications, attributes and skills, and represent a mix of deep knowledge of the Company and fresh perspectives. The director skills matrix that follows represents some of the key skills that our Board has identified as particularly valuable to the effective oversight of our Company and the execution of our corporate strategy. This skills matrix highlights the depth and breadth of the skills of our director nominees but is not intended to be an exhaustive list of each of our directors’ skills or contributions to the Board. Further information on each director nominee, including their specific experience, qualifications, attributes and skills, is set forth in the biographies on pages 6 to 8 of this Proxy Statement.

DIRECTOR SKILLS MATRIX
	Barry	Higgins	Kuechle	Lohmeier	Pollino	Ramdev	Walsh
Senior Leadership Experience	✓	✓	✓	✓	✓	✓	✓
Accounting			✓		✓	✓
Finance	✓	✓	✓	✓	✓	✓	✓
Aerospace Industry		✓	✓	✓	✓		✓
Defense Industry		✓	✓	✓	✓		✓
Engineering	✓	✓		✓			✓
Healthcare/Medical Industry	✓
International Business	✓	✓	✓	✓	✓	✓	✓
Manufacturing / Operations	✓	✓		✓	✓	✓	✓
Sales and Marketing	✓	✓		✓	✓		✓
Government Service		✓					✓
Government Contracting		✓		✓	✓		✓
Legal and Compliance	✓	✓	✓		✓		✓
Human Resources	✓	✓			✓	✓	✓
Mergers and Acquisitions	✓	✓	✓	✓	✓	✓	✓
Information Technology	✓		✓		✓
Risk Management / Oversight	✓	✓	✓		✓	✓	✓
Corporate Governance		✓	✓		✓	✓	✓
Cyber Security / Data Privacy	✓						✓
Other Board Experience		✓	✓	✓	✓	✓	✓
Succession Planning
The Board of Directors recognizes that one of its most important responsibilities is to ensure excellence and continuity in our senior leadership by overseeing the development of executive talent and planning for the effective succession of our President and Chief Executive Officer and the other senior members of our senior leadership team. This responsibility is reflected in the Company’s Corporate Governance Principles, which provide for an annual review of CEO succession planning and management development, and the Charter of the Corporate Governance Committee, which requires the Committee to review and recommend to the full Board candidates for successor to the Chief Executive Officer and to assure that management has established and maintains a succession planning process for senior executive positions other than the Chief Executive Officer.
In furtherance of the foregoing, the Company’s President and Chief Executive Officer and its Chief Human Resources Officer provide an annual succession planning and "talent review" report to the Board of Directors covering the Company's finance group, human resources group, and senior leadership team. The report specifically identifies those individuals, if any, who are viewed as potential successors to the President and Chief Executive Officer. Succession planning is also discussed in regular executive sessions of our Audit, Compensation and Governance Committees and our full Board of Directors. Our directors become familiar with internal potential successors for key leadership positions through various means, including the annual succession planning reports, the annual Human Capital and Organization Report, Board and committee meetings, and less formal interactions throughout the course of the year.
Additionally, our Board of Directors, with support and recommendations from the Corporate Governance Committee, oversees the succession of its members. To this end, at least once a year, in connection with the annual director nomination and re-nomination process, the Corporate Governance Committee evaluates each director’s performance, relative strengths and weaknesses, and future plans, including any personal retirement objectives and the potential applicability of the Company’s mandatory retirement policy for directors (which is set forth in the Bylaws of the Company). As part of that evaluation, the Corporate Governance Committee also identifies areas of overall strength and weakness with respect to its composition and considers whether the Board of Directors as a whole possesses core competencies in the areas of accounting and finance, management experience with mergers and acquisitions, risk management, industry knowledge, knowledge of technology and cyber-security, marketing, digital marketing and social media, international markets, strategic vision, compensation, and corporate governance, among others.

Shareholder Engagement
We welcome the opportunity to engage with our shareholders to obtain insights and feedback on matters of mutual interest. The Board’s and management’s commitment to understanding the interests and perspectives of shareholders is a key component of our shareholder engagement strategy. We engage with shareholders throughout the year to:
✓    Discuss and seek feedback on our executive compensation and corporate governance policies and practices;
✓    Share our perspective on Company and industry developments;
✓    Provide visibility and transparency into our business and our financial and operational performance;
✓    Discuss with our shareholders the issues that are important to them, hear their expectations for us and share our views; and
✓    Seek feedback on our communications and disclosures to investors.
We approach shareholder engagement as an integrated, year-round process involving senior management and our investor relations team. Throughout the year, we meet with analysts and institutional investors to inform and share our perspective and to solicit their feedback on our performance. This includes participation in investor conferences and other formal events and group and one-on-one meetings throughout the year. We also engage with governance representatives of our major shareholders, through conference calls that occur during and outside of the proxy season.
During 2022, we initiated contact with our top 21 shareholders representing roughly 78% of our outstanding shares, resulting in substantive engagements with investors holding a majority of our outstanding shares. In these engagements, we discussed the following items and topics of mutual interest, among others:
•The 2022 shareholder proposal seeking to separate the roles of CEO and Chairman of the Board;
•Our process and progress made to support our ESG initiatives;
•Our corporate strategy and execution, including our plans for future capital deployment; and
•General proxy statement and annual report disclosures.
The comments, questions and suggestions offered by our investors were shared with, and discussed by, the relevant committees and the full Board of Directors, and their perspectives will inform the Board’s decision making in 2023 and beyond.
Environmental, Social and Governance Matters
We are cognizant of ESG related matters that impact our stakeholders and the communities in which we operate. We are committed to operating our business with integrity, focusing on ESG matters that impact our business and our stakeholders, contributing to the local communities in which we operate, developing our employees and workforce, and being considerate environmental and fiscal stewards. We are also committed to improved corporate reporting around these and other programs that impact our ESG visibility.
The Board has allocated responsibility for the oversight of ESG related matters across three of its standing Committees. The Corporate Governance Committee oversees the Company's ESG strategy, initiatives, policies and practices. The Compensation Committee oversees and determines the extent to which ESG metrics are incorporated into the Company's executive compensation programs. Finally, the Audit Committee reviews and discusses with management (i) the types of information to be included in the Company’s disclosures pertaining to ESG matters; (ii) the alignment between the Company’s ESG disclosures and the Company’s financial reporting; and (ii) the internal controls and procedures relating to ESG disclosures.
During the last several years, we focused our efforts on evaluating the Company’s documented ESG strategy and identifying specific actions to demonstrate our commitment to ESG matters. These actions included:
•Amending the Charter of our Corporate Governance Committee to vest the committee with oversight of our ESG strategy, initiatives and policies.
•Development of a comprehensive set of core values emphasizing respect, excellence, accountability, creativity and honor that guide us in our work.
•Commitment to fostering a strong corporate culture that promotes high standards of ethics and compliance for our businesses, including policies that set forth principles to guide employee, officer and director conduct, such as our Code of Business Conduct and Ethics.

•Contributions to the local communities where our facilities and offices are located, including financial and other support to various charitable organizations, non-profits, charities and other community programs.
•Commitment to the development, training and maintenance of a skilled manufacturing and machinist workforce to support advancements in manufacturing technology and the industries it serves, including the donation and/or consignment of our products and software to educational organizations, trade schools or other public-private partnerships.
•Maintenance of a whistleblower policy providing for the confidential reporting of any suspected policy violations or unethical business conduct on the part of our businesses, employees, officers, directors or vendors and the provision of training and education to our global workforce with respect to our Code of Business Conduct and Ethics and anti-corruption and anti-bribery policies.
•Commitment to the development and fair treatment of our global workforce, including generous healthcare and benefit programs for our employees, promotion of an inclusive and diverse workforce and work environment, equal employment opportunity hiring practices and policies, and anti-harassment, workforce safety and anti-retaliation policies.
•Fostering environmental awareness and education, including evaluating our products and supply chain for conflict minerals.
•Commitment to provide safe and high-quality products and services that meet customer and regulatory requirements and to demonstrate continuous improvement, including ISO 9001 certification.
•Launching a dedicated portion of our corporate website to the reporting of relevant ESG matters, which can be found at www.kaman.com/esg. This area of our corporate website provides a centralized location and framework for us to catalog and report relevant ESG initiatives, activities, reports and related metrics.
•Identifying the ESG topics that are material to Kaman through surveying key internal and external stakeholders and performing secondary research, including peer analysis and benchmarking, reviewing material topic information from the Sustainability Accounting Standards Board (“SASB”) and the Global Reporting Initiative (“GRI”), and evaluating trends in our sectors through publicly available information. Through this process, we identified the following topics as the top five material ESG topics for Kaman:
Data Security and Privacy
Business Ethics
Environmental Responsibility
Diversity, Equity and Inclusion
Product Quality and Safety
•Performing a gap assessment on each of the topics above to better understand our current state, potential areas for improvement and significant gaps in our reporting. Based on the gap assessment, we identified that we have robust policies and programs in place for Data Security and Privacy, Business Ethics and Product Quality and Safety. Kaman will be focused on further developing its Environmental Responsibility and Diversity, Equity and Inclusion programs to improve outcomes and support better reporting.
In 2022, we made progress on our ESG initiatives. We implemented software to centralize the data collection process at the Company related to environmental responsibility efforts, including tracking our greenhouse gas emissions. Looking forward, we intend to validate the completeness and accuracy of the data in 2023, allowing us to establish baseline performance. We expect to use this data to expand the measurement and reporting of standardized metrics and begin to integrate sustainable business practices into all aspects of our business. With respect to Diversity, Equity and Inclusion, we reviewed our current processes and programs and intend to roll out a diversity equity program in 2023.
We will continue to consider and evaluate the extent to which relevant ESG goals and objectives are incorporated into our compensation programs in order to drive the right behaviors. While this will be a multi-year process, our Board and management remain committed to our ESG initiatives and firmly believe that, when integrated into our long-term business strategy, these practices will help to improve the Company's financial performance and create long-term value for shareholders.

Communications with our Board
We believe communication between the Board and the Company’s shareholders and other interested parties is an important part of the corporate governance process. Shareholders and other interested parties may communicate with our Board, our Lead Independent Director or any individual director in care of the Corporate Secretary at:
Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, CT 06002
Email: Corporate.Secretary@Kaman.com
The Corporate Secretary will compile all such communications and forward each item to the individual to whom it is directed or, if the communication is not directed to any particular Board member, to the entire Board. Items that the Corporate Secretary determines are frivolous, unlawful or that constitute commercial advertisements, resumes and other forms of job inquiries, surveys, business solicitations or requests for donations and sponsorships will not be forwarded.
Other Information about the Board’s Structure and Composition
Board Size. The Amended and Restated Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three or more than fifteen persons, the exact number of which shall be fixed from time to time by the Board. The current size of the Board is fixed at eight persons, although the size of the Board will be reduced to seven persons upon the expected retirement of Mr. Callaway. The directors are authorized to fill vacancies on the Board, including any vacancy resulting from an increase in its size, but any director so elected may only serve until the annual meeting immediately following his or her election. Under our Corporate Governance Principles, a Board size of eight to eleven individuals is considered appropriate. The Corporate Governance Committee has not yet determined whether to commence a search to identify a suitable successor to Mr. Callaway.
Mandatory Retirement.  The Company’s Bylaws provide for mandatory director retirement at age 72 (age 75 for directors serving as of November 14, 2000). Mr. Callaway is the only director who was serving as a director on November 14, 2000. As such, he is the only director whose mandatory retirement age is 75 (and he is expected to retire from the Board at the Annual Meeting). All other directors are subject to a mandatory retirement at age 72. The Board’s policy in implementing the mandatory retirement policy is that if a director attains mandatory retirement age during his or her then-current term, the director may continue to serve the remaining portion of that term. Although the Board is permitted to make exceptions to this requirement, it intends to exercise this right only under extraordinary circumstances.
Change of Principal Occupation. Our Corporate Governance Principles require directors who change their principal occupation, position or responsibility held at the time of election to submit a conditional letter of resignation to the Board, after which a judgment will be made in each case as to the appropriateness of continued membership under the circumstances. During 2022, no director changed his or her principal occupation and position of responsibility or submitted a conditional letter of resignation to the Board.
Stock Ownership Guidelines. The Board has adopted stock ownership guidelines for non-employee directors. The current guidelines call for non-employee directors to own shares of Company stock having a value equal to at least five times the annual cash retainer, resulting in a current stock ownership requirement of $375,000, based on the current annual cash retainer of $75,000. Directors who do not meet the ownership guidelines must hold shares received pursuant to their annual equity grants for a period of three years or until the guidelines are met, whichever is earlier. The Corporate Governance Committee periodically reviews the progress of each non-employee director toward the achievement of these guidelines. As of December 31, 2022, all non-employee directors whose terms will continue past the date of the Annual Meeting were in compliance with the new guidelines, except for Mses. Barry and Lohmeier, who were first elected to the Board on November 16, 2020, and Ms. Ramdev who was first elected to the Board on June 7, 2022.
2022 Director Compensation
The Corporate Governance Committee reviews the amount and form of compensation paid to our non-employee directors on an annual basis with the assistance of the independent compensation consultant to the Compensation Committee. For each assessment, the independent compensation consultant conducts a review of director compensation levels, practices and trends and delivers a competitive market assessment of director compensation to the committee. Informed by the competitive market assessment, the committee approves adjustments to the non-employee director compensation program, when and as determined to be appropriate, which are then ratified and approved by the full Board of Directors.
From time to time, special activities may be undertaken by one or more directors at the request of the Board and, in such cases, additional fees may be paid. There were no such special activities during 2022.
Directors may defer all, or a portion, of their cash compensation. Interest accrues on such deferrals at the Applicable Federal Long-Term Rate. When a director ends his or her service on the Board, distributions are made either in quarterly installments over a maximum period of 10 years or in a lump sum, based on prior elections made in connection with each deferral. Distributions are made beginning either in the next calendar quarter after the date service ends or on the following January 1 at the prior election of the director.
The non-employee director compensation levels for 2022 were approved by the Corporate Governance Committee in November 2020 based on a competitive market assessment delivered to the committee at that time and reflect no change from the prior year.
The following table summarizes the director fee schedule in effect throughout 2022:

2022 BOARD RETAINER AND MEETING FEE TABLE
Description	Amount/Value
Cash:
Retainer Fees (payable quarterly in arrears)(1):
Board	$75,000
Lead Director	$30,000
Committee Chairs:
Audit Committee	$30,000
Corporate Governance Committee	$20,000
Compensation Committee	$25,000
Finance Committee	$20,000
Committee Members:
Audit Committee	$15,000
Corporate Governance Committee	$8,500
Compensation Committee	$10,000
Finance Committee	$8,500
Equity:
Stock Award(2)	Vested shares having a fair market value equal to $125,000
(1)In addition to these annual retainers, Board members may receive additional meeting fees ($1,500 for an in-person meeting and $750 for a telephonic meeting) for "special" board meetings. Special board meetings are defined as meetings that are in addition to the meetings regularly scheduled in advance. Committee members may also receive additional meeting fees ($1,500 for an in-person meeting and $750 for a telephonic meeting) for any committee meeting that exceeds the number of regularly scheduled committee meetings by more than two.
(2)This award is currently made under the Amended and Restated 2013 Management Incentive Plan at the annual Board meeting held in conjunction with the annual meeting of shareholders. The number of shares for this award is determined based upon the closing price of the Company's Common Stock on the NYSE on the day prior to the date of grant (rounded up to the nearest whole share), in accordance with the plan.

The following table provides information about the compensation that our non-employee directors earned during 2022. The table does not include Mr. Walsh, our Chairman and our President and Chief Executive Officer, who received no additional compensation for his service as a director.
2022 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total
Aisha M. Barry	$100,750	$125,011	—	$225,761
E. Reeves Callaway III	$96,500	$125,011	—	$221,511
A. William Higgins	$105,000	$125,011	—	$230,011
Scott E. Kuechle	$122,408	$125,011	—	$247,419
Michelle J. Lohmeier	$116,151	$125,011	—	$241,162
George E. Minnich(3)	$36,137	—	—	$36,137
Jennifer M. Pollino	$150,750	$125,011	—	$275,761
Niharika Ramdev(4)	$55,744	$108,554	—	$164,298
(1)Cash amounts included in the table represent the annual retainers, committee chair fees, lead director fees and committee member fees earned for the year ended December 31, 2022, as well as any additional meeting fees paid during fiscal 2022.
(2)Represents the grant date fair value of stock awards granted during fiscal 2022, calculated in accordance with applicable accounting standards related to share-based award payments. This amount is calculated by multiplying the closing price of our Common Stock on the NYSE on the date prior to such grants by the number of shares awarded. Each stock award (other than the award to Ms. Ramdev) consisted of 2,836 shares of Common Stock issued under our Amended and Restated 2013 Management Incentive Plan on April 20, 2022. For additional information on the calculation of the awards, please refer to Note 22, Share-Based Arrangements, to the Company’s audited consolidated financial statements for the year ended December 31, 2022, set forth in the Company's Annual Report on Form 10-K for the year then ended.
(3)Retired from the Board effective as of April 20, 2022, the date of the 2022 Annual Meeting of Shareholders. Because of his retirement, Mr. Minnich did not receive an equity award for 2022.
(4)Elected to the Board effective June 7, 2022. Ms. Ramdev received a pro-rated equity award upon her election to the Board, which consisted of 2,884 shares of Common Stock issued under our Amended and Restated 2013 Management Incentive Plan on June 7, 2022.
Code of Business Conduct and Other Governance Documents Available on the Company’s Website
The Company has for many years maintained a Code of Business Conduct applicable to all of its employees, consultants and the Board of Directors. This Code of Business Conduct is also specifically applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions. The current Code of Business Conduct, which was amended and restated in its entirety effective as of January 1, 2022, may be accessed on the Company’s website at www.kaman.com by clicking on the "Investors" tab followed by the "Corporate Governance" tab and then scrolling down to the appropriate link in the "Documents and Downloads" section. We intend to disclose any future amendments to, or waivers from, provisions of the Code of Business Conduct required to be disclosed under the rules of the SEC or listing standards of the NYSE at the same location on our website.
In addition to the Code of Business Conduct and the committee charters and Governance Principles already referenced, other governance documents including the Company's Amended and Restated Certificate of Incorporation and Bylaws can be accessed on the Company’s website at www.kaman.com by clicking on the "Investors" tab followed by the "Corporate Governance" tab and then scrolling down to the appropriate link in the "Documents and Downloads" section.
Director Education
The Board maintains a policy that directors should be regularly exposed to discussion of current developments in their roles and responsibilities as directors, and their attendance at such sessions is reimbursed by the Company. The Board’s policy also encompasses receipt of information regarding developments in the law and conditions in the markets in which the Company operates. During the past few years, several Board members have participated in seminars sponsored by various national organizations, which have included developments in the law, board/management relationship development and audit-related topics. The Board has also received presentations from outside industry experts regarding developments and trends in certain of the Company’s markets and other subjects of importance to the Company. In addition, the Board and the Company have an orientation process for new directors that includes background material, meetings with senior management and visits to Company facilities.

Related Party Transactions
The Company’s Code of Business Conduct requires that all business transactions be at arms’ length, negotiated in good faith and based on merit alone. All of the Company’s employees have a responsibility and duty of loyalty to the Company and all business decisions are to be made in the best interests of the Company, which means putting the Company’s interests first. Should a situation arise that would constitute a related party transaction under applicable SEC rules, the Company's Code of Conduct provides that the independent and disinterested Board members will review the propriety of, and approve or disapprove, such transaction. Under SEC rules, a related party is, or at any time since the beginning of the last fiscal year was, a director, executive officer, nominee for director or five percent shareholder of the Company, or an immediate family member (as defined under applicable SEC rules) of any of the foregoing. A related party transaction is any transaction, arrangement or relationship (or series of transactions, arrangements or relationships) in which the Company or any of its subsidiaries is a participant, the amount involved exceeds $120,000 and a related party had, has or will have a direct or indirect material interest. There were no related party transactions during 2022.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
Stock Ownership of Directors and Executive Officers
The following table sets forth information about the beneficial ownership of the Company’s Common Stock by each director and director nominee, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group, as of December 31, 2022. The beneficial ownership percentages have been calculated based on 28,032,227 shares of Common Stock issued and outstanding as of such date. Unless otherwise indicated, each person listed has the sole voting and investment power with respect to the shares listed, and the business address of each person is c/o Kaman Corporation, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002.

Name	Number of Shares Beneficially Owned as of December 31, 2022		Percentage

Aisha M. Barry	6,238		*
Russell J. Bartlett	6,905	(1)	*
E. Reeves Callaway III	8,813	(2)	*
James G. Coogan	27,134	(3)	*
A. William Higgins	26,571		*
Scott E. Kuechle	24,197		*
Carroll K. Lane	18,988		*
Shawn G. Lisle	24,679	(4)	*
Michelle J. Lohmeier	6,238		*
Jennifer M. Pollino	19,502		*
Niharika Ramdev	2,884		*
Ian K. Walsh	31,990	(5)	*
All Directors and Executive Officers as a group	218,944	(6)	0.78%
*        Less than one percent.
(1)    Excludes 7,955 PSUs granted in 2021 and 11,625 PSUs granted in 2022 under the Amended and Restated 2013 Management Incentive Plan. Each PSU represents a contingent right to receive one share of common stock. The number of PSUs that may be earned is between 0% and 200% of the target number of PSUs and vest based on ROIC and relative TSR performance over the three-year performance period ending on December 31, 2023 and December 31, 2024, respectively. The indicated number of PSUs assumes 100% vesting at target. The actual number of shares issued in settlement of the PSUs may be more or less than the indicated number.
(2)    Includes (i) 2,999 shares held indirectly through a custodial account established pursuant to the Uniform Transfer to Minors Act for the benefit of Mr. Callaway's daughter for which Mr. Callaway serves as custodian; and (ii) 3,064 shares held indirectly through a custodial account established pursuant to the Uniform Transfer to Minors Act for the benefit of Mr. Callaway's son for which Mr. Callaway serves as custodian.
(3)    Includes 18,801 shares issuable upon the exercise of stock options exercisable or which will become exercisable within 60 days. Excludes 2,020 PSUs granted in 2021 and 10,090 PSUs granted in 2022 under the Amended and Restated 2013 Management Incentive Plan. Each PSU represents a contingent right to receive one share of common stock. The number of PSUs that may be earned is between 0% and 200% of the target number of PSUs and vest based on ROIC and relative TSR performance over the three-year performance period ending on December 31, 2023 and December 31, 2024, respectively. The indicated number of PSUs assumes 100% vesting at target. The actual number of shares issued in settlement of the PSUs may be more or less than the indicated number.
(4)    Includes (i) 3,620 shares issuable upon the exercise of stock options exercisable or which will become exercisable within 60 days; and (ii) 6,781 shares held in joint tenancy with Mr. Lisle's spouse. Excludes 5,865 PSUs granted in 2021 and 8,990 PSUs granted in 2022 under the Amended and Restated 2013 Management Incentive Plan. Each PSU represents a contingent right to receive one share of common stock. The number of PSUs that may be earned is between 0% and 200% of the target number of PSUs and vest based on ROIC and relative TSR performance over the three-year performance period ending on December 31, 2023 and December 31, 2024, respectively. The indicated number of PSUs assumes 100% vesting at target. The actual number of shares issued in settlement of the PSUs may be more or less than the indicated number.
(5)    Excludes 28,178 shares underlying restricted stock units granted under the Amended and Restated 2013 Management Incentive Plan that vest in full on September 8, 2023, and will be settled as soon as practicable thereafter. Excludes 26,065 PSUs granted in 2021 and 41,255 PSUs granted in 2022 under the Amended and Restated 2013 Management Incentive Plan. Each PSU represents a contingent right to receive one share of common stock. The number of PSUs that may be earned is between 0% and 200% of the target number of PSUs and vest based on ROIC and relative TSR performance over the three-year performance period ending on December 31, 2023 and December 31, 2024, respectively. The indicated number of PSUs assumes 100% vesting at target. The actual number of shares issued in settlement of the PSUs may be more or less than the indicated number.
(6)    Includes 27,753 shares issuable upon the exercise of stock options exercisable or which will become exercisable within 60 days. Includes shares beneficially owned by all directors and executive officers serving in such positions as of December 31, 2022.

Beneficial Owners of More Than 5% of Common Stock
Following is information about persons known to the Company to be beneficial owners of more than five percent (5%) of the Company’s outstanding voting securities as of December 31, 2022:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock

BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10022	5,187,460	18.5%
GAMCO Asset Management Inc. et al.(2) One Corporate Center Rye, NY 10580	3,543,746	12.6%
The Vanguard Group(3) 100 Vanguard Boulevard Malvern, PA 19355	3,141,839	11.2%
State Street Corporation(4) One Lincoln Street Boston, MA 02111	1,804,365	6.4%
(1)As reported in Schedule 13G/A filed with the SEC on January 26, 2023, BlackRock, Inc. is the beneficial owner of 5,187,460 shares held by specified subsidiaries as of December 31, 2022. According to the filing, BlackRock, Inc. has the sole power to vote or direct the vote of 5,117,627 shares, the shared power to vote or direct the vote of no shares, the sole power to dispose or to direct the disposition of 5,187,460 shares, and the shared power to dispose or to direct the disposition of no shares.
(2)As reported in Amendment No. 30 to Schedule 13D, filed with the SEC on November 14, 2022 ("Amendment 30") by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer (collectively, the "Reporting Persons"), GAMCO Asset Management Inc. ("GAMCO") is the beneficial owner of 2,492,450 shares, Gabelli Funds, LLC ("Gabelli Funds") is the beneficial owner of 893,100 shares, MJG Associates, Inc. ("MJG Associates") is the beneficial owner of 7,800 shares, Teton Advisors, Inc. ("Teton Advisors") is the beneficial owner of 140,830 shares, Gabelli & Company Investment Advisers, Inc. ("GCIA") is the beneficial owner of 766 shares, Gabelli Foundation, Inc. ("Foundation") is the beneficial owner of 8,000 shares, GAMCO Investors, Inc. ("GBL") is the beneficial owner of 500 shares and Mario J. Gabelli is the beneficial owner of 300 shares. Mr. Gabelli is deemed to have beneficial ownership of the shares owned beneficially by each of the foregoing entities. Each of the Reporting Persons, together with their executive officers and directors, has the sole power to vote or direct the vote and the sole power to dispose or to direct the disposition of the shares reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO does not have authority to vote 22,000 of the reported shares, (ii) Gabelli Funds has sole dispositive and voting power with respect to the shares held by a number of investment funds for which Gabelli Funds serves as an investment adviser (the "Funds") so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund's shares, (iii) at any time, the Proxy Voting Committee of each Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund under special circumstances such as regulatory considerations, and (iv) the power of Mr. Gabelli and GBL is indirect with respect to the shares beneficially owned directly by other Reporting Persons.
(3)As reported in Amendment No. 12 to Schedule 13G filed with the SEC on February 9, 2023, The Vanguard Group is the beneficial owner of 3,141,839 shares held by various investment advisory clients as of December 30, 2022. According to the filing, The Vanguard Group has the sole power to vote or direct the vote of no shares, the shared power to vote or direct the vote of 18,466 shares, the sole power to dispose or to direct the disposition of 3,099,374 shares, and the shared power to dispose or to direct the disposition of 42,465 shares.
(4)As reported in Schedule 13G filed with the SEC on February 6, 2023, State Street Corporation is the beneficial owner of 1,804,365 shares as of December 31, 2022. According to the filing, State Street Corporation has the sole power to vote or direct the vote of no shares, the shared power to vote or direct the vote of 1,722,665 shares, the sole power to dispose or to direct the disposition of no shares, and the shared power to dispose or to direct the disposition of 1,804,365 shares.

COMPENSATION DISCUSSION AND ANALYSIS
This section explains our executive compensation program as it applies to our executive officers whose compensation is summarized in the Summary Compensation Table and the other tables that are presented immediately following this discussion. We sometimes refer to these executive officers as our "Named Executive Officers" or our "NEOs." This section also discusses the role, responsibilities and philosophy of the Compensation Committee of our Board of Directors, which oversees the design and operation of the program.
For 2022, our Named Executive Officers consisted of our Chief Executive Officer, our Chief Financial Officer, and the three most highly compensated executive officers other than our Chief Executive Officer and our Chief Financial Officer who were serving as executive officers at the end of the year as follows:

2022 NAMED EXECUTIVE OFFICERS
Ian K. Walsh	Chairman, President and Chief Executive Officer
James G. Coogan	Senior Vice President, Chief Financial Officer, and Treasurer
Carroll K. Lane	Senior Vice President and Segment Lead - Engineered and Precision Products(1)
Russell J. Bartlett	Senior Vice President and Chief Operating Officer(2)
Shawn G. Lisle	Senior Vice President and General Counsel(2)
While each of the foregoing persons were serving as executive officers of the Company on December 31, 2022, Mr. Lane commenced employment with the Company effective as of July 5, 2022 and Messrs. Bartlett and Lisle left the employ of the Company effective as of January 27, 2023. For more information relating to the onboarding of Mr. Lane, please see "Onboarding of Mr. Lane" below, and for more information relating to the termination of employment of Messrs. Bartlett and Lisle, please see "2023 NEO Terminations of Employment" below.
As used in this section, all references to the "Committee" mean the Compensation Committee of the Board of Directors, which oversees the design and operation of our executive compensation program. For more information about the Committee and its role and responsibilities, please see the discussion under the heading "INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE — Board Meetings and Committees - Compensation Committee" above.
Executive Summary: 2022 - Continuing Kaman's Transformation
Kaman’s Compensation Committee is committed to working with the Board of Directors and management to design compensation plans that attract, retain and motivate the Company’s executives and support business objectives that create shareholder value. The Company’s executive compensation program for 2022 remained substantially the same as the compensation program adopted in 2021, which received the support of approximately 96.6% and 97.8% of the votes cast (excluding broker non-votes and abstentions) in the "say-on-pay" votes conducted at our annual shareholders’ meetings held in 2021 and 2022, respectively.
Despite a challenging economic and operating environment, Kaman continued to build on the foundation established in 2021, which is intended to deliver sustainable value creation to its shareholders. Notable accomplishments during the year included the following:
•We reorganized our reporting structure to simplify our organization and increase transparency around the Company’s capital allocation plans, portfolio management and profitable growth.
•We remained focused on innovation to help customers solve complex problems, develop new technologies, improve new product introduction, diversify our product offerings and enter attractive end-use markets, the commercial benefits of which we are realizing.
•We continued to transform our business portfolio through our acquisition of Parker Hannifin’s Aircraft Wheel and Brake division and our equity investment in Near Earth Autonomy.
•We maintained our disciplined approach to capital allocation by limiting share repurchases to help facilitate the acquisition of Aircraft Wheel and Brake, the investment in Near Earth Autonomy and a number of internal capital investments, all of which are intended to fuel future growth and profitability.

•We responded to the challenges presented during the year by restructuring our business, leveraging our lean initiatives, consolidating facilities and eliminating non-value-added activities to improve financial performance.
During the course of these activities, our executive compensation program continued to tie annual and long-term incentives to demanding goals and align payouts with the achievement of those goals. Our target for adjusted consolidated EBITDA for annual cash incentives for 2022 was comparable to the actual results achieved in 2021, requiring our executives to sustain the significant improvement in profitability achieved over 2020. While the target for adjusted free cash flow for 2022 was set below our results in 2021, it reflected meaningful capital investments which are expected to contribute to enhance long-term results. The targets for both of these measures fell within the range of the Company’s outlook for 2022 provided at the start year.
While sales for the year were robust and the Company had a strong order backlog, supplier and short-term program challenges negatively impacted our results for 2022, particularly free cash flow, and the achievement of the goals established under our annual incentive compensation program. Despite a slight decrease in revenue from its level for 2021, the Company nearly achieved its adjusted consolidated EBITDA target for the year. Unfortunately, our adjusted consolidated free cash flow fell below the threshold level of performance objective established for any cash incentive to be paid for this metric primarily because of a delay in cash collections. These combined results produced payouts under the Company’s annual cash incentive plan equal to 32.3% of target for NEOs with enterprise-wide responsibilities (our CEO, CFO and General Counsel), which were down significantly from the payouts for 2021 (which were 159.2% of target). This decline in annual cash incentive payouts was in line with the decline in the Company’s stock price for the year, reflecting the pay and performance alignment of our compensation program.
Estimated payouts for LTIP Awards for the 2020-2022 performance period are also directionally aligned with shareholder returns for the period. Current estimates project an aggregate payout percentage equal to 51% of target, as compared to the 100% aggregate payout percentage earned in respect of the LTIP Awards covering the 2019-2021 performance period. Total shareholder return for the 2020-2022 performance period was -51.7%, which was below the 25th percentile results of the Russell 2000 and did not contribute to the payout for this portion of the LTIP award. The Company’s average Return on Invested Capital for the period equaled 4.7%, which was running between the 50th and 75th percentiles of the companies in the Russell 2000 as of January 17, 2023. Historically, payouts under the LTIP generally have been aligned with our total shareholder return, whether on their own or relative to the Russell 2000.
We believe these results are reasonable and demonstrate our commitment to a compensation program that produces outcomes aligned with results experienced by our investors and other stakeholders.
2022 Say-on-Pay Vote
Our say-on-pay proposal in 2022 reaffirmed shareholders’ support for the changes the Company made to its executive compensation program in early 2021. Our 2022 say-on-pay proposal received the favorable vote of nearly 98% of the votes cast (excluding broker non-votes and abstentions), slightly better than the results of the year before. The Committee interpreted this to mean that our shareholders strongly support the actions taken, the alignment of our pay program with shareholders’ interests and the results those changes have produced. In light of that support, the Committee does not anticipate making significant changes to our executive compensation program during 2023.
Our Compensation Philosophy and Objectives
Our executive compensation program endeavors to provide an attractive, flexible and market-based total compensation program tied to the financial performance of the Company, the achievement of objective business goals and the resulting performance of our stock. This approach helps us recruit and retain talented executives, appropriately motivates our executives to achieve desired business goals and aligns their interests with the interests of our shareholders.
This philosophy is supported by the following objectives:
•Increase shareholder value by motivating talented individuals to achieve the Company’s annual and longer-term financial and strategic operational goals with compensation related to objective benchmarks and Company performance. We accomplish this by using an appropriate mix of pay elements, including salary, annual and long-term incentives and benefits. Overall, the level of these pay elements is determined by comparisons with other companies with revenue comparable to ours, particularly those in our pay benchmarking peer group. Further, actual awards earned under annual and long-term incentive plans directly relate to the Company’s financial performance compared to both pre-established internal goals and the results of companies in the Russell 2000 Index.
•Tie a significant portion of our executives’ incentive compensation to the successful execution of strategic operational goals. We accomplish this by establishing objective and measurable goals on an annual and longer-term basis (generally 3 years) and comparing the Company's actual results to those goals. We base our incentives on achieving or exceeding the results of our annual profit plan, longer-term (generally three years) financial objectives and the median results of the companies in the Russell 2000 Index. As a result, executives, especially our NEOs, earn competitive or more than competitive compensation when the Company's financial results equal or exceed our internal goals or the results of the companies comprising the Russell 2000 Index. Conversely, their compensation will be lower when the Company falls short of those objectives or results.
•Require our NEOs and other select executives to maintain a significant equity stake in the Company to strengthen their alignment with shareholders’ interests. We accomplish this by maintaining meaningful stock ownership guidelines for executives. We support the achievement of those guidelines by delivering 100% of an executive’s long-term incentive opportunity in the form of equity - specifically, time-based restricted stock awards (RSAs) and performance-based performance stock units (PSUs) - with more potential value being delivered in the form of PSUs to reinforce the Company’s commitment to achieving long-term financial goals. Additionally, we believe these ownership guidelines help mitigate the risk that executives may engage in excessive risk taking that could harm investors' interests.
•Protect against inappropriate risk taking. We do this in multiple ways. Our annual and long-term incentive plans both limit the potential awards that can be earned. Further, incentives earned by our officers are subject to compensation clawback policies. Finally, the Company’s Insider Trading Policy expressly prohibits directors, executive officers and other designated employees from engaging in short-term or speculative transactions in Company securities.
Our compensation program results in a significant percentage of total compensation (excluding benefits) being based on performance. Set forth below is the allocation of total direct compensation (excluding benefits) for target performance for each of our Named Executive Officers for 2022.

FIXED VS. PERFORMANCE-BASED COMPENSATION PERCENTAGES(1)
	Fixed	Performance-Based
Executive	Salary (% of Total)	Annual Cash Incentive (% of Total)	Long-Term Incentive(2) (% of Total)	Total Performance Related (% of Total)
Ian K. Walsh	20%	20%	60%	80%
James G. Coogan	33%	20%	47%	67%
Russell J. Bartlett	33%	20%	47%	67%
Carroll K. Lane(3)	33%	20%	47%	67%
Shawn G. Lisle	38%	21%	41%	62%
(1)    All information presented in the table reflects the base salaries and incentive compensation opportunities in effect as of December 31, 2022, with performance-based awards valued at target. It does not purport to show the actual compensation earned by, or paid to, the executives named in the table. Such actual compensation earned by executives is based on a number of factors, including the achievement of reasonably demanding goals as well as changes in the Company's stock price.
(2)    Long-term incentive awards granted to our NEOs in 2022 consisted of a combination of time-based RSAs and PSUs.
(3)    Mr. Lane joined the Company on July 5, 2022, after the long-term incentive awards for 2022 had been granted. The amounts shown in the table, therefore, reflect the applicable percentages for his salary grade, not his actual 2022 long-term incentive awards. The amounts shown in the table also do not reflect (i) $1 million of "make-whole" RSAs and Non-Qualified Stock Options granted to Mr. Lane in recognition of the loss of outstanding equity awards held with his former employer, and (ii) a $200,000 signing bonus payable in January of 2023 (both of which are described below and reflected in the Summary Compensation Table).
While the Committee considers the likely tax consequences of the various components of the Company’s executive compensation program and strives to safeguard the deductibility of executive compensation where possible, tax considerations do not drive the design of our executive compensation program. The Committee believes it is important to retain flexibility to structure the Company’s executive compensation program and practices in a manner that the Committee determines is in the best interests of the Company and its shareholders. The Committee retains discretion to operate the Company’s executive compensation program in a manner designed to promote varying company goals. As a result, the Committee may conclude that certain compensation arrangements are in the best interest of the Company and its shareholders and consistent with its compensation philosophy and strategy despite the tax treatment of such arrangements. See "Tax Considerations," below.
Kaman's Compensation and Benefits Best Practices
The Committee periodically reviews and adjusts the compensation and benefits program to ensure alignment with current market practices. By continuing to evaluate and modify the program as necessary and by designing the program around the following best practices, the Committee continues to show its commitment to paying for performance and aligning executive pay with shareholder interests.
•Balanced Compensation Program – Our executive compensation program is balanced between annual and long-term financial goals (including TSR), with an emphasis on longer-term strategic objectives.
•Pay for Performance – A significant portion of the total compensation paid to our NEOs is in the form of at-risk, variable compensation.
•Emphasis on Total Shareholder Return – TSR is a significant component of the performance-based long-term incentive awards that are granted to our executive officers, including our NEOs. Three-year total return to shareholders was one of two equally weighted performance measures included in the performance-based portion of the long-term incentive awards granted to our NEOs in 2022.
•Limited Employment Agreements - Only our President and Chief Executive Officer has an employment agreement providing him with post-employment termination benefits.
•Caps on Incentive Awards – All annual and long-term incentive awards include caps on the maximum payouts that can be achieved under the awards.
•"Double Trigger" Vesting – Our change in control agreements include "double trigger" vesting provisions that require both a change in control of the Company and a qualifying termination of employment, either by the Company without "Cause" or by the executive for "Good Reason," to receive change in control severance benefits.
•No Excise Tax Gross-Ups – None of our employment or change in control agreements include tax gross-up provisions pursuant to which any of our NEOs would be entitled to reimbursement for any excise taxes resulting from a change in control.
•No Re-Pricing of Underwater Stock Options – Our equity incentive plans expressly prohibit the re-pricing of underwater stock options.
•Clawback Provisions – All officers of the Company and its domestic subsidiaries are subject to a compensation clawback policy that enables the Company to clawback certain incentive compensation (cash and equity) paid to or received by, or to be paid to or received by, each of these officers in the event of a mandatory restatement of the Company’s financial statements that arises directly from the fraudulent or knowing, intentional misconduct of each such officer.
•No Hedging or Pledging of Company Stock – Our directors, executive officers and other designated employees are prohibited from engaging in hedging or pledging transactions or short sales of Company stock. During 2021, this policy was amended to eliminate the ability of covered persons to seek a pre-approval or waiver from this provision. As a result, these kinds of transactions are now prohibited without the possibility for a waiver or pre-approval. See "Short Sales, Hedging and Pledging," below.
•Stock Ownership Guidelines – Our directors and senior executives are subject to meaningful stock ownership guidelines. The applicable guidelines for our CEO and CFO are 5x and 3x their base salaries, respectively. The applicable guideline for other executive officers is 2x their base salaries, and all other covered executives are required to hold shares equal to at least 1x their base salaries. Adherence to these guidelines is monitored by the Committee on a quarterly basis. See "Stock Ownership Guidelines," below.

•Limited Perquisites – The Company provides very limited perquisites to our NEOs. See footnote 5 to the "All Other Compensation" column of the Summary Compensation Table, below.
•Independent Committee – The Compensation Committee, like all of our other Board committees, is comprised solely of independent directors.
•Independent Compensation Consultant – The Committee retains its own compensation consultant who reports directly to the Committee and attends all Committee meetings. Pay Governance LLC has served as the Committee's independent compensation consultant since the summer of 2020.
2022 Compensation for our NEOs
Process for Establishing Compensation
The current members of the Compensation Committee are Mses. Pollino (Chairman) and Barry and Messrs. Callaway and Higgins. Each of these individuals qualifies as (i) an “independent director” under the requirements of the NYSE Listed Company Manual, (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act, and (iii) an “outside director” under Section 162(m) of the Code. The Compensation Committee is, among other things, generally responsible for monitoring the performance and compensation of our NEOs, reviewing compensation plans and administering our incentive plans.
The Compensation Committee operates under a written charter and is responsible for annually recommending, reviewing and approving (and recommending for the Board to approve) the amount and form of compensation paid to our CEO and for recommending, reviewing and approving the amount and form of compensation paid to our other executive officers. In so doing, the Compensation Committee considers recommendations from our CEO in determining executive compensation. Specifically, our CEO recommends base salary increases, annual cash incentive opportunities, and equity award levels for executives other than himself. He also advises the Compensation Committee regarding the compensation program’s ability to attract, retain and motivate executive talent. The Compensation Committee has and exercises the ability to materially increase or decrease the compensation amounts recommended by our CEO. Our CEO is also involved in our executive compensation process by providing input on the performance criteria applicable to other executives. Our Compensation Committee regularly meets in executive session, with our CEO not in attendance, where discussions are had and decisions are made regarding the CEO's compensation. The Compensation Committee has the authority to designate one or more subcommittees, which subcommittees, to the extent not limited by applicable law or NYSE listing standards, may have and exercise all the powers and authority of the Committee.
The Compensation Committee also considers the input of the Committee's independent compensation consultant. For 2022, Pay Governance LLC continued to serve in that role. During 2022, Pay Governance assisted the Company in monitoring the effectiveness and competitiveness of its executive compensation program, provided the Committee competitive market data regarding the target pay opportunities of the NEOs, informed the Committee on marketplace trends and investor policies, reviewed the Company’s compensation program for non-employee directors as requested by the Corporate Governance Committee and supported the Company in its proxy disclosures. The Committee has assessed the independence of Pay Governance, and it has determined no conflicts of interest exist utilizing the factors established by the NYSE and the SEC.
Throughout the discussion that follows, the phrase "independent compensation consultant" refers to Pay Governance unless otherwise noted.
Competitive Market Data
The Committee historically has used competitive market data as developed by its independent compensation consultant to help determine base salaries, target incentive opportunities (annual as well as long-term) and total compensation opportunities for our NEOs. Pay Governance developed and presented such market data to the Committee in February 2022, which were considered as the Committee evaluated potential changes to the target pay opportunities of our NEOs (including their base salaries).
Pay Governance developed the market data from two primary sources of information. One source of data used by Pay Governance consists of several compensation surveys which include hundreds of companies of various sizes from across industries. Data developed from these surveys focus on industrial or manufacturing companies with revenue ranging from $500 million to $1 billion. The other source of data is derived from proxy statements and other publicly available disclosures relating to a benchmarking peer group, which consists of 21 publicly traded companies with revenue comparable to the Company (median revenue of $915 million, ranging from more than $350 million to roughly $3.4 billion). Several criteria were used to select peer companies, including the following: (i) operate in related industries (aerospace/defense, industrial machinery, electrical components, medical equipment); (ii) fall within a reasonable range of the Company’s size in other factors of size and scale (revenue, market capitalization, assets, invested capital, employees); (iii) produce similar types of products; (iv) serve similar end-use markets; and (v) include the Company in their pay benchmarking peer group (or are included in the peer groups used by proxy advisors). Based on those criteria, the following list of 21 companies comprised the pay benchmarking peer group utilized by the Committee and the independent compensation consultant during 2022:

AAR Corp.	Barnes Group Inc.	Kratos Defense & Security
Aerojet Rocketdyne	CIRCOR International, Inc.	Luxfer Holdings PLC
AeroVironment, Inc.	Ducommun Incorporated	Mercury Systems, Inc.
Albany International Corp.	EnPro Industries, Inc.	NN, Inc.
Allied Motion Technologies	ESCO Technologies, Inc.	RBC Bearings Incorporated
Altra Industrial Motion Corp.	HEICO Corporation	Regal Rexnord Corporation
Astronics Corporation	Hexcel Corporation	TriMas Corporation
This peer group was unchanged from 2021 and serves as the near-term basis for analytical comparisons of (i) pay benchmarks for the Company's executive officers (in conjunction with analysis of pay surveys), especially for the CEO and CFO; (ii) incentive plan design best practices and industry norms; (iii) pay-for-performance alignment; (iv) evaluation of the difficulty of incentive goals; and (v) financial performance benchmarks and comparisons.
The Committee's compensation philosophy provides that an NEO’s base salary, annual cash incentive target and the annualized target value of long-term incentive opportunities should, over time, approximate the market median (overall and by individual pay element), as represented by the market data compiled by the Committee’s consultant. The results from Pay Governance’s analyses indicated the total target compensation opportunities for the Company's NEOs as a group generally approximated market medians with some variance relative to median by individual and by element. The exceptions to this finding were the Company’s CEO and CFO, whose pay opportunities were below market medians and reflect their being relatively new to their roles.
Components of Executive Compensation
The total compensation program for our Named Executive Officers is comprised of the following elements:
•Base salaries;
•Annual cash incentive awards;
•Long-term incentive awards; and
•Retirement and other benefits.
Each of these elements is discussed in more detail below.
Base Salaries. Historically, the Company aims to pay salaries approximating market medians, appropriately modified to reflect an individual’s skills, experience, achievements and internal comparisons with other executives at their level inside the Company.
The Committee reviews NEO salaries and pay positioning at least once per year and adjusts salaries based on several factors, including: current market conditions, Company performance, individual performance, previous experience, management potential, comparisons against market compensation data (including the Company’s pay benchmarking peers), and the Company’s overall merit increase budgets. Merit increase budgets are set annually based on external labor market trends, business performance, inflation and other pertinent factors. Salary adjustments, if any, are then determined by the CEO for each NEO (other than the CEO) and recommended to the Committee for approval. The performance rating determination is primarily based upon the officer’s level of substantive performance in executing the responsibilities listed in his or her position description.
The Committee recommends to the Board any adjustment to the base salary of the CEO after consulting with the Corporate Governance Committee to obtain the committee's assessment of the CEO’s performance for the year. The Corporate Governance Committee solicits input from all independent directors regarding the CEO’s annual performance.
Based on his review of each other NEO’s performance, external market data relating to salaries for executives with similar duties at companies of comparable revenue and the Company’s merit increase budget, the CEO recommended, and the

Committee approved, a 4% increase in the base salaries of Messrs. Bartlett and Lisle, while Mr. Coogan received an increase of 13% in order to bring his salary closer to the peer median. Mr. Lane's salary was determined at the time of his hiring based on competitive market data for executives in similar roles, as well as those in similar positions who were externally recruited. After giving effect to these increases, base salaries for all NEOs other than Mr. Coogan continued to approximate market medians, the Company’s objective for base salaries. Mr. Coogan's base salary continued to fall below the market median as he was only recently appointed to his new position in 2021.
In addition, the Committee reviewed the CEO’s performance for the year, as well as his salary position relative to the CEOs in the pay benchmarking peer group. Based on the Committee’s more than satisfactory evaluation of his performance during 2021 and his salary remaining well below the median of the peer group, it recommended and the Board approved a 10% increase in Mr. Walsh’s salary, which remained below the median of the pay benchmarking peer group even after such increase.
Annual Cash Incentive Awards. Our annual cash incentive award plans remained virtually unchanged in 2022 from the program that has been in place for the past several years. Our annual cash incentives are designed to reward employees for financial and operational performance that drive shareholder value and focus our organization on meeting or exceeding designated performance goals. The plans provide employees, including our NEOs, with the opportunity to earn cash awards based on the degree to which the Company achieves predetermined performance measures for the year.
The elements used to determine awards include:
•an award opportunity (expressed as a percentage of base salary);
•performance measures (such as adjusted EBITDA or free cash flow);
•a weighting for each performance measure toward the executive’s total award (which equal 100% in the aggregate); and
•a range of performance objectives (threshold, target and maximum results) for each performance measure.
Target Award Opportunities. The Committee establishes the target annual cash incentive award opportunities for each salary grade after considering external market data, if needed, and receiving the advice of the independent compensation consultant as well as input from the Company’s CEO and Chief Human Resources Officer (or "CHRO"). The Company’s philosophy has been to provide target annual cash incentive opportunities equal to market median levels and capable of producing median cash compensation (salary plus bonus) when target objectives are achieved. Further, actual cash incentives paid to an executive (as well as resulting cash compensation) can vary from target opportunities to the degree to which actual results fail to meet or exceed the Company’s target performance objectives. As a result, positioning award targets at the market median reinforces the Committee’s strategy that annual cash incentive payments should exceed target levels only when the Company's actual financial performance exceeds the Company’s targeted objectives.
Performance Measures. The annual cash incentives for NEOs with enterprise-wide responsibilities that extend across all business units and operating segments are generally determined with reference to the consolidated financial results of the Company using performance measures, weights and performance objectives that are the same for each officer. In contrast, the annual cash incentives for NEOs with segment and business unit responsibilities are generally determined to a significant degree with reference to the financial results of their segment(s) and/or business unit(s), reinforcing accountability for performance that is most within those individuals’ control and influence.
For 2022, Messrs. Walsh, Coogan and Lisle had enterprise-wide responsibilities, so their annual cash incentives were determined solely with reference to the consolidated financial results of the Company. Mr. Bartlett had oversight of the Engineered Products and Structures Segments, so his annual cash incentive was determined in equal parts with reference to the consolidated financial results of the Company, the financial results of the Engineered Products Segment and the financial results of the Structures Segment. Although Mr. Lane had oversight of the Precision Products Segment, his annual cash incentive opportunity for 2022 was determined solely with reference to the consolidated financial results of the Company in recognition of the fact that his employment did not commence until after mid-year and he was asked to devote significant time and attention all across the enterprise. It is expected that Mr. Lane's annual cash incentive opportunity for 2023 will be determined to a more significant degree with reference to the financial results of the segments he oversees.
The performance measures for our NEOs for 2022 were as follows, equally weighted and unchanged from the performance measures used for corporate executives in 2021:

•Adjusted Consolidated EBITDA: net earnings before interest, taxes, depreciation and amortization and certain items that are not indicative of the operating performance.
•Adjusted Consolidated Free Cash Flow: “net cash provided by (used in) operating activities” less “expenditures for property, plant & equipment,” adjusted for certain items that are not indicative of the operating performance.
Adjusted Consolidated EBITDA focuses on the performance of the Company’s core operations, while Adjusted Consolidated Free Cash Flow is an important indicator of the Company’s ability to finance various capital decisions and fund continuing operations. The Committee believes these two factors and their weightings appropriately balance the need to improve operating results and manage cash flow during the Company’s on-going transformation.
For purposes of determining the level of achievement of the Company's financial performance for each of the foregoing performance measures, the Committee approved certain specified adjustments or modifications to Company performance that were applicable to all participants. The Committee also retained the ability to increase, decrease or eliminate the amount of any award that would otherwise be payable as a result of these adjustments or to further adjust any award due to special events or unforeseen circumstances. Because Adjusted Consolidated EBITDA and Adjusted Consolidated Free Cash Flow include the adjustments or modifications approved by the Committee, they are deemed to be non-GAAP financial measures. They have not been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and are not based on any standardized methodology prescribed by U.S. GAAP. As a result, they are not necessarily comparable to similarly titled measures presented by other companies. A description of the adjustments used in the determination of these non-GAAP financial measures is set forth in Appendix A, together with a reconciliation to the most directly comparable financial measures calculated under U.S. GAAP.
The following table summarizes the weightings of the performance measures used to determine the annual cash incentive awards for our NEOs in 2022:

2022 ANNUAL INCENTIVE AWARDS TARGET PERCENTAGES, PERFORMANCE MEASURES AND WEIGHTINGS(1)
Executive	Target Award as a Percentage of Salary	Adjusted Consolidated EBITDA	Adjusted Consolidated Cash Flow (2)
Ian K. Walsh	100%	50%	50%
James G. Coogan	60%	50%	50%
Russell J. Bartlett (3)	60%	50%	50%
Carroll K. Lane (4)	60%	50%	50%
Shawn G. Lisle	55%	50%	50%
(1)    All target award percentages assume the listed individuals were employed by the Company for the full year in the positions giving rise to the target award percentages listed, and all such individuals were so employed except for Mr. Lane who commenced employment with the Company effective as of July 5, 2022.
(2)    Corporate annual incentive awards are measured utilizing Adjusted Consolidated Free Cash Flow vs. Target, while the segment annual incentive awards are measured utilizing Adjusted Consolidated Operating Cash Flow vs. Target.
(3)    Mr. Bartlett's annual incentive compensation was calculated using one-third corporate results, one-third Engineered Products Segment results and one-third Structures Segment results.
(4)     Mr. Lane was appointed Senior Vice President and President of Air Vehicles & Precision Products effective as of July 5, 2022, and for his first partial year of employment, his annual cash incentive award was calculated based solely on the consolidated financial results of the Company, pro-rated to reflect his actual time employed. As part of his hiring arrangement, Mr. Lane received an additional $200,000 annual cash incentive award to make up for compensation forfeited upon leaving his former employer.
2022 Annual Incentive Award Performance Goals, Objectives and Payouts. The Committee reviews and approves the financial targets for each performance metric considering the Company’s profit plan for the year, the state of the industry and any other external economic factors which may affect overall Company performance. Those targets are meant to be reasonably demanding and support paying bonuses equal to 100% of target opportunities which reflect market median level and can produce median cash compensation (salary + bonus) if earned. They were established and approved at the Committee’s meeting in February 2022.

Further, the Committee approves maximum performance goals to motivate executives to exceed the Company’s profit plan or target goals. Conversely, it sets a threshold level of performance that must be achieved to pay any bonus, emphasizing the importance of achieving target goals. Failure to achieve this threshold level of performance generally results in no award. Maximum cash incentive awards are earned for results which equal 125% of target goals. Threshold awards are paid for results equal to 75% of target performance. This trade-off was considered reasonable because of the level of performance above target required to achieve maximum awards, and because it reduces potential risk-taking. The Company believes the ranges over which it assesses its annual EBITDA and cash flow results are comparable to those used by other companies. Interpolation is used to determine the payouts for results between threshold, target and maximum.
The following tables show, for the Company and each of its three operating segments, the performance goals for each performance measure, the financial performance in 2022 for each performance measure and the level of target opportunity earned for each measure (independent of the weights assigned to each measure to determine individual awards):

2022 ANNUAL INCENTIVE AWARD CALCULATIONS - CORPORATE
Level of Achievement	Target Award Earned(1)	Adjusted Consolidated EBITDA	Adjusted Consolidated Free Cash Flow
Threshold	50%	$72.1M	$31.8M
Target	100%	$96.1M	$42.4M
Maximum	200%	$120.1M	$53.0M
2022 Results(2)		$79.1M	$18.2M
% Target Award Earned(3)		82.3%	42.9%
Factor Earned		64.6%	0.0%
(1)    Performance at 75% of target is required to earn a threshold payout of 50% for each performance measure; performance at 100% of target earns a 100% payout; and performance at 125% of target generates a maximum payout of 200%. Interpolation is used to determine the payouts for Company financial performance between these amounts.
(2)    Represents adjusted results calculated in accordance with the plan’s original authorization. Please see Appendix A for a list of Committee-approved adjustments for 2022 and a reconciliation to the corresponding GAAP metrics.
(3)    See discussion below for the actual award percentages approved by the Committee.
The 2022 target goals for Adjusted Consolidated EBITDA and Adjusted Consolidated Free Cash Flow reflected the economic uncertainties facing many companies as the country emerged from the pandemic. The Company’s Adjusted Consolidated EBITDA target for 2022 was a slight improvement over the target in 2021 ($93.8M) and comparable to the actual results achieved for the year ($98.1M). In comparison, our adjusted consolidated free cash flow target objective for 2022 represented a meaningful increase over the target for 2021 ($33.7M) but measurably lower than last year’s actual results ($66.2M) because the prior year's results included a significant non-recurring payment of $64.0 million in respect of an outstanding receivable relating to our JPF program and the operating plan for 2022 included a $7.5 million year-over-year increase in capital investment spending for our Precision Products and Engineered Products Segments. Overall, the Committee and management believed these performance goals were appropriately challenging to warrant target annual incentive payouts based on the current economic environment.
Actual adjusted consolidated results for the Company for 2022 were mixed, as measured by our performance metrics. Adjusted Consolidated EBITDA for 2022 was $79.1M, which was below our target objective and below the prior year’s results. In contrast, the Company’s Adjusted Consolidated Free Cash Flow declined to $18.2M, which fell below the threshold performance level for the year. As a result, no annual cash incentive was earned for this performance measure.

2022 ANNUAL INCENTIVE AWARD CALCULATIONS - ENGINEERED PRODUCTS
Level of Achievement	Target Award Earned(1)	Adjusted Segment EBITDA	Adjusted Segment Operating Cash Flow
Threshold	50%	$59.9M	$25.4M
Target	100%	$79.9M	$33.9M
Maximum	200%	$99.9M	$42.4M
2022 Results(2)		$84.9M	$44.4M
% Target Award Earned(3)		106.2%	130.9%
Factor Earned		124.8%	200.0%
(1)    Performance at 75% of target is required to earn a threshold payout of 50% for each performance measure; performance at 100% of target earns a 100% payout; and performance at 125% of target generates a maximum payout of 200%. Interpolation is used to determine the payouts for Segment financial performance between these amounts.
(2)    Represents adjusted results calculated in accordance with the plan’s original authorization. Please see Appendix A for a list of Committee-approved adjustments for 2022 and a reconciliation to the corresponding GAAP metrics.
(3)    See discussion below for the actual award percentages actually approved by the Committee.
Adjusted Segment EBITDA for Engineered Products of $84.9M was a 106.2% achievement against target, resulting in an annual cash incentive award payout of 124.8% for this component. Adjusted Segment Operating Cash Flow $44.4M which was a 130.9% achievement against target, producing a payout of 200.0% for this component. Combined results for executives in the Engineered Products segment equaled 162.4% of their target incentive opportunity.

2022 ANNUAL INCENTIVE AWARD CALCULATIONS - PRECISION PRODUCTS
Level of Achievement	Target Award Earned(1)	Adjusted Segment EBITDA	Adjusted Segment Operating Cash Flow
Threshold	50%	$26.2M	$20.3M
Target	100%	$34.9M	$27.1M
Maximum	200%	$43.6M	$33.9M
2022 Results(2)		$25.7M	$7.5M
% Target Award Earned(3)		73.6%	27.7%
Factor Earned		0.0%	0.0%
(1)    Performance at 75% of target is required to earn a threshold payout of 50% for each performance measure; performance at 100% of target earns a 100% payout; and performance at 125% of target generates a maximum payout of 200%. Interpolation is used to determine the payouts for Segment financial performance between these amounts.
(2)    Represents adjusted results calculated in accordance with the plan’s original authorization. Please see Appendix A for a list of Committee-approved adjustments for 2022 and a reconciliation to the corresponding GAAP metrics
(3)    See discussion below for the actual award percentages actually approved by the Committee.
Results for our Precision Products segment failed to achieve the threshold performance objectives for both Adjusted Segment EBITDA and Adjusted Segment Operating Cash Flow. Accordingly, executives in this segment did not earn an annual cash incentive award for 2022.

2022 ANNUAL INCENTIVE AWARD CALCULATIONS - STRUCTURES
Level of Achievement	Target Award Earned(1)	Adjusted Segment EBITDA	Adjusted Segment Operating Cash Flow
Threshold	50%	$12.3M	$5.3M
Target	100%	$16.4M	$7.0M
Maximum	200%	$20.5M	$8.8M
2022 Results(2)		$0.5M	$(20.1)M
% Target Award Earned(3)		3.0%	(287.1)%
Factor Earned		0.0%	0.0%
(1)    Performance at 75% of target is required to earn a threshold payout of 50% for each performance measure; performance at 100% of target earns a 100% payout; and performance at 125% of target generates a maximum payout of 200%. Interpolation is used to determine the payouts for Segment financial performance between these amounts.
(2)    Represents adjusted results calculated in accordance with the plan’s original authorization. Please see Appendix A for a list of Committee-approved adjustments for 2022 and a reconciliation to the corresponding GAAP metrics.
(3)    See discussion below for the actual award percentages actually approved by the Committee.
Results for our Structures segment failed to achieve the threshold performance objectives for both Adjusted Segment EBITDA and Adjusted Segment Operating Cash Flow. Accordingly, executives in this segment did not earn an annual cash incentive award for 2022.
Based on these results, the Committee approved annual cash incentive payouts equal to 32.3% of the target incentive opportunity for Messrs. Walsh, Coogan, Lane and Lisle. This result marks a significant decline from last year’s payout (which was 159.2% of target) and reflects results for both measures that were below prior year results. Mr. Bartlett’s annual cash incentive payout was 64.3% of target, based on the performance achievements of Corporate, the Engineered Products Segment and the Structures Segment (each weighted equally).
Long-Term Incentive Awards
Prior to 2021, the Company had a long-standing practice of using cash- and equity-based awards under the long- term incentive features of the Company's stock incentive plans ("LTIP Awards") to focus executive officers on long-term performance. Most recently under this approach, LTIP Awards were based on the total shareholder return ("TSR") and Average Adjusted Return on Total Invested Capital ("Average Adjusted ROIC") results during a three-year performance period relative to those of the companies in the Russell 2000 Index. This approach delayed the timely reporting of long-term incentive compensation payouts as the Company needed to wait until a sufficiently large sample of Russell 2000 Index companies had reported their audited financial results for the final year of the three-year period. LTIP Awards were generally paid in cash unless a participant had not met the required stock ownership level under the Company’s stock ownership guidelines.
In 2021, the Committee modified the long-term incentive award program to increase the emphasis on equity-based compensation and permit the more timely reporting of long-term incentive compensation payouts. The LTIP Awards granted to our NEOs in February of 2021 and 2022 consisted of a combination of service-based restricted share awards ("RSAs") and performance share units settled in shares ("PSUs"). Consistent with the Company’s practice of emphasizing performance-based awards, 75% of an NEO’s target long-term incentive value was delivered in the form of PSUs and 25% in the form of RSAs. The Committee believes this approach increases the alignment of our NEOs’ interests with those of shareholders, helps build stock ownership (especially important for several new executives) and strikes a reasonable balance between awards focused on executive retention and those linked to the Company’s long-term financial results. Performance-based awards continue to be based on TSR and Average Adjusted ROIC over a three-year performance period, each of which remain equally weighted in determining payouts. While TSR continues to be assessed against the companies in the Russell 2000 Index, Average Adjusted ROIC now is evaluated against internally established goals for the three-year performance period. These changes increase the focus on achieving the long-term goals of the Company’s strategic plan and on-going transformation.
2022 LTIP Awards. Consistent with the Company’s new approach, the Committee approved the following long-term incentive awards to our NEOs in 2022. The target value of the long-term incentive awards granted to each NEO approximated the market median for other executives in similar roles at companies similar in revenue to size to the Company.

2022 LTIP AWARDS
	Target LTIP Value
Executive	Percentage of Base Salary	Target Value(1)	RSAs(2)	Target PSUs(3)
Ian K. Walsh	300%	$2,175,000	13,750	41,255
James G. Coogan	140%	$532,000	3,365	10,090
Russell J. Bartlett	140%	$612,850	3,875	11,625
Carroll K. Lane (4)	140%	—	—	—
Shawn G. Lisle	105%	$473,918	2,995	8,990
(1)    Represents the target value of the total award based on a stock price of $39.54 per share, the closing price of the Company’s common stock on the NYSE on February 7, 2022, the share price used for purposes of determining the awards, which were subsequently approved by the Committee on February 22, 2022. The amounts shown in the table do not purport to represent the grant date fair value of the awards determined in accordance with FASB Accounting Standards Codification topic 718 or the actual values ultimately realized by the named executives.
(2)    Represents 25% of the target value of the total award determined as specified in note 1.
(3)    Represents 75% of the target value of the total award determined as specified in note 1.
(4)    Mr. Lane joined the Company effective July 5, 2022 and therefore did not receive a grant in February 2022. Upon joining the Company, Mr. Lane received a combination of stock options and restricted share awards valued at $1,000,000. He will be eligible for a Target LTI of 140% of his base salary for the Company's annual incentive awards granted in February 2023. Additionally, on his one year anniversary with the Company, he will receive another grant of stock options and restricted share awards valued at $1,000,000. These awards were made to make up for the value of the unvested equity awards he forfeited upon joining the Company.
Each RSA will vest ratably over three years, commencing as of March 1, 2023 and continuing as of the first and second anniversaries of such date, subject to the continued employment of the participant through the applicable vesting date. If a participant’s employment with the Company terminates for any reason other than death, disability or retirement (or in connection with certain change in control related terminations, as discussed below), all unvested shares shall be forfeited to the Company. If a participant dies or becomes disabled while in the employ of the Company or retires after attaining age 62 with at least five years of employment service or after attaining age 65, all unvested shares will become fully vested. All holders of RSAs are entitled to receive dividends when and as paid on the Company’s common stock.
Each PSU represents the contingent right to receive one share of the Company’s common stock, or at the Company’s election, the cash value of such share, subject to the terms and conditions set forth in the Performance Stock Unit Award Agreement evidencing each award. Depending on the financial performance of the Company during the three-year performance period commencing as of January 1, 2022 and ending as of December 31, 2024 (the “Performance Period”), the holder of each PSU may earn from 0% to 200% of the target number of PSUs. The performance measures for each PSU are Average Adjusted ROIC and TSR, each equally weighted at 50% of the total award. Average Adjusted ROIC will be measured against internally generated targets and TSR will be measured on a relative basis against the performance of the companies comprising the Russell 2000 index during the Performance Period. Earned PSUs, if any, shall vest on the last day of the Performance Period (the “Vesting Date”) if the participant is then employed by the Company. If a participant’s employment with the Company terminates for any reason other than death, disability or retirement prior to the Vesting Date (or in connection with certain change in control related terminations, as discussed below), all unvested PSUs shall be forfeited to the Company. If a participant dies or becomes disabled while in the employ of the Company or retires after attaining age 62 with at least five years of employment service or after attaining age 65 prior to the Vesting Date, the number of PSUs that become earned shall be determined at the end of the Performance Period and the earned PSUs, if any, shall be settled on a pro rata basis based on the Company's achievement of its average Adjusted ROIC and relative TSR goals. All holders of PSUs will be entitled to receive dividend equivalents on earned PSUs when the awards are settled after the completion of the Performance Period.

2022-24 PERFORMANCE SHARE UNIT GOALS
Level of Achievement(1)	Percentage of Target Award Vested	3 Year Avg. Adj. ROIC vs. Internal Goal	3 Year TSR Ranking vs. Russell 2000 Companies(2)
< Threshold	0	< 75% of Target	< 25th Percentile
Threshold	50%	75% of Target	25th Percentile
Target	100%	100% of Target	50th Percentile
Maximum	200%	≥ 125%% of Target	≥ 75th Percentile
(1)    Interpolation is used to determine payments for financial performance for results from threshold to target and from target to maximum.
(2)    The percentage of target award vesting with respect to TSR results relative to the companies in the Russell 2000 Index is capped at 150% if the Company's TSR is less than zero.
Average Adjusted ROIC is a non-GAAP financial measure that includes certain adjustments approved by the Committee for purposes of determining the level of achievement of the Company's financial performance. It has not been prepared in accordance with U.S. GAAP and is not based on any standardized methodology prescribed by U.S. GAAP. As a result, it is not necessarily comparable to similarly titled measures presented by other companies. A description of the adjustments used in the determination of Average Adjusted ROIC is set forth in Appendix A, together with a reconciliation to the most directly comparable financial measures calculated under U.S. GAAP.
Estimated 2022 LTIP Payouts. In February of 2020, the Committee granted three-year cash-based LTIP Awards to the persons then serving as the Company's executive officers, including Mr. Lisle. None of our other NEOs received these awards, as they were not executive officers of the Company as of the date of grant.
The Compensation Committee will determine the level of achievement of the performance criteria for these LTIP Awards after a sufficient number of Russell 2000 companies report their earnings for the year ended December 31, 2022. This will not occur until after the date of this proxy statement, so the exact amount of the payouts in respect of these awards is not currently calculable and is not shown in the Summary Compensation Table. As noted in footnote 3 to the Summary Compensation Table, the Company will prepare and file a Current Report on Form 8-K disclosing the actual payouts in respect of these awards promptly after they are determined and approved by the Committee.
Set forth below is a summary of the principal terms and conditions of the three-year LTIP Award that will be settled later in the year after a sufficient number of Russell 2000 companies report their earnings for the year ended December 31, 2022.
    Three-Year LTIP Awards Covering the 2020-2022 Performance Period. The target award opportunities for the three-year LTIP Awards covering the 2020-2022 performance period are as follows:

Executive(1)	2020 Base Salary(2)	Cash Award Opportunity as a % of Base Salary	Award Value at Target(3)
Shawn G. Lisle	$417,756	105%	$438,644
(1)    Mr. Lisle was the only NEO to receive a cash-based LTIP Award for the 2020-22 performance period. Messrs. Walsh, Coogan, Bartlett and Lane did not receive an LTIP Award for the 2020-22 performance period, as they were not executive officers of the Company as of the date of grant.
(2)    Reflects base salary as of the date of grant, which was February 17, 2020.
(3)    Reflects estimated value of LTIP Awards at 100% of target. Actual results could vary from target based on the Company's actual financial performance for the three-year performance period.

    The performance measures and weightings for the three-year LTIP Awards covering the 2020-2022 performance period and the applicable benchmarks against which Company performance is measured are as follows:

Performance Measure	Benchmark	Weighting
Three-Year Average Adjusted ROIC	Three-Year Average Return on Total Capital for the Russell 2000 Index Companies	50%
Three-Year Average TSR	Three-Year Average Total Return to Shareholders for the Russell 2000 Index Companies	50%
Company performance in the bottom quartile of the Russell 2000 earns no long-term incentive award payment for the performance goal; performance at the 25th percentile results in a long-term incentive award at 25% of target for the performance goal; performance at the median results in a long-term incentive award at 100% of target for the performance goal; and performance in the top quartile, or above, results in a maximum long-term incentive award payment at 200% of the target for the performance goal. Interpolation is used to determine payments for financial performance between the 25th percentile up to the median, and above the median up to the 75th percentile. Notwithstanding the foregoing, the percentage of target payable with respect to any particular financial measure is capped at 150% if the Company’s performance with respect to that measure is less than zero. This performance measurement methodology remains constant through the years although the performance of the Russell 2000 changes annually, thus increasing or decreasing the targets.
For purposes of determining the achievement or satisfaction of the performance measures discussed above, the Committee approved substantially comparable adjustments to the calculation of Company performance that were approved in connection with the grant of the 2022 annual incentive awards. See "Annual Cash Incentive Awards" above and the discussion set forth in Appendix A. Like the annual incentive awards, the Committee retained the ability to increase, reduce or eliminate the amount of any award that would otherwise be payable as a result of the adjustments or to further adjust any award due to special events or unforeseen circumstances.
    Current Accruals in Respect of Estimated 2022 LTIP Payouts. As discussed above, the Summary Compensation Table does not include any amounts that have been accrued as expense in relation to any of the LTIP awards that are expected to be settled and paid to Mr. Lisle in respect of the three-year performance period ended December 31, 2022. The Company will report the actual amounts earned and paid to Mr. Lisle in respect of these awards in a Current Report on Form 8-K, which will be filed with the SEC later this year after the Committee has received sufficient 2022 operating results for Russell 2000 companies to determine their ROIC for the final year of the performance period and certifies the extent to which the Company achieved the performance goals established for the awards.
    As of January 30, 2023, approximately 27% of the Russell 2000 Index companies had reported earnings for the year ended December 31, 2022. Based on the Company's adjusted performance for the performance period and preliminary data available as of this date, the Company has accrued $225,463 in respect of Mr. Lisle's LTIP award based on an estimated aggregate payout percentage equal to 51.4% of target. SHAREHOLDERS ARE CAUTIONED THAT THE FOREGOING INFORMATION IS PRELIMINARY IN NATURE, IS SUBJECT TO CHANGE BASED ON THE ACTUAL REPORTED RESULTS OF THE RUSSELL 2000 INDEX COMPANIES, AND HAS NOT BEEN APPROVED BY THE COMMITTEE. THE COMPANY'S RELATIVE PERFORMANCE AGAINST THE RUSSELL 2000 INDEX COMPANIES MAY BE BETTER OR WORSE THAN WOULD BE INDICATED BY THE PRELIMINARY DATA THAT IS AVAILABLE AS OF THE DATE OF THIS PROXY STATEMENT. THEREFORE, THE ACTUAL PAYOUTS IN RESPECT OF THESE AWARDS AS FINALLY DETERMINED BY THE COMMITTEE MAY BE MORE OR LESS THAN THE AMOUNT ACCRUED.
Retirement Benefits
The Company sponsors a tax-qualified defined contribution plan (the "401(k) plan"), in which our Named Executive Officers are eligible to participate on the same basis as other company employees. Participants generally may elect to contribute from 1% to 50% of their eligible compensation to the 401(k) plan in the form of pre-tax, after-tax or Roth contributions subject to certain limitations imposed by federal law. The Company generally makes employer-matching contributions on a participant's pre-tax and Roth contributions in the amount of $1.00 for each $1.00 that a participant contributes, up to 5% of compensation subject to applicable limits imposed by federal tax law. Participants in the 401(k) plan are always vested in their own contributions. Employer-matching contributions vest when a participant acquires three years of service with the Company.
Our NEOs are also eligible to participate in our non-qualified Deferred Compensation Plan, which permits pre-tax deferrals of up to 50% of a participant's base salary and up to 100% of his or her annual cash incentive award. In addition, the Company makes supplemental deferred compensation contributions to eligible participants equal to 10% of the amount by which a participant's compensation exceeds the maximum allowable compensation limit for purposes of a tax-qualified plan, which for 2022 was $305,000. The supplemental deferred compensation earned by our Named Executive Officers in 2022 is included in the "All Other Compensation" section of the Summary Compensation Table.
Participant accounts under the Deferred Compensation Plan generally are credited with interest at a rate equal to 120% of the applicable federal long-term rate in effect for the month of October prior to the beginning of the applicable plan year (the "Interest Crediting Rate"). Effective as of July 1, 2016, however, the Deferred Compensation Plan was amended to make available to participants various market-based investment crediting options for the deemed investment of up to 50% of their then-existing account balances as of July 11, 2016, and 100% of their own deferral contributions after July 11, 2016. All supplemental deferred compensation contributions made by the Company will continue to be credited with interest based on the annual Interest Crediting Rate in effect from time to time.
A participant must be actively employed on the crediting date (i.e., January 1 following the applicable plan year) to receive matching and supplemental deferred compensation contributions. Deferrals and all Company contributions and earnings are 100% vested. For more information about the Deferred Compensation Plan, please refer to "Non-Qualified Deferred Compensation Plan" below.
Finally, one of our NEOs (Mr. Coogan) has accrued benefits under a tax-qualified defined benefit pension plan, which is now closed to new participants. See the discussion below under the heading "Pension Benefits" for more information about the defined benefit pension plan
Other Benefits
Our Named Executive Officers are eligible to participate in the benefit plans that are generally available to our employees, which include health, dental, life insurance, vision and disability plans. With the discontinuance of its vehicle allowance program in 2021, the Company now provides relatively few perquisites, consisting primarily of an annual physical examination, executive life insurance, employer matching contributions under our 401(k) plan and supplemental employer contributions under our Deferred Compensation Plan.
The Company also owns and operates a corporate aircraft that is used primarily for business travel by our senior leadership team and other members of management. From time to time, the corporate aircraft may be used for limited non-business purposes, subject to availability and prior approval by our President and Chief Executive Officer. In addition, spouses and guests of our senior leadership team and other members of management infrequently ride along when the corporate aircraft is already going to a specific destination for a business purpose. This use involves little or no incremental cost to the Company. The aggregate incremental cost of such non-business use of the corporate aircraft by our NEOs, if any, is included in the "All Other Compensation" column of the Summary Compensation Table. For purposes of the foregoing and the amounts shown in the table, the incremental cost of the non-business use of the corporate aircraft is determined based on the variable operating costs incurred by the Company in connection with such travel (including any related unoccupied positioning, or "deadhead," flights), which includes (i) landing, ramp, and parking fees and expenses; (ii) crew travel expenses; (iii) catering supplies and related expenses; (iv) aircraft fuel and oil expenses per hour of flight; (v) certain maintenance and repair expenses; and (vi) the cost of passenger ground transportation. Because the aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as the salaries of pilots and crew, the acquisition costs of the aircraft, and the costs of maintenance and upkeep.
Our NEOs incur taxable income, calculated in accordance with the Standard Industry Fare Level ("SIFL") rates, for all non-business use of our corporate aircraft. We do not grant bonuses to cover, reimburse, or otherwise “gross up” any income tax owed for non-business travel on our corporate aircraft.
Clawback Policy
The Company adopted a compensation clawback policy that applies to all officers of the Company and its domestic subsidiaries, including our NEOs, effective as of January 1, 2021. In the event that we are required to restate our financial results due to material noncompliance by the Company with any financial reporting requirement under the securities laws (a "Mandatory Restatement"), the Committee, in its sole discretion exercised in good faith, may require each such officer who's fraudulent or knowing, intentional misconduct resulted, directly or indirectly, in the Mandatory Restatement to pay the Company a sum up to and including the Recapture Amount. For purposes of the foregoing, the "Recapture Amount" is the difference between (i) the amount of incentive compensation paid or received, or to be paid or received, by a covered person based on the financial results reported in financial statements that are subsequently determined to be subject to a Mandatory Restatement, and (ii) the amount that would have been paid or received by the covered person based on the financial results reported in the Mandatory Restatement, in each case as determined in good faith by the Committee and reduced by net tax cost of such compensation to the covered person. To the extent that the price of the Company’s common stock is or was a component of the performance objectives upon which the incentive compensation was paid, the value of the stock taken into account for purposes of re-determining the level of achievement based on the Mandatory Restatement shall be equitably adjusted by the Committee in its sole discretion.
On October 26, 2022, the SEC adopted final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Act. The final rules direct the stock exchanges to establish listing standards requiring listed companies to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers. Listed companies will be required to adopt a clawback policy providing for the recovery of incentive-based compensation erroneously received by current or former executive officers during the three completed fiscal years immediately preceding the year in which the company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements. The Company intends to amend its current compensation clawback policy to the extent necessary to comply with the listing standards adopted by the NYSE.
Employment and Change in Control Arrangements
The Company currently has an employment agreement with Mr. Walsh and change in control agreements with each of its current executive officers, including Messrs. Walsh, Coogan and Lane. The terms and conditions of the employment and change in control agreements are described in more detail below and reflected in the Post-Termination Payments and Benefits Table.
The Committee approved the employment agreement with Mr. Walsh to encourage him to remain with the Company, discourage competitors from attempting to hire him and protect the Company in the event that he departs by strictly prohibiting the disclosure of confidential information, limiting his ability to compete with the Company after employment termination, requiring the signing of a release agreement before the payment of severance benefits and imposing reasonable post-employment cooperation obligations. The Committee believes the change in control agreements serve the interests of our Company and its shareholders by ensuring that, if a change in control transaction is ever under consideration, our executives will be able to advise our Board of Directors about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations.
Onboarding of Mr. Lane
Mr. Lane commenced employment with the Company on July 5, 2022, as Senior Vice President and Segment Lead of the Company's Precision Products Segment. Upon joining the Company, Mr. Lane received (i) a signing bonus of $200,000 (payable in January 2023 if he remained in the employ of the Company as of such date); (ii) an initial base salary of $450,000 per annum; (iii) an initial annual cash incentive opportunity with a target equal to 60% of his base salary (pro-rated to for his actual time employed during 2022) plus $200,000; and (iv) an initial long-term incentive opportunity consisting of a combination of stock options and restricted share awards valued at $1,000,000 (40% of which were in the form of nonqualified stock options and 60% of which were in the form of restricted share awards). Assuming he is still employed by the Company on the first anniversary of his employment, he will receive an additional grant of stock options and restricted share awards valued at $1,000,000 (in the same proportion as his initial award).
As discussed above, Mr. Lane's initial compensation package was determined taking into account competitive market data compiled by the Company's independent compensation consultant for executives in similar roles, as well as those in similar positions who were externally recruited. The initial equity awards were granted to make up for the value of unvested equity awards that were forfeited when Mr. Lane left the employ of his prior employer. Although Mr. Lane had oversight of the Precision Products Segment, his annual cash incentive opportunity for 2022 was determined solely with reference to the consolidated financial results of the Company in recognition of the fact that his employment did not commence until after mid-year and he was asked to devote significant time and attention all across the enterprise. It is expected that Mr. Lane's annual cash incentive opportunity for 2023 will be determined to a more significant degree with reference to the financial results of the segments for which he is responsible. Finally, Mr. Lane will be eligible for a target long-term incentive opportunity equal to 140% of his base salary commencing in 2023.
2023 NEO Terminations of Employment
On January 18, 2023, the Company announced the next phase in its portfolio reshaping and cost reduction efforts designed to focus resources on the highest growth opportunities, improve financial performance and position the Company to deliver sustainable shareholder value creation. In connection with those initiatives, the Company further announced that Messrs. Bartlett and Lisle would be leaving the employ of the Company, effective as of January 27, 2023.
The Company entered into separation and release agreements with Messrs. Bartlett and Lisle that generally provide for the following termination payments and benefits: (i) a severance payment equal to 12 months base salary ($1,000,000 for Mr. Lisle), (ii) 18 months of benefit continuation for Mr. Bartlett, (iii) full vesting of outstanding restricted stock awards, (iv) eligibility to vest in a pro-rata portion of outstanding performance stock units, subject to the attainment of the financial targets set forth therein based on the actual financial performance of the Company and the portion of the performance period elapsed as of the executive’s departure date, and (v) for Mr. Lisle, payment of his cash-based long-term incentive payment for the period from January 1, 2020 through December 31, 2022. In exchange for these termination payments and benefits, each executive agreed to a number of restrictive covenants and executed a release of claims in favor of the Company.
Stock Ownership Guidelines
The Company maintains stock ownership guidelines for both non-employee directors and corporate management. The Board believes that directors and senior management should have a significant equity position in the Company and that these guidelines further the Board’s interest in encouraging a longer-term focus in managing the Company. For information about the stock ownership guidelines for non-employee directors, please see "Information about the Board of Directors and Corporate Governance - Other Information about the Board’s Structure and Composition - Stock Ownership Guidelines, " above.
The current stock ownership guidelines for senior management require all covered executives to achieve and continue to maintain the following stock ownership levels:

Position with the Company	Salary Multiple
President and CEO	5X
Chief Financial Officer	3X
All other Executive Officers	2X
All other Corporate Vice Presidents and Designated Senior Executives	1X
The Committee reviews the stock ownership levels of executives subject to these guidelines on a quarterly basis, and the Corporate Governance Committee reviews the stock ownership levels of all non-employee directors.
When considering whether the guidelines have been achieved at any particular point in time, the value of a share of Company stock is the highest of (i) the closing price of a share of Company stock on the NYSE on the most recent trading day preceding the date of determination; (ii) the highest closing price of a share of Company stock on the NYSE on the last trading day of each of the last five years; or (iii) $43.15, which was the closing price of a share of Company stock on the NYSE on December 31, 2021, the last trading day of the fiscal year immediately preceding the date on which the Board most recently amended and restated the guidelines.
For purposes of determining compliance with the guidelines, shares owned directly by a covered person or by his or her spouse or minor children, shares held in trust for the benefit of the covered person or for the benefit of his or her spouse or children, and unvested time-based restricted share awards and restricted stock units are included in the calculation of shares owned, but unvested performance share awards and unexercised stock options are excluded.
Each person subject to the guidelines is expected to use good faith efforts to attain the applicable stock ownership amount within a reasonable period of time after becoming subject to the guidelines or becoming subject to a higher ownership multiple, and is expected to continuously own a sufficient number of shares to meet the applicable stock ownership amount once it has been attained. Until the applicable stock ownership amount has been achieved, and thereafter whenever the applicable stock ownership amount has not been met, each person subject to the guidelines is expected to retain at least 50% of the shares of

Company stock acquired upon grant, exercise or vesting of equity awards (including long-term performance awards payable in shares) granted under any equity compensation plan or program maintained by the Company, net of any shares surrendered to pay taxes and/or exercise prices.
As of December 31, 2022, Messrs. Lisle and Lane had achieved their targeted stock ownership amounts, and Messrs. Walsh, Coogan and Bartlett were progressing toward compliance.
For more information about the stock holdings of our directors and NEOs, please see "Stock Ownership of Directors and Executive Officers" above.
Risk Assessment of Compensation Practices
Each year, management, including the Company’s Internal Audit Department, reviews the incentive compensation programs in which Named Executive Officers and other Company employees participate to assess whether such programs create risks that are reasonably likely to have a material adverse effect on the Company. Incentive compensation programs exist at our corporate headquarters and at the business unit level, and no particular business carries a significant portion of the Company’s overall risk profile. Stock incentive awards are also available under the Company’s incentive compensation plans for executives recommended by senior management. These awards are determined based upon parameters developed by the Compensation Committee’s independent compensation consultant and all awards are reviewed and approved by the Compensation Committee. The cash incentive compensation program for corporate executives is subject to performance parameters and dollar limitations with supervisor recommendations reviewed and approved by the CEO, the CFO and the CHRO. Cash incentive programs at our business units tend to be discretionary in nature with review and approval of all recommendations by business unit management. On the basis of this review, management has concluded that the Company’s existing incentive programs do not create risks that are reasonably likely to have a material adverse effect on the Company.
Short Sales, Hedging and Pledging
The Company’s Insider Trading Policy expressly prohibits directors, executive officers and other designated employees who participate in the Company's financial reporting process or otherwise have access to information relating thereto from engaging in short-term or speculative transactions in Company securities, including, among others, (i) short sales of Company securities; (ii) publicly traded options, puts, calls or other similar derivative securities; (iii) hedging or similar monetization transactions, such as zero-cost collars and forward sale contracts; and (iv) holding Company securities in a margin account or pledging Company securities as collateral for a loan. During 2021, this policy was amended to eliminate any ability for the issuance of a waiver or pre-approval, so that all such hedging and pledging transactions are now unconditionally prohibited.
Tax  Considerations
Section 162(m) of the Code ("Section 162(m)") generally disallows a tax deduction to public companies for compensation paid in excess of $1 million for any fiscal year to a company’s "covered employees," which includes the principal executive officer, the principal financial officer and the next three most highly compensated executive officers, among others. While the Committee considers the likely tax consequences of the various components of the Company’s executive compensation program and strives to safeguard the deductibility of executive compensation where possible, tax considerations do not drive the design of our executive compensation program. The Committee believes it is important to retain flexibility to structure the Company’s executive compensation program and practices in a manner that the Committee determines is in the best interests of the Company and its shareholders. The Committee retains discretion to operate the Company’s executive compensation program in a manner designed to promote varying company goals. Consistent with this philosophy and approach, the Committee has concluded that certain compensation arrangements are in the best interest of the Company and its shareholders and consistent with its compensation philosophy and strategy despite the fact that the arrangements may not be fully deductible for tax purposes.
Context of This Discussion
To the extent that the foregoing discussion contained future individual or Company performance targets and goals, they were disclosed solely to facilitate a better understanding of the Company’s executive compensation program. Such performance targets and goals should not be deemed to be statements of management's expectations or estimates of results or other guidance. We strongly encourage investors not to apply these statements in other contexts.

Compensation Committee Report
The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management and concurs with its contents. Based on this review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement on Schedule 14A and incorporated in its Annual Report on Form 10-K for the year ended December 31, 2022.

Compensation Committee:

Jennifer M. Pollino, Chair
Aisha M. Barry
E. Reeves Callaway III
A.William Higgins

This report shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such statutes, except to the extent that the Company specifically incorporates the report by reference therein.

SUMMARY COMPENSATION TABLE
The table, footnotes and narrative below describe the aggregate compensation earned by each of our Named Executive Officers for the last three fiscal years (or such lesser period as the individual was a Named Executive Officer). For information on the role of each component of our executive compensation program, please see the discussion within the "Compensation Discussion and Analysis" section of this proxy statement.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Ian K. Walsh President & Chief Executive Officer	2022	$781,274	—	$2,290,408.00	—	$258,400	—	$223,710	$3,553,792
	2021	$687,500	—	$2,911,619.00	—	$1,154,200	—	$159,356	$4,912,675
	2020	$204,356	$200,000	$1,249,976.00	—	$125,000	—	$28,939	$1,808,271
James G. Coogan Senior Vice President and Chief Financial Officer	2022	$417,505	—	$560,266	—	$83,334	—	$63,726	$1,124,831
	2021	$325,771	—	$179,442	—	$258,951	—	$25,906	$790,070
	2020	$256,095	—	$45,136	$45,507	$55,000	$40,477	$36,311	$478,526
Russell J. Bartlett(6) Senior Vice President and Chief Operating Officer	2022	$450,915	—	$645,420	—	$175,505	—	$79,545	$1,351,385
	2021	$429,691	—	$706,191	—	$418,139	—	$34,828	$1,588,849

Carroll K. Lane(7) Senior Vice President and President of Kaman Air Vehicles and Precision Products	2022	$205,977	$200,000	$600,021	$400,000	$243,008	—	$13,087	$1,662,093

Shawn G. Lisle(8) Senior Vice President and General Counsel	2022	$464,908	—	$499,055	—	$83,390	—	$79,160	$1,126,513
	2021	$444,777	—	$520,719	—	$815,963	—	$44,381	$1,825,840
	2020	$389,037	—	—	—	$733,638	—	$93,649	$1,216,324
(1)Amounts shown in the Stock Awards column reflect the aggregate grant date fair value of restricted stock awards and performance share units granted to our Named Executive Officers in accordance with FASB Accounting Standards Codification Topic 718 ("ASC 718"). For a discussion of valuation assumptions, see Note 22, Share-Based Arrangements, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. Mr. Lane joined the company effective July 5, 2022, at which time he was granted Restricted Stock Awards.
(2)Amounts shown in the Option Awards column reflect the aggregate grant date fair value of stock options granted to our Named Executive Officers in accordance with ASC 718. For a discussion of valuation assumptions, see Note 22, Share-Based Arrangements, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. Mr. Lane joined the company effective July 5, 2022, at which time he was granted Option Awards.
(3)Amounts for 2022 represent annual cash incentive awards earned by the Named Executive Officers under our annual cash incentive plans, which are discussed in the Compensation Discussion and Analysis, but do not reflect amounts that cannot yet be determined but which may become due under outstanding cash-based LTIP Awards with performance periods ended December 31, 2022. Only Mr. Lisle has such cash-based LTIP Awards. The Company will prepare and file a Current Report on Form 8-K disclosing the actual payouts in respect of these awards promptly after they are determined and approved by the Committee in June 2023. Amounts shown for Mr. Lisle in respect of 2021 have been adjusted to reflect the LTIP payouts approved in June 2022 in respect of cash-based LTIP Awards with performance periods ended December 31, 2021. Similarly, the amount shown for Mr. Lisle in respect of 2020 has been adjusted to reflect the LTIP payout approved in June 2021 in respect of a cash-based LTIP Awards with a performance period ended December 31, 2020. Our LTIP Award program is discussed in more detail in the Compensation Discussion and Analysis.
(4)Represents, to the extent applicable, the aggregate of (i) the total year-over-year change in actuarial present value of accrued benefits under our defined benefit pension plan (which was closed to new hires as of March 10, 2010 and under which benefits ceased accruing as of December 31, 2015), and (ii) above market or preferential earnings credited under the Company's non-qualified Deferred Compensation Plan. Only Mr. Coogan has accrued benefits under our defined benefit pension plan. The year-over-year change in actuarial present value of his accrued benefits was negative $74,655 and $14,843 for 2022 and 2021, respectively. Since these amounts are negative they are not included in the table pursuant to applicable SEC rules and regulations. There were no above market or preferential earnings credited to our NEOs under the Company's non-qualified Deferred Compensation Plan for any of the periods presented. All of these plans are discussed in more detail in the Compensation Discussion and Analysis.

(5)The following table sets forth the amounts of other compensation, including perquisites, paid to, or on behalf of, Named Executive Officers during 2022 included in the “All Other Compensation” column. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company.

	Mr. Walsh	Mr. Coogan	Mr. Bartlett	Mr. Lane	Mr. Lisle
Senior Executive Life Insurance	$2,992	$630	$3,978	$560	$2,106
401(k) Plan Matching Contribution	$15,250	$15,250	$15,250	$8,654	$15,250
Supplemental Deferred Compensation	$163,045	$38,593	$56,402	—	$55,509
Dividends on RSAs and RSUs	$42,423	$3,178	$3,915	$3,798	$2,970
Annual Physical & Wellness Incentive	—	$6,075	—	—	$3,325
Other	—	—	—	$75	—
Totals	$223,710	$63,726	$79,545	$13,087	$79,160

(6)    Mr. Bartlett first became a Named Executive Officer in 2021 and left the employ of the Company, effective as of January 27, 2023. Compensation information for 2020 has been omitted pursuant to applicable SEC rules and regulations. For more information relating to Mr. Bartlett's termination of employment, please see "Compensation Discussion and Analysis - 2023 NEO Terminations of Employment" and "Post-termination Payments and Benefits - 2023 NEO Terminations of Employment."
(7)    Mr. Lane joined the Company on July 5, 2022. For more information relating to the onboarding of Mr. Lane, please see "Compensation Discussion and Analysis - Onboarding of Mr. Lane."
(8)    Mr. Lisle left the employ of the Company, effective as of January 27, 2023. For more information relating to Mr. Lisle's termination of employment, please see "Compensation Discussion and Analysis - 2023 NEO Terminations of Employment" and "Post-termination Payments and Benefits - 2023 NEO Terminations of Employment."
GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2022
The following grants were made during the 2022 fiscal year to our Named Executive Officers pursuant to the Company’s Amended and Restated 2013 Management Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Executive	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
I. Walsh	2/22/2022	—	$800,000	$1,600,000	20,628	41,255	82,510	13,750	—	—	$2,836,225
J. Coogan	2/22/2022	—	$258,000	$516,000	5,045	10,090	20,180	3,365	—	—	$693,757
R. Bartlett	2/22/2022	—	$273,156	$546,312	5,813	11,625	23,250	3,875	—	—	$799,232
C. Lane	7/5/2022	—	$132,411	$264,822	—	—	—	18,988	39,121	$31.60	$1,000,025
S. Lisle	2/22/2022	—	$258,172	$516,344	4,495	8,990	17,980	2,995	—	—	$617,993
(1)Represents an annual cash incentive award granted under the Amended and Restated 2013 Management Incentive Plan in respect of 2022 performance. Satisfaction or achievement of the underlying performance criteria, and the resulting award payouts, were determined in February 2023. The maximum value of any annual cash incentive award granted under the Amended and Restated 2013 Management Incentive Plan in effect at the time of grant may not exceed $4,000,000. Mr. Lane's target is based on a pro-rated amount, given his start date with the Company was July 5, 2022.
(2)Represents PSUs granted under the Amended and Restated 2013 Management Incentive Plan for the 2022-2024 performance cycle. If the Company's performance does not meet the pre-established "Threshold" level of performance, the NEOs would not be entitled to a payout.
(3)Represents a time-based restricted stock award ("RSA") under the Amended and Restated 2013 Management Incentive Plan. Restrictions lapse at a rate of 33.33% per year, beginning March 1 of the year following the grant date. Dividends are paid on the shares at the same rate paid to other shareholders. The shares underlying the RSA are included in the stock ownership table and are counted toward the Named Executive Officers' compliance with stock ownership guidelines. Mr. Lane's RSA grant will lapse at a rate of 33.33% per year on the anniversary of the grant date.
(4)Represents a nonqualified stock option under the Amended and Restated 2013 Management Incentive Plan. The options vest ratably over a three year period commencing as of the first anniversary of the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2022 YEAR-END
The following table lists the outstanding stock options and stock awards at December 31, 2022, for each of our Named Executive Officers.

		Option Awards				Stock Awards
Executive	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(2) ($)
Ian K. Walsh	9/8/2020	—	—	—	—	28,178	(3)	628,369	—	—
	2/22/2021	—	—	—	—	12,923	(7)(10)	$288,183	26,065	$581,250
	2/22/2022	—	—	—	—	13,750	(8)(10)	$306,625	41,255	$919,987
James G. Coogan	2/19/2014	850	—	$39.22	2/19/2024	—		—	—	—
	2/17/2015	1,236	—	$39.54	2/17/2025	—		—	—	—
	2/23/2016	3,680	—	$42.86	2/23/2026	—		—	—	—
	2/17/2017	3,790	—	$51.97	2/17/2027	—		$0	—	—
	2/20/2018	2,148	1,432	$62.46	2/20/2028	127	(4)(10)	$2,832	—	—
	2/18/2019	3,072	768	$61.02	2/18/2029	264	(5)(10)	$5,887	—	—
	2/17/2020	1,694	2,541	$64.48	2/17/2030	420	(6)(10)	$9,366	—	—
	2/22/2021	—	—	—	—	450	(7)(10)	$10,035	2,020	$45,046
	2/22/2022	—	—	—	—	3,365	(8) (10)	$75,040	10,090	$225,007
Russell J. Bartlett	2/22/2021	—	—	—	—	1,766	(7)(10)	$39,382	7,955	$177,397
	2/22/2022	—	—	—	—	3,875	(8)(10)	$86,413	11,625	$259,238
Carroll K. Lane	7/5/2022	—	39,121	$31.60		18,988	(9)(10)	$423,432	—	—
Shawn G. Lisle	2/18/2013	3,620	—	$36.29	2/18/2023	—		—	—	—
	2/22/2021	—	—	—	—	1,303	(7)(10)	$29,057	5,865	$130,790
	2/22/2022	—	—	—	—	2,995	(8)(10)	$66,789	8,990	$200,477
(1)Unless otherwise stated, options vest at the rate of 20% per year, beginning March 1 of the year following the grant date and have a term of 10 years. Vesting of these awards may be accelerated upon death, disability, retirement or upon termination of employment following a change in control event, or in other termination of employment circumstances in accordance with the employment agreement, in the case of Mr. Walsh, and change in control agreements for each Named Executive Officer and otherwise as provided in the equity plans under which the awards were granted. Please see the Post-Termination Payments and Benefits section.
(2)Market value is calculated based on the closing price of the Company’s Common Stock on December 30, 2022 (the last business day of the year), which was $22.30.
(3)Represents a time-based restricted share unit award granted on September 8, 2020. The award will fully vest on September 8, 2023.
(4)Represents a time-based restricted share award granted on February 20, 2018.
(5)Represents a time-based restricted share award granted on February 18, 2019.
(6)Represents a time-based restricted share award granted on February 17, 2020.
(7)Represents a time-based restricted share award granted on February 22, 2021.
(8)Represents a time-based restricted share award granted on February 22, 2022.
(9)Represents a time-based restricted share award granted effective as of July 5, 2022. Mr. Lane's stock options vest at the rate of 33 1/3% per year over three years from the date of grant.
(10)Restrictions on all time-based restricted share awards granted prior to 2021 lapse at the rate of 20% per year, beginning March 1 of the year following the grant date. All time-based restricted share awards granted 2021 and beyond lapse at the rate of 33.3% per year, beginning March 1 of the year following the grant date. Lapsing of restrictions may be accelerated upon death, disability, retirement or upon termination of employment following a change in control event, or in other termination of employment circumstances in accordance with the employment agreement, in the case of Mr. Walsh, and change in control agreements for each Named Executive Officer and otherwise as provided in the equity plans under which the awards were granted. Please see the Post-Termination Payments and Benefits section.

Option Exercises and Stock Vested in Fiscal Year 2022
The following table provides information about the value realized by our Named Executive Officers on the exercise of stock options and the lapse of restrictions with respect to restricted stock awards during the 2022 fiscal year.

	Option Awards			Stock Awards
Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Exercise Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)	Vesting Date
Ian K. Walsh	—	—	—	6,462	$280,515	3/1/2022
James G. Coogan	—	—	—	127	$5,513	3/1/2022
	—	—	—	127	$5,513	3/1/2022
	—	—	—	132	$5,730	3/1/2022
	—	—	—	140	$6,077	3/1/2022
	—	—	—	225	$9,767	3/1/2022
Russell J. Bartlett	—	—	—	884	$38,374	3/1/2022
Carroll K. Lane	—	—	—	—	—	—
Shawn G. Lisle	—	—	—	652	$28,303	3/1/2022
(1)These amounts differ from those shown in the Summary Compensation Table. The amounts shown in the Summary Compensation Table for stock options represent the aggregate grant date fair value of awards made during 2022 in accordance with ASC 718. The amounts identified above represent the value actually received for all options (including previously vested but unexercised options) exercised in 2022 measured as the difference between the fair market value of a share of our Common Stock on the day the option was exercised and the exercise price of the option.
(2)These amounts differ from those shown in the Summary Compensation Table. The value of restricted stock awards included in the Summary Compensation Table represents the aggregate grant date fair value of awards made during 2022 valued in accordance with ASC 718. The amount shown above for restricted stock awards represents the actual value of the restricted stock awards on the date restrictions lapsed, determined based on the fair market value of a share of our Common Stock on that date.
Pension Benefits
The table below shows the present value of accumulated benefits payable to Mr. Coogan at age 65 and the number of years of service credited to him under the Kaman Corporation Employees’ Pension Plan, which we call the "pension plan," and the SERP as of December 31, 2022. The pension plan was closed to new hires during 2010 and years of service credits for those already in the plan ceased to accrue as of December 31, 2015. Mr. Coogan is the only NEO with accrued benefits thereunder.

Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
James G. Coogan(3)	Kaman Corporation Employees’ Pension Plan	7.1	$65,224	—
	SERP	—	—	—
(1)The pension plan was closed to new hires during 2010 and years of service credits for those already in the plan ceased to accrue as of December 31, 2015. Thus, the number of years of credited service reflected in the table do not correspond to the number of years that a named participant has been employed by the Company.
(2)Represents the present value of accrued benefits under our pension plan and SERP based upon the following assumptions: (a) for the pension plan, that each executive is employed until retirement and his benefits commence at the earlier of normal retirement age (generally, age 65) or the earliest age at which an unreduced pension could be received (e.g., age 63 with 30 years of service) and (b) for the SERP, the change to interest rate methodology required under the Pension Protection Act of 2006 and elimination of pre-retirement mortality assumptions because SERP benefits are payable as a lump sum. Please see Note 17, Pension Plans, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, for a description of material assumptions.
(3)Mr. Coogan does not participate in the SERP because the pension plan was frozen prior to his appointment as an executive officer. Messrs. Walsh, Bartlett, Lane and Lisle do not participate in the pension plan or the SERP because the plans were closed to new hires before they joined the Company.
The pension plan is a tax-qualified plan that provides benefits for full-time U.S. employees hired prior to June 1, 2009, at Kaman Industrial Technologies, and prior to March 1, 2010, at Kaman Corporation and other participating subsidiaries (with the exception of certain acquired companies that have not adopted the pension plan). Employees became participants upon their completion of certain hours of service requirements and became vested in their pension benefits generally upon attaining five years of continuous service, as defined by the pension plan. Normal retirement, as defined by the pension plan, is generally age 65, but employees may retire as early as age 55 with 5 years of service in accordance with pension plan provisions. The annual benefit under the pension plan is generally 60 percent of the average of the highest five years of "Covered Compensation" out of the final ten years of employment through December 31, 2010, less 50 percent of the primary social security benefit, reduced proportionately for years of service less than 30 years. At Kaman Corporation, the parent company, participants who joined the company prior to 2004, have 30 years of service, and have attained age 63, are permitted to retire with a pension benefit unreduced for early retirement. None of the Named Executive Officers is eligible for the unreduced pension. The pension plan limits the amount of pension benefits that may be provided to participants under this formula in accordance with certain limits under federal tax laws. To the extent these limits apply to certain executive officers, the Company provides an additional benefit under the SERP program. Except as provided below, our SERP program generally makes each participant whole for the benefits under the retirement formula described above that could not be provided under the pension plan due to these limits. Only salary and annual bonus amounts are treated as pensionable earnings on and after January 1, 2006. Benefits under the SERP are based on the highest five years of pensionable earnings over the last ten years through December 31, 2010, whether or not consecutive. The SERP has been amended to comply with the requirements of Section 409A of the Code.
The pension plan was closed to new hires on or after March 1, 2010. Existing employees at that time continue to participate in the pension plan subject to the following changes when calculating pension benefits: (i) changes in pay after 2010 are disregarded; (ii) compensation in the highest five years out of the last ten years of service prior to 2011 will be taken into account, whether or not consecutive; and (iii) a participant’s years of service as defined by the pension plan continued to count for accruing benefits under the pension plan through December 31, 2015. Corresponding changes were made to the SERP to assure consistency with the pension plan changes. These changes did not affect individuals who were already retired or had terminated employment and were vested in their pension benefit.
Non-Qualified Deferred Compensation Plan
The following table presents contribution, earnings and balance information under the Company’s Deferred Compensation Plan for our Named Executive Officers for 2022:

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions(4) ($)	Aggregate Balance at Last FYE(5) ($)
Ian K. Walsh	$23,438	$163,045	$480	—	$239,212
James G. Coogan	—	$38,593	$1,269	—	$101,205
Russell J. Bartlett	—	$56,402	$288	—	$70,660
Carroll K. Lane	—	—	—	—	—
Shawn G. Lisle	—	$55,509	$6,560	—	$379,073
(1)Represents the aggregate of (i) the elective contribution, if any, of a portion of the NEO's base salary (which amount, if any, is also included in the 2021 "Salary" column of the Summary Compensation Table) and (ii) the elective contribution, if any, of a portion of the NEO's annual cash incentive award for 2021 (which amount, if any, is also included in the 2021 "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table).
(2)Represents the Company contribution to each NEO's Deferred Compensation Plan account in respect of each NEO's 2022 compensation even though such amounts were not credited until 2023 (which amounts are also included in the 2022 "All Other Compensation" column of the Summary Compensation Table).
(3)Represents the aggregate earnings on each NEO's Deferred Compensation Plan account balance during 2022. To the extent that the aggregate earnings of any particular NEO during 2022 exceeded the investment performance that would have been attained had his entire account been credited with interest at the Interest Crediting Rate (as detailed below) for 2022, the excess has been reported in the 2022 "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table.
(4)Represents the aggregate withdrawals or distributions from the Deferred Compensation Plan to each NEO during 2022.
(5)Represents the aggregate year-end balances of each NEO under the Deferred Compensation Plan as of the end of 2022 plus Company contributions in respect of 2022 compensation that were not credited until 2022. Except for aggregate earnings on account balances that did not exceed the Interest Crediting Rate, the amounts shown in this column were previously reported in the Summary Compensation Table as "Salary," "Non-Equity Incentive Plan Compensation," "Change in Pension Value and Nonqualified Deferred Compensation Earnings" and "All other Compensation," as described above.
The Deferred Compensation Plan is a non-qualified, unfunded plan that provides certain designated executives, including the Company’s Named Executive Officers, the opportunity to defer up to 50% of their base salaries and 100% of their annual cash incentive awards for each calendar year. The plan also provides for the Company to make a supplemental deferred compensation contribution to each participant’s account in an amount equal to 10% of the participant’s eligible earnings that exceed the compensation limit established annually by the Internal Revenue Service.

Until July 11, 2016, the deferred compensation account balances of all participants were credited with interest based on an annual interest rate equal to 120% of the Applicable Federal Long-Term Rate in effect for the month of October immediately preceding the beginning of each applicable plan year (the "Interest Crediting Rate"). For the 2022 plan year, the Interest Crediting Rate was 2.07%. Effective as of July 11, 2016, the plan was amended to make available to participants various market-based investment crediting options for the deemed investment of up to 50% of their then-existing account balances as of July 11, 2016 and 100% of their own deferral contributions after July 11, 2016. All supplemental deferred compensation contributions made by the Company will continue to be credited with interest based on the annual Interest Crediting Rate in effect from time-to-time.
Securities Authorized for Issuance under Equity Compensation Plans
    The following table provides information as of December 31, 2022, concerning Common Stock issuable under the Company’s equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
2003 Stock Incentive Plan	18,004	$36.29	—
Amended and Restated 2013 Management Incentive Plan	692,778	$54.59	899,864
Employees Stock Purchase Plan	—	—	388,220
Equity compensation plans not approved by security holders	—	—	—
Total	710,782	$54.12	1,288,084

POST-TERMINATION PAYMENTS AND BENEFITS
The Company has committed to provide additional compensation to our Named Executive Officers in the event of a termination of employment under specified circumstances, including in connection with a change in control of the Company. A narrative description of these commitments and an estimate of the additional compensation that each of our Named Executive Officers would have received if a qualifying termination of employment had occurred on December 31, 2022, are set forth below.
Payment of Accrued Amounts.
Regardless of the manner in which the employment of any Named Executive Officer (including a Named Executive Officer not party to an employment agreement) terminates, he or she is entitled to receive amounts previously earned during the term of his or her employment (which amounts are referred to in this discussion as "Accrued Amounts"). Such Accrued Amounts include, but are not limited to, (i) unpaid base salary through the date of termination and any accrued vacation in accordance with Company policy; (ii) any unpaid bonus or other short-term and long-term incentive compensation (cash or equity) earned with respect to any completed fiscal year; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iv) all other payments and benefits to which the Named Executive Officer may be entitled under the terms of any applicable compensation arrangement or benefit program of the Company, including any applicable pension, retirement and insurance benefits. For more information about the retirement and other benefits payable to our Named Executive Officers, please refer to the Compensation Discussion and Analysis section of this Proxy Statement.
Employment Agreements
On December 31, 2022, the only NEO who had an employment agreement with the Company was Mr. Walsh, our Chairman, President and Chief Executive Officer. The employment agreement (the "Walsh Employment Agreement") was entered into by and between the Company and Mr. Walsh on August 20, 2020, with an effective date of September 8, 2020 (the "Effective Date"). The Walsh Employment Agreement provides for a three-year term of employment commencing as of the Effective Date and ending on the third anniversary of the Effective Date. The terms and conditions triggering potential payments and benefits under the Walsh Employment Agreement are summarized below.
For purposes of the Walsh Employment Agreement and the discussion that follows, the term "Cause" is defined to mean and include (i) the conviction of, or a plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or (ii) a determination by a majority of the Board, acting in good faith, that Mr. Walsh has (A) willfully and continuously failed to substantially perform his duties; (B) engaged in illegal conduct, an act of dishonesty or gross misconduct, in each case which is in the course of his employment and materially injurious to the Company; (C) willfully violated a material requirement of the Company’s Code of Conduct or the executive’s fiduciary duty to the Company; or (D) violated his covenant to the Company that he is not bound to any agreement that would, among other things, limit his performance with the Company.
The term "Good Reason" is defined to mean any one of the following events, if it occurs without Mr. Walsh's consent after providing the Company notice and an opportunity to cure: (i) the removal of Mr. Walsh from the position of President and Chief Executive Officer (other than for Cause); (ii) a reduction in Mr. Walsh's base salary or annual target bonus opportunity (other than a general reduction for all similarly situated executives in substantially the same proportion); (iii) a failure to pay the compensation or benefits specified in the agreement; (iv) the relocation of Mr. Walsh's principal place of employment by more than 50 miles; or (v) the assignment of duties that are materially inconsistent with Mr. Walsh's position as President and Chief Executive Officer.
Termination by the Company for Cause or by the Executive without Good Reason. In the event that Mr. Walsh's employment is terminated by the Company for "Cause" (other than a termination due to death or disability) or by Mr. Walsh without "Good Reason," Mr. Walsh would be entitled to receive only the Accrued Amounts.
Termination by the Company without Cause or by the Executive for Good Reason. In the event that Mr. Walsh's employment is terminated by the Company without Cause or by Mr. Walsh with Good Reason, Mr. Walsh would be entitled to receive the following compensation and benefits (in addition to the Accrued Amounts):
•a pro-rata portion of his annual bonus for the performance year in which the termination occurs, based upon actual financial performance and payable at the time that annual bonuses are paid to other senior executives of the Company;

•a lump-sum payment equal to two times the sum of his then-current base salary and most recent annual bonus paid to, or earned by, Mr. Walsh;
•a pro-rata payment for each outstanding cash-based LTIP award for which the performance period has not been completed, based upon actual financial performance and payable as and when paid to other participants;
•continued participation in all medical, dental and vision plans covering Mr. Walsh and his eligible dependents for up to 24 months (with Mr. Walsh continuing to make his share of premium payments), subject to offset due to future employment; and
•full vesting of the RSU granted to Mr. Walsh in connection with the commencement of his employment.
Termination Due to Disability or Death. In the event of Mr. Walsh's disability or death, Mr. Walsh (or his estate) would be entitled to receive the following compensation and benefits (in addition to the Accrued Amounts):
•a pro-rata portion of his annual bonus for the performance year in which the termination occurs based upon target performance, payable at the time that annual bonuses are paid to other senior executives;
•a pro-rata payment for each outstanding cash-based LTIP award for which the performance period has not been completed, based upon actual financial performance and payable as and when paid to other participants;
•full vesting of the RSU granted to Mr. Walsh in connection with the commencement of his employment; and
•benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as applicable.
For purposes of the Walsh Employment Agreement, a "disability" is considered to exist if the executive has been absent from fully performing his responsibilities due to physical or mental illness for a period of six consecutive months.
Change in Control Agreements
On December 31, 2022, we had change in control agreements with all NEOs. Other than as noted below, the terms and conditions triggering payments under these agreements upon the termination of employment of each such Named Executive Officer in connection with a change in control are substantially similar.
The change in control agreements generally provide that, if an executive’s employment is terminated by the Company without "Cause" (other than due to death or disability) or by the executive for "Good Reason" during the twenty-four month period immediately following a change in control (or during a potential change in control period), the executive would be entitled to receive the following severance benefits:
•an immediate lump-sum cash payment equal to three times the executive’s base salary, in the case of Mr. Walsh, and two times, in the case of the other Named Executive Officers, plus three times, in the case of Mr. Walsh, and two times, in the case of the other Named Executive Officers, the executive's target annual bonus in effect immediately preceding the date of termination;
•a pro-rata portion of the Named Executive Officer’s target annual bonus for the performance year in which the termination occurs;
•continued participation at the Company’s expense for 24 months in all medical, dental and accidental death and disability plans which cover the executive and the executive’s eligible dependents, subject to offset due to future employment;
•full vesting of outstanding equity awards (at the target level of performance, where applicable);
•a pro-rata payment in cash of each outstanding cash-based LTIP award for which the performance period has not been completed, based upon the target level of financial performance;
•benefits under any post-retirement health care plans if the executive would have otherwise become eligible for those benefits by remaining employed through the second anniversary of the employment termination date, commencing on the later of the date that such coverage would have become first available and the date on which the executive’s post-employment participation in our benefit plans, as described above, terminates; and
•reimbursement for up to $30,000 (in the aggregate) for outplacement services until the earlier of the first anniversary of the date of termination or the first day of the executive’s employment with a new employer.

For purposes of the change in control agreements, a "change in control" is deemed to have occurred if: (i) a person unaffiliated with the Company acquires control of more than thirty-five percent of our voting securities; (ii) there is a change in more than fifty percent of our Directors over two consecutive years which is not Board-approved; (iii) a merger is effectuated with an unrelated entity that results in our shareholders owning fifty percent or less of the voting securities of the merged entity (or its parent company); or (iv) there is a sale of substantially all of the Company’s assets to an unrelated third party or shareholder approval of a plan of complete liquidation or dissolution of the Company. A change in control does not include any related party and management buyout transactions.
For purposes of the change in control agreements, "Cause" means that the Named Executive Officer’s employment is terminated due to any one of the following events: (i) the willful and continued failure to substantially perform his duties with the Company after notice from the Company, or (ii) the willful engaging in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.
For purposes of the change in control agreements, "Good Reason" means the occurrence (without the executive’s express written consent) after any change in control, or during a potential change in control period, of any one of the following acts or failures to act by the Company: (i) the assignment to the executive of any duties that are inconsistent with the executive’s status as an officer of the Company or a substantial diminution in the nature or status of the executive’s responsibilities from those in effect immediately prior to the change in control (or the commencement of the potential change in control period); (ii) a reduction in the executive’s then-current annual base salary; (iii) the relocation of the executive’s principal place of employment by more than 50 miles; (iv) the failure to pay to the executive any portion of his current or deferred compensation, within 30 days of the date such compensation is due; (v) the failure to continue in effect any compensation plan in which the executive participates immediately prior to the change in control (or the commencement of the potential change in control period) which is material to his total compensation without an equitable substitute; (vi) the failure to provide life insurance, health and accident, or disability benefits that are substantially similar to those in which the executive was participating immediately prior to the change in control (or the commencement of the potential change in control period); (vii) the failure to provide the executive with the number of paid vacation days to which he was entitled immediately prior to the change in control (or the commencement of the potential change in control period); (viii) any purported termination of the executive’s employment which is not effectuated in accordance with the employment termination procedures for cause set forth in the change in control agreement, or (ix) the failure of any successor to the Company to expressly assume and agree to perform the agreement in accordance with its terms prior to the effectiveness of any such succession. In no event will the executive have Good Reason to terminate employment under the change in control agreement due solely to a suspension of the executive’s position, job functions, authorities, duties and responsibilities while on paid administrative leave.
2023 NEO Terminations of Employment
On January 18, 2023, the Company announced the next phase in its portfolio reshaping and cost reduction efforts designed to focus resources on the highest growth opportunities, improve financial performance and position the Company to deliver sustainable shareholder value creation. In connection with those initiatives, the Company further announced that Messrs. Bartlett and Lisle would be leaving the employ of the Company, effective as of January 27, 2023.
The Company entered into separation and release agreements with Messrs. Bartlett and Lisle that generally provide for the following termination payments and benefits: (i) a severance payment equal to 12 months base salary ($1,000,000 for Mr. Lisle), (ii) 18 months of benefit continuation for Mr. Bartlett, (iii) full vesting of outstanding restricted stock awards, (iv) eligibility to vest in a pro-rata portion of outstanding performance stock units, subject to the attainment of the financial targets set forth therein based on the actual financial performance of the Company and the portion of the performance period elapsed as of the executive’s departure date, and (v) for Mr. Lisle, payment of his cash-based long-term incentive payment for the period from January 1, 2020 through December 31, 2022. In exchange for these termination payments and benefits, each executive agreed to a number of restrictive covenants and executed a release of claims in favor of the Company.
The Post-Termination Benefit Table that follows sets forth the estimated compensation that each of our current Named Executive Officers would have received if a qualifying termination of employment were to have occurred on December 31, 2022, under the circumstances indicated. Since Messrs. Bartlett and Lisle left the employ of the Company subsequent to December 31, 2022, the table includes the estimated termination payments and benefits payable to Messrs. Bartlett and Lisle under all potential circumstances indicated notwithstanding the fact the termination benefits and payments actually payable to Messrs. Bartlett and Lisle in connection with the termination of their employment are limited to those specified in their separation and release agreements as described above.

Equity Incentive Plans
The Company maintains equity incentive plans providing for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted shares, restricted stock units, performance share awards, other stock-based awards and cash-based awards to employees, non-employee Directors, and consultants in order to promote the long-term success of the Company. These awards currently are made under the terms and provisions of the Kaman Corporation Amended and Restated 2013 Management Incentive Plan (the "MIP").
The MIP currently provides that, in the event of a "change in control" of the Company (as defined in the MIP), unless otherwise set forth in an award agreement, the Committee may, but shall not be obligated to, do any one or more of the following, in each case without participant consent: (a) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an award, (b) cancel awards for a cash payment equal to their fair value (as determined in the sole discretion of the Committee) which, in the case of options, shall be deemed to be equal to the excess, if any, of the consideration to be paid in connection with the change in control to holders of the same number of shares subject to such options (or, if no consideration is paid in any such transaction, the fair market value of the shares subject to such options) over the aggregate exercise price, (c) provide for the issuance of replacement awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the MIP as determined by the Committee in its sole discretion, (d) terminate options without providing accelerated vesting, or (e) take any other action with respect to the awards the Committee deems appropriate.
Coordination of Benefits
Executives are not entitled to receive duplicative severance benefits under the plans and agreements described above. If an executive’s employment with the Company is terminated under circumstances that would result in the payment of severance benefits under the executive’s change in control agreement, the severance benefits payable under the change in control agreement will be paid in lieu of any severance benefits that otherwise would be payable under the executive’s employment agreement, if any. An executive is entitled to severance benefits under his employment agreement or change in control agreement only after signing a general release, the form and content of which is specified in the change of control agreements.
Assumptions Relating to Post-Termination Benefit Table
The Post-Termination Benefit Table set forth below summarizes, in tabular format, the estimated compensation that each of our Named Executive Officers would have received if a qualifying termination of employment were to have occurred on December 31, 2022, under the circumstances indicated.
The following assumptions, which are believed to be reasonable in the aggregate, were used to generate the estimates set forth below. There can be no assurance, however, that an actual termination of employment would produce the same or similar results.
•All Accrued Amounts are omitted from the table because they were earned by the Named Executive Officers without regard to the specified triggering events. Accrued Amounts include, among others, (i) amounts earned in respect of annual cash incentive and LTIP awards for the period ended December 31, 2022, (ii) the value of all stock options and restricted stock awards that were fully vested as of December 31, 2022, and (iii) amounts payable in respect of pension and other retirement benefits, including the Deferred Compensation Plan, which were vested as of December 31, 2022. See "Coordination with Other Tables," below.
•Any amounts payable with respect to contracts, agreements, plans or arrangements that do not discriminate in scope, terms or operation in favor of executive officers and are generally available to all salaried employees are omitted from the table in accordance with applicable SEC rules and regulations.
•All unvested performance share units ("PSUs") held by NEOs with change in control agreements are assumed to have vested in full at target as of December 31, 2022, in connection with an assumed change in control. A pro rata portion of such unvested PSUs are assumed to have vested at target in connection with death or disability. In all other circumstances, all unvested PSUs are assumed to have been forfeited immediately upon an NEO's termination of employment in connection with a specified termination event.
•All unvested restricted share awards ("RSAs") held by NEOs with change in control agreements are assumed to have vested in full as of December 31, 2022, in connection with an assumed change in control. All such unvested RSAs are assumed to have vested in full in connection with death or disability. In all other circumstances, all unvested RSAs are assumed to have been forfeited immediately upon an NEO's termination of employment in connection with a specified termination event.

•All unvested restricted stock awards and performance share units that are assumed to have vested in connection with an assumed termination event are valued based upon the closing price of our Common Stock on the NYSE on December 30, 2022, which was $22.30.
•Additional notes and other explanatory information are set forth in the notes to the table.
Coordination with Other Tables
The Post-Termination Benefit Table does not duplicate certain amounts disclosed elsewhere in this proxy statement or with respect to which the Named Executive Officers were vested on or before December 31, 2022, without regard to the triggering events specified in the table. These amounts include, among others, the following:
•Stock options and restricted stock awards that vested on or before December 31, 2022;
•Pension benefits, which are summarized in the Pension Benefits table;
•Vested amounts payable under the Deferred Compensation Plan, which are summarized in the Non-Qualified Deferred Compensation Plan table; and
•Unreimbursed business expenses.

[Rest of Page Intentionally Left Blank]

POST-TERMINATION BENEFITS TABLE
Executive	Benefit	Termination Event
		Termination for Cause or without Good Reason	Termination without Cause or with Good Reason(1)	Termination without Cause or with Good Reason in Connection with a Change in Control (2)	Retirement	Disability	Death

Ian K. Walsh	Cash Severance(3)	—	$3,908,400	$4,800,000	—	—	—
President and Chief Executive Officer	Performance Shares(4)	—	—	—	—	$694,162	$694,162
	Restricted Stock(5)	—	$1,223,117	$1,223,117	—	$1,223,117	$1,223,117
	LTIP Awards(6)	—	—	—	—	—	—
	Health & Welfare(7)	—	$67,103	$67,103	—	$120,000	—
	Life Insurance(8)	—	—	$9,498	—	—	$1,200,000
	Outplacement Services	—	—	$30,000	—	—	—
	Total	—	$5,198,620	$6,129,718	—	$2,037,279	$3,117,279

James G. Coogan	Cash Severance(3)	—	—	$1,376,000	—	—	—
Senior Vice President and Chief Financial Officer	Performance Shares(4)	—	—	—	—	$105,033	$105,033
	Restricted Stock(5)	—	—	$103,160	—	$103,160	$103,160
	LTIP Awards(6)	—	—	—	—	—	—
	Health & Welfare(7)	—	—	$67,103	—	$120,000	—
	Life Insurance(8)	—	—	$2,232	—	—	$1,000,000
	Outplacement Services	—	—	$30,000	—	—	—
	Total	—	—	$1,578,495	—	$328,193	$1,208,193

Russell J. Bartlett	Cash Severance(3)	—	—	$1,456,832	—	—	—
Senior Vice President and Chief Operating Officer	Performance Shares(4)	—	—	—	—	$204,677	$204,677
	Restricted Stock(5)	—	—	$125,794	—	$125,794	$125,794
	LTIP Awards(6)	—	—	—	—	—	—
	Health & Welfare(7)	—	—	$2,263	—	$120,000	—
	Life Insurance(8)	—	—	$12,764	—	—	$1,000,000
	Outplacement Services	—	—	$30,000	—	—	—
	Total	—	—	$1,627,653	—	$450,471	$1,330,471

Carroll K. Lane	Cash Severance(3)	—	—	$1,440,000	—	—	—
Senior Vice President and Segment Lead - Engineered and Precision Products	Performance Shares(4)	—	—	—	—	—	—
	Restricted Stock(5)	—	—	$423,432	—	$423,432	$423,432
	LTIP Awards(6)	—	—	—	—	—	—
	Health & Welfare(7)	—	—	—	—	$120,000	—
	Life Insurance(8)	—	—	$3,552	—	—	$1,000,000
	Outplacement Services	—	—	$30,000	—	—	—
	Total	—	—	$1,896,984	—	$543,432	$1,423,432

Shawn G. Lisle	Cash Severance (3)	—	—	$1,455,152	—	—	—
Senior Vice President and General Counsel	Performance Shares(4)	—	—	—	—	$154,019	$154,019
	Restricted Stock(5)	—	—	$95,845	—	$95,845	$95,845
	LTIP Awards(6)	—	—	—	—	—	—
	Health & Welfare(7)	—	—	$55,538	—	$120,000	—
	Life Insurance(8)	—	—	$7,220	—	—	$1,000,000
	Outplacement Services	—	—	$30,000	—	—	—
	Total	—	—	$1,643,755	—	$369,864	$1,249,864

(1)Reflects amounts due to Mr. Walsh under his employment agreement, assuming his employment is terminated by the Company without "Cause" or by Mr. Walsh for "Good Reason," as such terms are defined in his employment agreement. Only Mr. Walsh had an employment agreement on December 31, 2022.
(2)Reflects amounts due to each executive under his change in control agreement, assuming the executive's employment is terminated during the "change in control" protection period other than (i) by the Company for "Cause," (ii) by reason of death or disability, or (iii) by the executive without "Good Reason," as such terms are defined in the change in control agreements.
(3)Reflects two times (or, for Mr. Walsh, three times in the event of a change in control) 2022 base salary and the executive's target bonus opportunity for a termination in connection with a change in control (or the executive's prior year bonus for a termination not in connection with a change in control).
(4)Reflects the value of unvested PSUs that become fully vested upon a qualifying termination.
(5)Reflects the value of unvested RSAs and RSUs that become fully vested upon a qualifying termination.
(6)Reflects a pro-rata payment (at 100% of target) in respect of outstanding cash-based LTIP awards with performance periods ending after December 31, 2022. Amounts actually paid to each executive will be determined after the completion each relevant performance period based on the actual financial performance of the Company.
(7)Reflects, as applicable, the value of the Company’s share of premium payments to be made for medical and dental for 24 months, based on 2022 premiums for active employees with one dependent, and the annual long-term disability benefit to which each executive would be entitled, which is generally equal to 60% of base salary with an annual cap of $120,000. The Company's long-term disability program is fully insured, so any disability payments would be the responsibility of the insurer.
(8)Reflects the death benefit payable under the Company's senior executive life insurance program, which is fully insured. Any death benefits would be the responsibility of the insurer.

PAY RATIO DISCLOSURE
As required by the Dodd-Frank Act and Regulation S-K of the Exchange Act, we are providing the following information about the relationship of the total compensation of our Chief Executive Officer (our "CEO") and the median of the annual total compensation of our employees for 2022 (our "2022 CEO Pay Ratio”). Our 2022 CEO Pay Ratio is a reasonable good faith estimate of the relationship between the total compensation paid to our CEO and the median of the annual total compensation of our employees for 2022, calculated in a manner consistent with Item 402(u) of Regulation S-K. Because applicable SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, apply certain exclusions and make reasonable estimates and assumptions that reflect their compensation practices, our 2022 CEO Pay Ratio may not be comparable to the pay ratios reported by other companies, as they may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Our 2022 CEO Pay Ratio was 56:1, calculated as follows:
•the annual total compensation of Mr. Walsh, our CEO throughout 2022, was $3,553,792; and
•the median of the annual total compensation of all of our employees (other than Mr. Walsh), determined in accordance with Item 402(u) of Regulation S-K, was $63,305.
Methodology for Determining Our "Median Employee"
For purposes of the foregoing CEO pay ratio disclosure, we were required to identify the "median employee” of our worldwide workforce, without regard to their location, compensation arrangements or employment status (full-time versus part-time) and then determine the annual total compensation that "median employee” earned during 2022. The applicable SEC rules require us to identify a "median employee" only once every three years, as long as there have been no material changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our CEO pay ratio disclosure. We last identified our median employee as of October 1, 2021.
We use a variety of pay elements to structure the compensation arrangements of our employees. For purposes of measuring the compensation used to identify the "median employee,” we utilized base salary / wages and overtime pay, plus actual annual cash incentive compensation (annual bonus) and allowances as the relevant compensation measures. We also annualized the compensation of employees to cover the full calendar year and treated new hires as if they were hired at the beginning of the year, as permitted by applicable SEC rules and regulations. We did not make any cost-of-living adjustments.
Annual Total Compensation of the Median Employee
Using the median employee identified during 2021, we then identified and calculated the elements of that employee’s total annual compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. This resulted in total annual compensation of $63,305. This is the amount used to determine our 2022 CEO Pay Ratio discussed above.
The median employee identified during 2021 does not participate in the Company's qualified defined benefit pension plan, which was closed to new hires from and after March 1, 2010 and under which further benefit accruals ceased as of December 31, 2015. Although future benefit accruals under the plan have ceased and pension benefits will not change going forward, the actuarial present value of projected pension benefits for active participants will continue to fluctuate based on changes in the underlying discount and mortality rates used to determine the values. Since the median employee identified during 2021 does not participate in the pension plan, the total compensation of such employee for 2021 does not include any amount attributable to the year-over-year change in the actuarial present value of such employee's projected pension benefit. Mr. Walsh does not participate in the pension plan either, so his total compensation for 2022 also does not include any such amount.

PAY VERSUS PERFORMANCE
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation and Company performance for the fiscal years listed below.
PAY VERSUS PERFORMANCE TABLE

							Value of Initial Fixed $100 Investment Based On:
Year	SCT Total for PEO #1(1)	SCT Total for PEO #2(2)	Comp. Actually Paid to PEO #1(1)(9)	Comp. Actually Paid to PEO #2(2)(10)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)(11)	Company TSR(5)	Peer Group TSR(6)	Net Income(7)	Company Selected Measure:Adjusted EBITDA(8)
2022	$3,553,792	—	$848,892	—	$1,316,206	$890,217	$41.47	$132.50	$(46,226)	$79,130
2021	$4,912,675	—	$3,560,867	—	$1,796,856	$1,536,768	$78.08	$126.68	$43,676	$98,087
2020	$1,808,271	$6,791,841	$2,168,104	$6,495,696	$1,282,561	$1,261,408	$101.51	$130.81	$(69,742)	$95,716
(1)Represents the total compensation paid to Ian K. Walsh, our current Principal Executive Officer (PEO #1), as shown in the Summary Compensation Tables, and the "compensation actually paid" to Mr. Walsh, as calculated in accordance with applicable SEC rules and regulations. Mr. Walsh was appointed President and Chief Executive Officer of the Company effective as of September 8, 2020.
(2)Represents the total compensation paid to Neal J. Keating, our prior Principal Executive Officer (PEO #2), as shown in the Summary Compensation Tables, and the "compensation actually paid" to Mr. Keating, as calculated in accordance with applicable SEC rules and regulations. Mr. Keating retired as President and CEO of the Company effective as of September 8, 2020, but continued to serve as Executive Chairman through April 14, 2021, the date of the Company's 2021 Annual Meeting of Shareholders.
(3)Represents the average total compensation paid to each of our Named Executive Officers other than our Principal Executive Officer, as shown in the Summary Compensation Tables for the years indicated. For 2022, such NEOs were Messrs. Bartlett, Coogan, Lane and Lisle; for 2021 such NEOs were Messrs. Coogan, Starr, Bartlett and Lisle and Ms. Samson; and, for 2020, such NEOs were Messrs. Starr, Barnhart, Lisle, Troy and Coogan.
(4)Represents the adjusted average compensation actually paid to each of our Named Executive Officers other than our Principal Executive Officer, as calculated in accordance with applicable SEC rules and regulations.
(5)Represents the cumulative total shareholder return of the Company's common stock, based on an initial fixed investment of $100.
(6)Represents the cumulative total shareholder return of the S&P 600 Aerospace & Defense index, based on an initial fixed investment of $100.
(7)Represents the net income of the Company, calculated in accordance with U.S. GAAP.
(8)Represents the Adjusted EBITDA of the Company. Adjusted EBITDA is a non-GAAP financial measure that has not been prepared in accordance with U.S. GAAP and is not based on any standardized methodology prescribed by U.S. GAAP. As a result, it is not necessarily comparable to similarly titled measures presented by other companies. A description of the adjustments used in the determination of Adjusted EBITDA is set forth in Appendix A, together with a reconciliation to the most directly comparable financial measures calculated under U.S. GAAP.
(9)The following adjustments were made to the total compensation reported in the Summary Compensation Table to arrive at the "compensation actually paid" to Mr. Walsh:

Year	Salary	Bonus and Equity Incentive Compensation	Other Compensation†	SCT Total	Deductions from SCT Total††	Additions to SCT Total†††	CAP
2022	$781,274	$2,548,808	$223,710	$3,553,792	$(2,290,408)	$(414,492)	$848,892
2021	$687,500	$4,065,819	$159,356	$4,912,675	$(2,911,619)	$1,559,811	$3,560,867
2020	$204,356	$1,574,976	$28,939	$1,808,271	$(1,249,976)	$1,609,809	$2,168,104
†    Reflects "All Other Compensation" reported in the Summary Compensation Table.
††    Represents the grant date fair value of equity based awards granted each year. We did not report a change in pension value for any of the years reported in this table; therefore, a deduction related to pension value is not needed.
†††    Reflects the value of equity calculated in accordance with applicable SEC rules and regulations. The equity component of "compensation actually paid" for fiscal year 2022 is further detailed in the table set forth below:

PEO Equity Component of Compensation Actually Paid for 2022
Equity Type	Fair Value of Current Year Equity Awards at December 31, 2022	Change in Value of Prior Year' Awards Unvested at December 31, 2022	Change in Value of Prior Years' Awards that Vested in 2022	Equity Value included in CAP
RSAs	$306,625	$(269,451)	$(134,726)	$(97,552)
RSUs	—	$(587,511)	—	$(587,511)
PSUs	$954,642	$(684,071)	—	$270,571
Total	$1,261,267	$(1,541,033)	$(134,726)	$(414,492)
(10)The following adjustments were made to the total compensation reported in the Summary Compensation Table to arrive at the "compensation actually paid" to Mr. Keating:

Year	Salary	Bonus and Equity Incentive Compensation	Other Compensation†	SCT Total	Deductions from SCT Total††	Additions to SCT Total†††	CAP
2022	—	—	—	—	—	—	—
2021	—	—	—	—	—	—	—
2020	$850,000	$420,000	$5,521,841	$6,791,841	$(296,145)	—	$6,495,696
†    Reflects "All Other Compensation" reported in the Summary Compensation Table.
††    Represents the total change in the present value of accrued benefits under our defined benefit pension plan and SERP from year to year.
†††    Reflects the value of equity calculated in accordance with applicable SEC rules and regulations. No amounts were added back in respect of service cost and prior service cost under our defined benefit pension plan and SERP because the plans were closed to new hires during 2010 and years of service credits for those already in the plans ceased to accrue as of December 31, 2015.
(11)The following adjustments were made to the total compensation reported in the Summary Compensation Table to arrive at the average "compensation actually paid" to each of our Named Executive Officers other than our Principal Executive Officer:

Year	Salary	Bonus and Equity Incentive Compensation	Other Compensation†	SCT Total	Deductions from SCT Total††	Additions to SCT Total†††	CAP
2022	$384,826	$872,500	$58,880	$1,316,206	$(676,191)	$250,202	$890,217
2021	$356,663	$1,043,354	$396,839	$1,796,856	$(517,291)	$257,203	$1,536,768
2020	$358,985	$749,927	$173,649	$1,282,561	$(38,550)	$17,397	$1,261,408
†    Reflects "All Other Compensation" reported in the Summary Compensation Table.
††    Represents the average of the grant date fair value of equity based awards granted each year. The amount shown for 2020 also includes $20,422 in respect of the average year-over-year change in present value of accrued benefits under our defined benefit pension plan.
†††    Reflects the value of equity calculated in accordance with applicable SEC rules and regulations. No amounts were added back in respect of service cost and prior service cost under our defined benefit pension plan and SERP because the plans were closed to new hires during 2010 and years of service credits for those already in the plans ceased to accrue as of December 31, 2015. The equity component for fiscal year 2022 is further detailed in the table set forth below:

Average Non-PEO Equity Component of Compensation Actually Paid for 2022
Equity Type	Fair Value of Current Year Equity Awards at December 31, 2022	Change in Value of Prior Year' Awards Unvested at December 31, 2022	Change in Value of Prior Years' Awards that Vested in 2022	Equity Value included in CAP
RSAs	$162,918	$(21,913)	$(11,740)	$129,265
PSUs	$177,629	$(103,928)	—	$73,701
Options	$57,492	$(6,797)	$(3,459)	$47,236
Total	$398,039	$(132,638)	$(15,199)	$250,202
Narrative Discussion
The preceding tabular information demonstrates the strong relationship between our executive compensation program and the interests of our shareholders.

In 2022, the Company's TSR declined from the prior year and was well below the TSR of the S&P 600 Aerospace & Defense Index. The decline in Company TSR followed meaningful declines in both Net Income and Adjusted EBITDA. As discussed more fully above, Adjusted EBITDA is one of two equally-weighted performance measures used to determine the annual cash incentives that are paid to Company executives and it is a major driver of the profits that contribute to ROIC, a key metric in our previous cash-based long-term incentive plan (the "Prior Cash-Based LTIP"). As a result, the decreases in Adjusted EBITDA and ROIC led to a significant decline in the amounts earned under our annual cash incentive plan in respect of the year ended December 31, 2022 (and are expected to lead to a significant decline in the amounts earned under the three-year LTIP awards covering the 2020-22 performance period), and the compensation actually paid to our Chief Executive Officer and our other Named Executive Officers in respect of the year ended December 31, 2022, declined meaningfully from the prior year.
Additional factors affected the relationship between our pay and performance for 2021, the first full year of the "new" Kaman, our new CEO and our new executive compensation program. While the Company's TSR decreased from 2020 and was below the TSR of the S&P 600 Aerospace & Defense Index, our Adjusted EBITDA exceeded target resulting in significant bonus accruals under our annual cash incentive plan and the Prior Cash-Based LTIP. Nevertheless, the compensation actually paid to our new CEO was directionally aligned with the decline in Adjusted EBITDA and Net Income as compared to the compensation actually paid to his predecessor the year before. In addition, the average compensation actually paid to our other Named Executive Officers was impacted by a $1.8 million severance package paid to our prior Chief Financial Officer. If that payment is excluded from the analysis, the compensation actually paid to our other Named Executive Officers would have decreased year-over-year by approximately 7%, as opposed to the 22% increase shown in the table.
Finally, it is important to note that, when our executive compensation program was redesigned in early 2021 following a comprehensive review undertaken by our Compensation Committee, we moved away from the Prior Cash-Based LTIP program that had been in place for many years and we began to grant long-term incentive awards in the form of time-based restricted stock ("RSAs") and performance-based performance stock units ("PSUs"). The RSAs vest over a three-year period and the PSUs (that make up 75% of the total long-term incentive awards granted in 2021 and 2022) cover a three-year performance period. The first tranche of PSUs granted in 2021 are not scheduled to be settled until the end of the three-year performance period ending as of December 31, 2023, and only Messrs. Keating, Barnhart, Lisle, Starr and Troy were eligible to participate in the Prior Cash-Based LTIP program during the years covered by the Pay Versus Performance Table. As a result, none of our current Named Executive Officers (other than Mr. Lisle) were eligible to receive a payout in respect of the Prior Cash-Based LTIP awards that settled in respect of the three-year performance periods ended December 31, 2020 and 2021 (and only Mr. Lisle will be eligible to receive a payout in respect of the Prior Cash-Based LTIP awards that settle in respect of the three-year performance period ended December 31, 2022). This adversely impacted the compensation actually paid to our current Named Executive Officers, as compared to the Named Executive Officers who preceded them, including in particular, our prior CEO.
Required Tabular Disclosure of Most Important Measures to Determine 2022 Compensation Actually Paid
Set forth below is an unranked tabular listing of the financial performance measures used by the Company for the most recent fiscal year to link compensation actually paid to Company performance:

Most Important Financial Performance Measures
Adjusted EBITDA
Free Cash Flow
Return on Invested Capital
Total Shareholder Return

PROPOSAL 2
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Background
As required by Section 14A of the Exchange Act and the applicable rules and regulations of the SEC promulgated thereunder and in accordance with the results of our 2017 shareholder advisory vote relating to the frequency of advisory votes on the compensation of our Named Executive Officers, we are asking shareholders to vote on an advisory (non-binding) basis on the following resolution at the annual meeting:
RESOLVED: That the compensation paid to the Company's Named Executive Officers, as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related narratives and descriptions included in the Proxy Statement relating to the Company's 2022 Annual Meeting of Shareholders be, and hereby is, APPROVED.
This advisory vote, commonly known as a "say-on-pay" vote, gives shareholders the opportunity to express their views about the compensation we pay to our Named Executive Officers, as described in this Proxy Statement. Shareholders may vote "FOR" or "AGAINST" the resolution or abstain from voting. Before voting, all shareholders are urged to review the Compensation Discussion and Analysis, as well as the tabular and narrative disclosures that follow it. These sections describe the Company's compensation programs relating to our Named Executive Officers and the rationale behind the decisions made by the Compensation Committee.
The Board believes that the Company's executive compensation program effectively reflects the objectives described in the Compensation Discussion and Analysis and, therefore, recommends that shareholders vote "FOR" the resolution set forth above.
Because this vote is advisory (non-binding), neither the Company nor the Board is required to take action in response to the outcome of the vote on this Proposal. Shareholders can be assured, however, that the shareholder sentiment expressed by the vote will be considered by the Compensation Committee and the Board in crafting their approach to executive compensation matters.
Board Recommendation
The Board of Directors unanimously recommends that shareholders vote "FOR" approval of the compensation paid to our Named Executive Officers.
Required Vote
In order to be approved by shareholders, the advisory vote on executive compensation requires that there be more votes cast "FOR" the proposal than "AGAINST" the proposal. Broker non-votes and abstentions are not considered for purposes of determining the tally of votes cast "FOR" or "AGAINST" the proposal and, therefore, will not affect the outcome of the voting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

PROPOSAL 3
ADVISORY VOTE ON THE FREQUENCY OF
FUTURE SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

Background
As required by Section 14A of the Exchange Act and the applicable rules and regulations of the SEC promulgated thereunder, our shareholders have the opportunity to cast an advisory vote to approve the compensation of our named executive officers. This advisory vote, commonly known as a "say-on-pay vote" or a "say-on-pay proposal," is presented as Proposal 2 above. As discussed above, the say-on-pay vote gives shareholders the opportunity to express their views about the compensation we pay to our Named Executive Officers.
At least once every six years, we are required to afford shareholders the opportunity to cast a separate advisory vote on how often we should include a say-on-pay proposal in our proxy materials for future annual shareholder meetings or any special shareholder meeting at which directors will be elected and for which we must include executive compensation information in the proxy statement for that meeting (sometimes referred to as a "say-on-frequency proposal"). Shareholders may vote to have a say-on-pay proposal included every year, every two years, or every three years.
Our shareholders voted on a similar say-on-frequency proposal in 2017, and the overwhelming majority of votes were cast in favor of including a say-on-pay proposal every year. The Compensation Committee and the full Board of Directors continue to believe that a say-on-pay proposal should be presented every year so that our shareholders may annually express their views on our executive compensation program. Nevertheless, the Compensation Committee and the Board value the opinions expressed by shareholders and will consider the outcome of the vote when making future decisions regarding the frequency of presenting say-on-pay proposals. As an advisory vote, this proposal is not binding on the Company, the Board, or the Compensation Committee.
Shareholders may cast their advisory vote to conduct future advisory votes on executive compensation every "1 Year," "2 Years" or "3 Years," or shareholders may vote to "Abstain" from voting on the proposal.
It is expected that the next say-on-frequency vote will occur at the 2029 annual meeting of shareholders.
Board Recommendation
The Board of Directors unanimously recommends that shareholders vote to conduct future advisory votes on executive compensation every "1 Year," as opposed to every "2 Years" or "3 Years."
Required Vote
The frequency choice that receives the most votes will be considered by the Board to be the expression of the Company’s shareholders as to their preference, and the Board will take that frequency choice into account when making its determination as to the frequency of future advisory votes on executive compensation. Broker non-votes and abstentions will not be considered, so they will have no effect on the outcome of the voting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY 1 YEAR

PROPOSAL 4
APPROVAL OF SECOND AMENDED AND RESTATED
2013 MANAGEMENT INCENTIVE PLAN

We are requesting that shareholders approve the second amendment and restatement of our 2013 Management Incentive Plan (the "Plan"), which was approved by the Compensation Committee (the "Committee") on February 21, 2023, and recommended to the full Board of Directors, which subsequently approved the Plan on February 22, 2023, subject to the receipt of shareholder approval at the Annual Meeting. The amended and restated Plan would increase the number of shares available for awards under the Plan by an additional 1,715,000 shares and implement the additional changes and clarifications discussed below. If approved, we will grant awards subject to the terms of the amended and restated Plan after the Annual Meeting. Awards granted prior to shareholder approval will remain outstanding in accordance with their existing terms. If this proposal is not approved by shareholders at the Annual Meeting, we will continue to be able to grant incentive awards under the Plan’s current terms, but we will be unable to grant additional awards settled in shares of the Company’s common under the Plan once the current share pool has been exhausted.
Changes that Require Shareholder Approval
Increase Share Reserve
The Plan’s initial share reserve was 2,250,000 shares, which was increased by an additional 2,250,000 shares in 2018. As of December 31, 2022, 899,864 shares remained authorized but unissued under the Plan. As a result, if this proposal is approved, a total of 2,614,864 shares would have been available for issuance under the plan as of that date. For more information regarding the share reserve, see "Securities Authorized for Issuance under Equity Compensation Plans" above. The Company may satisfy its obligations under any award granted under the Plan by issuing new shares or Treasury shares.
Persons Eligible to Receive an Award include Former Employees and Certain Consultants that are Entities
The Securities and Exchange Commission has proposed significant expansion of service providers who may receive an equity award that is eligible to be registered on a Form S-8 registration statement. In light of this proposed change, this second amendment and restatement similarly expands who may receive incentive awards from the Plan to include former employees, certain service providers organized as an entity and other persons proposed to be covered by Form S-8 to the extent this proposal is finalized by the Securities and Exchange Commission.
Other Material Changes
95% of Equity Awards Must Have a Vesting Schedule of One Year or More
The Plan, as amended and restated, requires that at least 95% of shares subject to equity awards granted, including for non-employee directors, cannot vest before the first anniversary of the grant date. Our intention, going forward, is for equity awards to normally require one year of continued service with the Company in order to be become vested.
Treatment of Incentive Awards in Connection with a Change in Control
The Plan, as amended and restated, provides that if a change in control occurs and either (i) an outstanding time-based equity award is not assumed or substituted or (ii) an outstanding time-based equity award is assumed or substituted and the participant has a qualifying termination of employment or service within twenty-four (24) months, then any unvested or unexercisable portion of such award becomes fully vested and exercisable, and the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to such an award lapse and any performance conditions are deemed to be achieved at the target level of performance. There is no automatic 100% vesting of time-based equity awards upon a change in control. It is anticipated that equity awards based on attaining performance goals will be settled upon a change in control based upon the extent to which the performance goals have been achieved from the start of the performance cycle until the date of the change in control and the level of anticipated performance as of the date of the change in control. There is no automatic vesting of these performance-based equity awards at target or a greater level regardless of performance.

Recoupment
The Plan’s recoupment provisions have been updated to refer to the Company’s clawback policy as in effect or as may be adopted and/or modified from time to time by the Company. It is anticipated that the Company will amend its clawback policy shortly after the New York Stock Exchange updates its listing requirements to reflect the final rules on required clawbacks issued by the Securities and Exchange Commission last year.
Extension of Term of Plan
The Plan, as amended, will terminate ten years from the date that it is approved by shareholders at the upcoming 2023 Annual Meeting. This will extend the term of the Plan by approximately five years, from 2028 to 2033.
Summary of Other Plan Terms
The following is a summary of the remainder of the material terms under the amended Plan. It is qualified by reference to the full text of the Plan, a copy of which is attached as Exhibit A to this proxy statement.
Types of Awards
Awards under the Plan may consist of any combination of stock options, stock appreciation rights, restricted shares, restricted stock units, performance share awards, other stock-based awards and cash-based incentive awards. As used in this section, the phrase "other stock-based awards" means all awards other than stock options, stock appreciation rights, restricted stock, restricted stock units and performance share units that are settled in shares of our common stock.
Share Reserve Accounting
The Plan is designed as a flexible share authorization plan, such that the Company’s share authorization is based on the least costly type of award (stock options). Shares issued pursuant to "Full Value Awards" (awards other than stock options or stock appreciation rights which are settled by the issuance of shares, e.g., restricted stock, restricted stock units, performance shares, performance units if settled with stock, or other stock-based awards) count against the Plan’s share authorization at a rate of 3 to 1, while shares issued upon exercise of stock options or stock appreciation rights count against the share authorization at a rate of 1 to 1. This means that every time an option is granted, the authorized pool of shares is reduced by 1 share and every time a Full Value Award is granted, the authorized pool of shares is reduced by 3 shares. In deriving the valuation ratio used in the Plan, the Company used the Black-Scholes Fair Value Model as the basis for determining the approximate value of an option as compared to a "full value share."
Shares subject to an equity award are counted using the flexible share methodology only to the extent they are actually issued. Thus, awards which terminate by expiration, forfeiture, cancellation, or otherwise are settled in cash in lieu of shares, or exchanged for awards not involving shares, shall again be available for grant under the Plan. In addition, upon being issued, equity awards that are tied to meeting performance goals are only initially charged against the share reserve assuming target performance. Further adjustment to the share reserve is made if actual performance is greater than target, in which case more shares will be charged to the share reserve, or if actual performance is less than target, in which case shares will be added back to the share reserve to the extent target performance was not achieved.
The full number of stock options and SARs (as defined below) granted that are to be settled by the issuance of shares are counted against the number of shares available for grant under the Plan, regardless of the number of shares actually issued upon settlement of any such award.
Any shares required to be withheld to satisfy tax withholding obligations on a full value award issued under the Plan will again be available for issuance under the Plan (although any shares withheld above the statutory minimum will not be added back to the share reserve). Shares tendered to pay the exercise price of an award under the Plan, and shares repurchased on the open market with the proceeds of a stock option exercise are not eligible to be again available for grant under the Plan.
Limits on Individual Awards
The number of shares that may be granted in the aggregate under the Plan to a participant during a calendar year shall be limited as follows:
•The maximum aggregate number of shares subject to stock options granted or SARs granted in any one calendar year to any one participant shall be 500,000 plus the amount of the participant’s unused annual limit for stock options and for SARs as of the close of the previous calendar year.

•The maximum aggregate number of shares subject to restricted stock or restricted stock units in any one calendar year to any one participant shall be 200,000 plus the amount of the participant’s unused annual limit for restricted stock or restricted stock units as of the close of the previous calendar year.
•The maximum number of shares subject to a performance share award in any one calendar year to any one participant shall be 200,000 plus the amount of the participant’s unused annual limit for performance share awards as of the close of the previous calendar year.
•The maximum aggregate amount awarded or credited with respect to a cash-based Award to any executive officer or other key employee in any calendar year that is subject to a performance cycle that is more than twelve (12) months may not exceed ten million dollars ($10,000,000), and this limit is reduced to four million dollars ($4,000,000) for any shorter performance cycle.
•The maximum aggregate grant with respect to other equity-based awards in any one calendar year to any one participant shall be 200,000 plus the amount of the participant’s unused annual limit for other equity-based awards as of the close of the previous calendar year.
With respect to non-employee directors, awards for a calendar year will not have a grant date value greater than $600,000. If a non-employee director serves the Company in another capacity (including as an interim officer) during a single calendar year, the $600,000 limit shall not apply to awards granted to such person in respect of services provided other than as a director.
Termination of Employment
The Committee will determine at the time of grant how each award will be treated following termination of the holder’s employment with or service for the Company, including the extent to which unvested portions of the award will be forfeited and the extent to which options, stock appreciation rights, or other awards requiring exercise will remain exercisable. The Committee retains discretion to accelerate the vesting of awards issued under the Plan in appropriate circumstances in its sole discretion.
Amendment of Awards or Plan, and Adjustment of Awards
The Committee may at any time alter, amend, modify, suspend or terminate the Plan award in whole or in part. No amendment of the Plan will be made without shareholder approval if shareholder approval is required by law or stock exchange rule. No amendment may adversely affect the rights of any participant under an award agreement without his or her consent under an outstanding award, unless specifically provided for in the Plan.
Dividend Equivalents
Dividend equivalents may be granted with respect to restricted stock units, performance share awards and other equity based awards (other than stock options and stock appreciation rights) in which shares are not issued on the grant date. Any such dividend equivalents shall be subject to the same vesting restrictions as the underlying award. In particular, no dividend equivalents are payable on any shares of Common Stock issuable under awards that are subject to performance goals unless and until such shares are earned and vested.
Administration
The Committee is responsible for administering the Plan and has the discretionary power to interpret the terms and intent of the Plan and any related documentation, to determine eligibility for awards and the terms and conditions of awards, and to adopt rules, regulations, forms, instruments and guidelines. The Committee may delegate administrative duties and powers to one or more of its members or to one or more officers, agents, or advisers. The Committee may also delegate to one or more officers the power to designate other employees (other than officers subject to Section 16 of the Securities Exchange Act of 1934, as amended) to be recipients of awards.
Eligibility
The persons who are eligible to participate in the Plan include directors, consultants and employees (including officers) of the Company and its subsidiaries and, under the second amendment and restatement of the Plan, former employees, entity consultants and others who provide services to the Company as permitted to receive equity awards covered by a Form S-8 registration statement, that have been selected by the Committee to receive grants under the Plan. As of December 31, 2022, there were approximately 124 employees (including 21 former employees), 0 consultants and each of the Company’s 7 non-

management directors eligible to participate in the Plan, holding outstanding awards granted under the Plan with respect to 1,042,447 shares.
Stock Options
Under the Plan, the Committee may grant awards in the form of stock options to purchase shares of the Company’s Common Stock. The Committee will, with regard to each stock option, determine the number of shares subject to the option, the manner and period during which the option may be exercised and the exercise price per share of stock subject to the option. The exercise price of stock options granted to participants must be equal to or greater than the fair market value of the shares subject to the stock option on the date the option is granted. For purposes of the Plan, the fair market value of a share of Common Stock is a price determined by the Committee consistent with certain Code provisions, and may include the average, closing, high or low prices of the Company’s Common Stock on the NYSE on the grant date, the preceding trading date, the following trading date or on an average of trading dates. Upon exercise, the option price may be paid in a manner determined by the Committee, which may include payment in cash, by delivery of shares of Common Stock, through a cashless exercise arrangement, through a reduction in shares issuable upon exercise which have a value at the time of exercise that is equal to the exercise price (a "net exercise") or through another method that the Committee deems appropriate.
Stock Appreciation Rights
The Plan authorizes the Committee to grant stock appreciation rights ("SARs") with respect to Common Stock. A SAR is a right to receive a payment equal to (or lesser than, at the Committee’s discretion) the difference between the fair market value of the underlying share on the date the SAR is exercised and the base price determined by the Committee on its grant date. The base price of SARs granted to participants must be equal to or greater than the fair market value of the shares on the date the SAR is granted.
Restricted Stock Awards
The Plan authorizes the Committee to grant awards in the form of restricted shares of Common Stock. Such awards will be subject to such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including restrictions on transferability and continued employment.
Restricted Stock Units and Performance Share Awards
The Plan expressly authorizes the Committee to grant awards in the form of restricted stock units and performance share awards relating to Common Stock. Restricted stock units and performance share awards are subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee deems appropriate, including restrictions on transferability and continued employment. The holder of a restricted stock unit or a performance share award may receive a payout that is calculated based on the satisfaction of performance goals, service requirements and/or other terms specified in the award agreement.
Other Stock-Based Awards
The Committee may make other stock-based awards under the Plan. The other stock-based awards will be subject to such terms, conditions and limitations as the Committee deems appropriate.
Cash-Based Awards
The Committee may make cash-based awards under the Plan. The cash-based awards will be subject to such terms, conditions and limitations as the Committee deems appropriate.
Additional Provisions
Under no circumstances may a participant transfer a non-qualified stock option or a stock appreciation right for consideration. Neither incentive stock options nor, except as the Committee otherwise expressly determines, other awards may be transferred other than by will or by the laws of descent and distribution. During a recipient’s lifetime, an incentive stock option and non-qualified stock option, and, except as the Committee may determine, other non-transferable awards requiring exercise, may be exercised only by the recipient.
If provided in the award agreement or an associated agreement, a participant’s rights to an award may be subject to the participant agreeing to not compete with the Company or any of its subsidiaries, and to not solicit the Company’s customers or employees.

Generally, deferrals of compensation, as defined under Code Section 409A, are not permitted under the Plan. However, the Committee may permit a participant to defer compensation received under the Plan in accordance with the requirements of Code Section 409A.
To comply with the laws in other countries in which Kaman Corporation or its affiliates and/or subsidiaries operate or may operate or have employees or directors, the Committee may establish subplans under the Plan and modify the terms of the awards made to such employees and directors.
U.S. Tax Consequences
The following summary sets forth the tax treatment pertaining to awards that may be made under the Plan. This summary omits the tax laws of any municipality, state, or foreign country in which a participant resides.
Non-Qualified Stock Options
A participant will realize ordinary income when exercising a non-qualified stock option, and we will be entitled to a deduction, equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss realized by the recipient will be taxed as a capital gain or loss, long-term or short-term, based upon how long the shares are held.
Incentive Stock Options
For stock options that qualify for treatment as "incentive stock options" under the Code, a participant will realize no taxable income, and we will not be entitled to any related deduction, at the time an incentive stock option is granted. If certain statutory employment and holding period conditions are satisfied before the participant disposes of shares acquired pursuant to the exercise of such an option, no taxable income will result upon the exercise of such option, and we will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by a participant will be a long-term capital gain or loss. We will not be entitled to a deduction with respect to a disposition of the shares by a participant after the expiration of the statutory holding periods. Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods, such participant will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. We will be entitled to a deduction at the same time and in the same amount as the participant is deemed to have realized ordinary income. Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. Such capital gain or loss will be long-term or short-term based upon how long the shares were held. The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes, an incentive stock option will be treated as if it were a non-qualified stock option.
Stock Appreciation Rights
In general, (a) the participant will not realize income upon the grant of a stock appreciation right; (b) the participant will realize ordinary income, and we will be entitled to a corresponding deduction, in the year cash or shares of Common Stock are delivered to the participant upon exercise of a stock appreciation; and (c) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of Common Stock received on the date of issuance. The federal income tax consequences of a disposition of unrestricted shares received by the participant upon exercise of a stock appreciation right are the same as described below with respect to a disposition of unrestricted shares.
Restricted and Unrestricted Stock and Restricted Stock Units
Unless the participant files an election to be taxed under Section 83(b) of the Code: (a) the participant will not realize income upon the grant of restricted stock; (b) the recipient will realize ordinary income, and we will be entitled to a corresponding deduction when the restrictions have been removed or expire; and (c) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the participant files an election to be taxed under Section 83(b) of the Code, the tax consequences to the recipient will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions.
A participant will not realize income upon the grant of restricted stock units, but will realize ordinary income, and we will be entitled to a corresponding deduction, when the restricted stock units have vested and been settled in cash and/or shares of our Common Stock. The amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of our Common Stock received on the date of issuance.
When the participant disposes of restricted or unrestricted stock, the difference between the amounts received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss, long-term or short-term, based upon how long the shares are held.
New Plan Benefits
Because of the discretionary nature of any future awards under the amended and restated Plan, the amount of such awards is not determinable at this time with respect to the Company’s executive officers, including the named executive officers, and the Company’s other employees. The Company intends to grant its non-employee directors restricted share awards with a grant date value of $125,000 on the date of the Annual Meeting, based on the closing price as of the last trading day prior to that date, consistent with past practice. In the event that the amendment and restatement of the Plan is not approved by shareholders at the Annual Meeting, the Company may need to pay these awards in cash or some combination of cash and stock based on the number of shares then remaining in the share reserve of the Plan.
Reasons for Approval
The Board of Directors believes that the approval of the second amendment and restatement of the Plan will benefit the Company by providing additional shares for the continuation of the Plan's goals and objectives, which include the attraction and retention of key employees, non-employee directors and consultants and the provision of additional financial incentives for these persons that are aligned with the long-term success of the Company.
Board Recommendation
The Board of Directors unanimously recommends that shareholders vote “FOR” approval of the second amendment and restatement of the Plan.
Required Vote
The adoption of Proposal 4 to approve the second amendment and restatement of the Plan requires the affirmative vote of a majority of the votes cast with respect to the proposal. Under NYSE rules, abstentions are treated as votes cast and, accordingly, will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE SECOND AMENDMENT AND RESTATEMENT OF THE 2013 MANAGEMENT INCENTIVE PLAN

PROPOSAL 5
RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY

Background
Pursuant to the Audit Committee Charter, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. On February 21, 2023, the Audit Committee reappointed PricewaterhouseCoopers LLP ("PwC") to serve as the Company's independent registered public accounting firm for the year ending December 31, 2023. PwC has been retained as the Company's independent registered public accounting firm continuously since 2013.

In order to assure continuing external auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Each year, the Audit Committee assesses the qualifications, performance and independence of the Company’s independent registered public accounting firm in accordance with regulatory requirements and guidelines. This includes a review of the firm’s internal quality control procedures, results of its most recent quality control reviews and steps taken to enhance the quality of its audits and issues raised by recent governmental investigations, if any. The Audit Committee also evaluates the firm’s ongoing independence, its audit strategy for the Company, the terms of its engagement and the firm’s capabilities and communications to the committee. Further, in conjunction with the mandated rotation of the external auditor’s lead engagement partner, the Audit Committee and its Chairman are directly involved in the selection of PwC’s new lead engagement partner.
Based on its most recent evaluation, the members of the Audit Committee and the Board of Directors believe that the continued retention of PwC to serve as the Company's independent registered public accounting firm is in the best interests of the Company and its shareholders. Although not legally required to do so, the Board historically has chosen to ask the Company’s shareholders to ratify the selection of the Company’s independent registered public accounting firm. In the event shareholders do not ratify the appointment, the Audit Committee may reconsider it. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.
We expect that a representative of PwC will attend the annual meeting, and that such representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from shareholders. See "INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE—Board Meetings and Committees–Audit Committee" for additional information pertaining to the Audit Committee, its activity during 2022 and related matters.
Board Recommendation
The Board of Directors unanimously recommends that shareholders vote "FOR" ratification of the appointment of PwC as our independent registered public accounting firm for 2023.
Required Vote
In order to be approved by shareholders, the proposal to ratify the appointment of PwC requires that there be more votes cast "FOR" the proposal than "AGAINST" the proposal. Broker non-votes and abstentions are not considered for purposes of determining the tally of votes cast "FOR" or "AGAINST" the proposal and, therefore, will not affect the outcome of the voting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023
Principal Accountant Fees and Services
The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of PwC. The following is a summary of the fees billed to the Company by PwC for professional services rendered for the years ended December 31, 2022 and 2021:

Fee Category	2022 Fees	2021 Fees
	(In Thousands)
Audit Fees	$2,615.0	$2,053.0
Audit-Related Fees	$478.0	$292.0
Tax Fees	$226.0	$197.0
All Other Fees	$1.0	$1.0
Total Fees	$3,320.0	$2,543.0
Audit Fees relate to services rendered for the audit of the Company’s consolidated financial statements and audit of the effectiveness of internal controls over financial reporting for the periods ended December 31, 2022 and 2021, and review of the interim consolidated financial statements included in quarterly reports and services normally provided by PwC in connection with statutory and regulatory filings or engagements.
Audit-Related Fees in 2022 were primarily related to due diligence costs for the acquisition of Aircraft Wheel & Brake and certain agreed-upon-procedures relating to financial certification in connection with environmental matters. The Audit-Related Fees for 2021 were primarily related to due diligence costs for acquisitions that ultimately did not come to fruition and certain agreed-upon-procedures relating to financial certification in connection with environmental matters.
Tax Fees for 2022 and 2021 relate to tax planning services, including assistance with federal, state and international tax compliance, international tax planning and tax advice.
Other Fees relate to accounting research software.
Audit Committee Preapproval Policy
The Audit Committee Charter provides that the Audit Committee shall preapprove all audit and non-audit services performed by the Company's independent auditor in order to assure that such services do not impair the auditor’s independence. In furtherance of the foregoing, the Audit Committee has adopted a preapproval policy setting forth the policies and procedures to be followed with respect to such preapprovals. Among other things, the preapproval policy provides that the Audit Committee shall approve in advance all services – both audit and permitted non-audit services – provided to the Company or any of its subsidiaries by the Company’s independent auditor. The policy also provides that the Audit Committee shall not engage the Company’s independent auditor to provide to the Company or any of its subsidiaries any non-audit services that are unlawful under Section 10A of the Exchange Act or that would impair the independence of the independent auditor under applicable rules and regulations promulgated by the SEC or the Public Company Accounting Oversight Board (the "PCAOB").
Whenever the Audit Committee is asked to preapprove any audit or non-audit services that are proposed to be performed by the Company's independent auditor, the policy provides that the Audit Committee shall be provided with (i) a written description (which may consist of or include a description furnished to the Company by the independent auditor) of the services to be provided in detail sufficient to enable the committee to make an informed decision with regard to each proposed service, and, to the extent determinable, an estimate provided by the independent auditor of the fees for each of the services; and (ii) confirmation of the independent auditor that it would not be unlawful under Section 10A of the Exchange Act for the independent auditor to provide the listed non-audit services to the Company or any of its subsidiaries and that none of the services, if provided by the independent auditor to the Company or any of its subsidiaries, would impair the independence of the auditor under applicable rules and regulations promulgated by the SEC or the PCAOB.
The Chairman of the Audit Committee has been granted the power and authority to approve, upon the receipt of the documentation referenced above and on a case-by-case basis, any audit or non-audit services giving rise to fees of $100,000 or less at any time other than at a meeting of the Audit Committee. The Chairman is required to report any audit or non-audit services so approved to the Audit Committee at its next regularly scheduled meeting.
Audit Committee Report
The directors named below constituted the Audit Committee of the Board on February 21, 2023, the date on which the actions referenced in this report were taken. We each serve for a term of one year and until our successors are elected and qualify. The Board has made an affirmative determination that each of us is independent under the NYSE and SEC rules applicable to audit committee members and otherwise in accordance with the Committee’s charter and our Corporate Governance Principles. Further, the Board has made an affirmative determination that in light of our respective backgrounds and experiences, we each meet the financial literacy requirements for service to the Audit Committee, and that Mses. Barry and Ramdev and Mr. Kuechle each possesses the qualifications necessary for service as an "audit committee financial expert," as that term is defined by applicable SEC regulations.
We oversee the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The independent auditor is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

We reviewed and discussed with management and PwC the Company’s audited consolidated financial statements for the year ended December 31, 2022, the representations of management and PwC’s opinion regarding such statements, and the Company’s system of internal control over financial reporting as required by Section 404 of the Sarbanes Oxley Act. We discussed with the Company’s Chief Audit Executive and with PwC the overall scope and plan of their individual audits and reviewed the results of their examinations and the overall quality of the Company’s financial reporting. We also received from PwC a written report relative to matters required to be discussed by the applicable requirements of the PCAOB and the SEC, and discussed the report with PwC and management. During 2022, we monitored the qualifications, performance, effectiveness and independence of PwC, the Company’s independent registered public accounting firm for such year. In that regard, we received from PwC, and discussed with it, the written report required by the applicable requirements of the PCAOB regarding PwC’s communications with us concerning PwC’s independence. Based upon these reviews and discussions and in reliance upon them, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
We also approved PwC as the Company's independent registered public accounting firm for 2023, which approval has been ratified by the Board and is being recommended for ratification by shareholders at the 2023 Annual Meeting of Shareholders.

Audit Committee Scott E. Kuechle, Chair Aisha M. Barry Michelle J. Lohmeier Niharika T. Ramdev

This report shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, and shall not otherwise be deemed filed under such statutes.

PROPOSAL 6
NON-BINDING ADVISORY VOTE REGARDING
SHAREHOLDER RATIFICATION OF TERMINATION PAY

Background
John R. Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, submitted a proposal for consideration at the Annual Meeting (the “Shareholder Proposal”). By letter, dated September 12, 2022, Mr. Chevedden’s broker confirmed that, since July 1, 2019, Mr. Chevedden continuously owned “no fewer than” 100 shares of the Common Stock of the Company, and Mr. Chevedden affirmed his intention to continue to hold those securities through the date of the Annual Meeting. The Shareholder Proposal, including the caption and supporting statement, are set forth below and will be voted on at the Annual Meeting upon proper presentation by Mr. Chevedden.
Shareholder Proposal

Proposal 6 – Shareholder Ratification of Termination Pay
Shareholders request that the Board seek shareholder approval of any senior manager's new or renewed pay package that provides for severance or termination payments with an estimated value exceeding 2.99 times the sum of the executive's base salary plus target short-term bonus.
"Severance or termination payments" include cash, equity or other pay that is paid out or vests due to a senior executive's termination for any reason. Payments include those provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans, but not life insurance, pension benefits, or deferred pay earned and vested prior to termination.
"Estimated total value" includes: lump-sum payments; payments offsetting tax liabilities, perquisites or benefits not vested under a plan generally available to management employees, post-employment consulting fees or; office expense and equity awards if vesting is accelerated, or a performance condition waived, due to termination.
The Board shall retain the option to seek shareholder approval after material terms are agreed upon.
Generous performance-based pay can sometimes be justified but shareholder ratification of "golden parachute" severance packages with a total cost exceeding 2.99 times base salary plus target short-term bonus better aligns management pay with shareholder interests.
For instance, at one company, that does not have this policy, if the CEO is terminated he could receive $44 million in termination pay–over 10 times his base salary plus short-term bonus. In the event of a change in control, the' same person could receive a whopping $124 million in accelerated equity payouts even if he remained employed.
It is in the best interest of Kaman shareholders and the morale of Kaman employees to be protected from such lavish management termination pay for one person.
It is important to have this policy in place so that Kaman management stays focused on improving company performance as opposed to seeking a business combination simply to trigger a management golden parachute windfall.

This proposal topic received between 51 % and 65% support at:
FedEx (FDX)
Spirit AeroSystems (SPR)
Alaska Air (ALK)
AbbVie (ABBV)
Fiserv (FISV).
Please vote yes:
Shareholder Ratification of Termination Pay – Proposal 6

FOR THE REASONS SET FORTH BELOW, THE BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
“AGAINST” THE SHAREHOLDER PROPOSAL
Board Response to Shareholder Proposal

The Board of Directors unanimously recommends that shareholders vote AGAINST the Shareholder Proposal for the following reasons, each of which is discussed in more detail below:
•The Company’s compensation practices already reflect reasonable limits on post-termination compensation and accordingly the proposal seeks to address a problem that does not exist.
•The proposal is unnecessary because we already provide shareholders with a voice on our executive compensation policies and practices through both the annual say-on-pay vote and our long-standing and year-round shareholder outreach and engagement program.
•The proposal is unnecessary and unwarranted given the Company’s past compensation practices and demonstrated shareholder support of those practices.
•Implementation of the proposal would be time consuming, expensive and impracticable and could impair the Company’s ability to recruit and retain top quality executive talent in a competitive employment environment by limiting the Compensation Committee’s and the Board’s flexibility and judgment in making timely determinations regarding compensation and appropriate post-termination compensation benefits.
•The inclusion in the proposal of a limitation on payments in respect of equity-based compensation detracts from the goal of aligning executives’ interests with those of shareholders and has the potential to reduce incentives to maximize shareholder value in a change in control situation.

The Company’s compensation practices already reflect reasonable limits on post-termination compensation and, accordingly, the proposal seeks to address a problem that does not exist. Potential payments for which the Company’s named executive officers are eligible are disclosed above under “Post-Termination Payments and Benefits.” As discussed in that Section, the only named executive officer with an employment agreement is Mr. Walsh, our Chairman, President and Chief Executive Officer, and the Board believes that Mr. Walsh’s employment agreement provides market appropriate and limited termination benefits that would be reasonable under the circumstances.
In the event that Mr. Walsh's employment is terminated by the Company without Cause or by Mr. Walsh with Good Reason (each as defined in his employment agreement), Mr. Walsh would be entitled to receive the following termination-related compensation and benefits (in addition to accrued pay and benefits):
•a pro-rata portion of his annual bonus for the performance year in which the termination occurs (if any), based upon actual financial performance and payable at the time that annual bonuses are paid to other senior executives of the Company;
•a lump-sum payment equal to two times the sum of his then-current base salary and the most recent annual bonus paid to, or earned by, Mr. Walsh;

•continued participation in medical, dental and vision plans for Mr. Walsh and his eligible dependents for up to 24 months (with Mr. Walsh continuing to make his share of premium payments), subject to offset due to future employment; and
•full vesting of the RSU granted to Mr. Walsh in connection with the commencement of his employment.
In the event of a termination due to Mr. Walsh's disability or death, Mr. Walsh (or his estate) would be entitled to receive the following compensation and benefits (in addition to accrued pay and benefits):
•a pro-rata portion of his annual bonus for the performance year in which the termination occurs based upon target performance, payable at the time that annual bonuses are paid to other senior executives;
•a pro-rata portion of any outstanding performance stock units (“PSUs”) for which the performance period has not been completed, determined and paid at the end of the applicable performance period based upon the actual financial performance of the Company;
•full vesting of the RSU granted to Mr. Walsh in connection with the commencement of his employment; and
•benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as applicable.
Although the Company has change-in-control agreements with each of its executive officers, these agreements also provide limited termination benefits that would be reasonable under the circumstances. As discussed above under “Post-Termination Payments and Benefits,” any payments under the change in control agreements are subject to “double-trigger” provisions, meaning they do not provide for any incremental compensation or benefits unless, in connection with a change-in-control, an executive’s employment is terminated other than for Cause or disability, or the executive resigns for Good Reason (as defined in the agreements).
Specifically, the change in control agreements provide that, if an executive’s employment is terminated by the Company without “Cause” (other than due to death or disability) or by the executive for “Good Reason” during the twenty-four month period immediately following a change in control (or during a potential change in control period), the executive would be entitled to receive the following severance benefits (which, in the case of Mr. Walsh, would be payable in lieu of any benefits payable under his employment agreement):
•an immediate lump-sum cash payment equal to two times the executive’s base salary (three times in the case of Mr. Walsh), plus two times the executive’s target annual bonus in effect immediately preceding the date of termination (three times in the case of Mr. Walsh);
•a pro-rata portion of the executive’s target annual bonus for the performance year in which the termination occurs;
•continued participation at the Company’s expense for 24 months in all medical, dental and accidental death and disability plans which cover the executive and the executive’s eligible dependents, subject to offset due to future employment;
•full vesting of any unvested cash- or equity-based long-term performance awards (at the target level of performance, where applicable); in the case of any such long-term performance awards payable in cash and containing performance-based restrictions, the executive becomes entitled to a pro-rata payment based on the number of days the Executive remained employed with the Company during such award’s performance period;
•benefits under any post-retirement health care plans if the executive would have otherwise become eligible for those benefits by remaining employed through the second anniversary of the employment termination date, commencing on the later of the date that such coverage would have become first available and the date on which the executive’s post-employment participation in our benefit plans, as described above, terminates; and
•reimbursement for up to $30,000 (in the aggregate) for outplacement services until the earlier of the first anniversary of the date of termination or the first day of the executive’s employment with a new employer.
For purposes of Mr. Walsh’s employment agreement and the change in control agreements with our executive officers, “Good Reason” generally is limited to the removal of the executive from his or her position or the assignment of duties that are materially inconsistent with the executive's position(s); a material reduction of the executive's base salary or annual target bonus opportunity (other than a general reduction that affects all similarly situated executives in substantially the same proportions); a failure to provide the executive with the compensation and benefits to which he or she is entitled; and the forced relocation of the executive to a principal place of employment more than 50 miles from the executive’s then-current principal place of employment.
The proposal expresses concern about lavish management termination packages, but considering the limited and narrow severance benefits described above, the Board and its Compensation Committee believe the proposal seeks to address a practice that does not currently exist. In addition, the Committee periodically reviews its compensation program (including these limited severance protections) with its independent outside compensation consultant and believes that the severance protections are market appropriate and not excessive.
The proposal is unnecessary because we already provide shareholders with a voice on our executive compensation policies and practices through both the annual say-on-pay vote and our long-standing and year-round shareholder outreach and engagement program. We have chosen to hold an annual say-on-pay advisory vote giving our shareholders the ability to vote on our executive compensation program each year. In addition, SEC rules further require a separate approval, on an advisory basis, by shareholders of golden parachute compensation agreements or understandings payable to named executive officers in connection with change-in-control transactions, if one were to occur. If we were to undergo a change in control transaction, shareholders would have the opportunity to vote on any golden parachute arrangements with our executives
We also have a tradition of conducting a robust year-round shareholder outreach and engagement program. As described above under “Information about the Board of Directors and Corporate Governance – Shareholder Engagement,” following each of our last three annual meetings, we conducted extensive shareholder outreach to request feedback on, among other things, our executive compensation program. We reached out to shareholders holding in excess of 80% of our outstanding shares and engaged with shareholders holding a majority of our common stock. The feedback we received from our shareholders on our executive compensation program was overwhelmingly positive. Shareholders expressed appreciation for the substantive changes we have made to our executive compensation program, our continued desire to evaluate and evolve our compensation practices, and our commitment to responsiveness. Importantly, during this engagement, none of our shareholders raised the topic of our severance practices as an area of concern.
We believe these established avenues of communication, along with the annual say-on-pay votes, are the most effective method of providing shareholders with a voice on our executive compensation program. Requiring additional shareholder approval of specific elements of our compensation program is both unnecessary and, as discussed below, carries a significant risk of jeopardizing our ability to attract and retain highly qualified candidates.
The proposal is unnecessary and unwarranted given the Company’s past compensation practices and demonstrated shareholder support of those practices. The Company has a long track record of responsible compensation practices, including limited and responsible use of termination-related pay. In addition, the Company has a demonstrated track record of responsiveness to compensation-related concerns expressed by shareholders. Shortly after the 2019 sale of the Company’s former Distribution Segment, the Compensation Committee undertook a comprehensive reassessment of the Company’s executive compensation program, resulting in a complete redesign of the program. The new executive compensation program has been well received by shareholders, as evidenced by the two subsequent “say-on-pay” votes taking place in 2021 and 2022, both of which garnered the favorable vote of more than 96% of the votes cast (excluding broker non-votes and abstentions).
The Board believes that implementation of the proposal would be time consuming, expensive and impracticable and could impair the Compensation Committee’s and the Board’s flexibility and judgment in determining compensation and appropriate post-termination compensation benefits. The Compensation Committee assists the Board with its oversight of compensation of the Company’s executives and other employees. The Compensation Committee is comprised solely of independent, non-employee directors. In addition, each member of the Compensation Committee is elected to the full Board annually by shareholders and is responsible for taking shareholder interests into account when developing compensation programs. The proposed requirement that the Company secure shareholder approval of certain severance arrangements would be time consuming, expensive and impracticable. The Board believes the Compensation Committee should retain the responsibility and flexibility to tailor, assess and approve compensation structures based on its unique access to market information and the advice of its independent compensation consultant. The Company competes for executive talent with other large companies, and the Board believes the ability of the Compensation Committee to exercise discretion in designing compensation arrangements in a timely manner is necessary to remain competitive in attracting and retaining highly qualified executive talent, especially in a tight labor market.
The proposal contains a restriction on the ability of the Company to make payments in respect of equity-based compensation – this restriction directly conflicts with the goal of aligning shareholder and executive interests and could affirmatively detract from the incentive to maximize shareholder value in a change in control scenario. Equity-based compensation is a crucial aspect of the Company’s executive compensation program. The value of this compensation is not related to salary and annual bonus (which is the focus of the limit in the proposal) but instead is directly correlated to the value of shareholders’ investments in the Company. The equity-based component of our compensation program is consistent with both market practice and the goal of aligning executive and shareholder interests. It also constitutes the single component of our program which has the largest value to the executive – meaning, among other things, that it is especially important for meeting our recruiting and retention objectives. The proposal seeks to impose limits on the ability of the Company to make payment with respect to such awards in certain circumstances. Any such limitation would greatly impair the value of such awards as a recruiting and retention tool, as current or prospective executives would question whether they would actually receive amounts earned. In addition, it is not uncommon for it to be impossible or undesirable for equity awards to remain in place following a change in control transaction (including because performance metrics may no longer be measurable or because the executive is not continuing with the resulting company). The possibility that awards would not be paid out in such a circumstance would be a disincentive for an executive to pursue such a transaction – to the potential detriment of realizing shareholder value. It would also be inequitable to limit payments to executives based on an arbitrary relationship between cash compensation and the value of equity awards, as would be the case under the proposal.
In the exercise of its fiduciary duties under Connecticut law, the Board will continue to evaluate governance standards and practices and will consider whether changes should be made to the Company’s current policies and practices. The Board believes, however, that implementation of this proposal would be contrary to the Company’s and its shareholders’ best interests.
Board Recommendation
For the foregoing reasons, the Board of Directors believes that implementing the Shareholder Proposal is not in the best interests of Kaman and our shareholders. Therefore, the Board unanimously recommends a vote “AGAINST” the Shareholder Proposal.
Recommendation Only
Shareholders should be aware that the Shareholder Proposal is simply a request that the Board take the action stated in the proposal and is not binding on the Board. Shareholder approval will not, in and of itself, result in any immediate change in the Company’s executive compensation policies or practices. In the event that the Shareholder Proposal is approved by shareholders at the Annual Meeting, the Board and its Compensation Committee will consider whether, when and how to modify the Company’s executive compensation policies or practices.
Required Vote
The Shareholder Proposal will be approved only if more votes are cast “FOR” the proposal than “AGAINST” the proposal, assuming a quorum is present. Broker non-votes and abstentions are not considered for purposes of determining the tally of votes cast “FOR” or “AGAINST” the proposal and, therefore, will not affect the outcome of the voting, although they will count towards the presence of a quorum.

FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE SHAREHOLDER PROPOSAL

SHAREHOLDER PROPOSALS FOR 2024 ANNUAL MEETING
Pursuant to SEC rules, proposals of shareholders intended to be included in the Company’s 2024 proxy materials and submitted for action at the 2024 Annual Meeting of Shareholders generally must be received by the Company at its corporate headquarters, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002 on or before November 4, 2023.
Pursuant to SEC rules and the Company’s Bylaws, shareholders who wish to present a proposal at the 2024 Annual Meeting of Shareholders, when such proposal is not intended to be included in the Company’s proxy materials relating to that meeting, or submit a nomination for director, must give advance notice to the Company at its corporate headquarters, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002 on or before January 20, 2024, but no earlier than December 21, 2023, which is the period not less than 90 days, nor more than 120 days, prior to the first anniversary of the Company’s annual meeting of shareholders to be held on April 19, 2023.
For proxy access nominees to be considered at the 2024 Annual Meeting of Shareholders, the nomination notice must be received at the Company's corporate headquarters on or before November 4, 2023, but no earlier than October 5, 2023, which is the period not less than 120 days, nor more than 150 days, prior to the first anniversary of the date this Proxy Statement was first mailed to shareholders.
To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, as well as the other information specified in the Company's Bylaws, no later than January 20, 2024, and no earlier than December 21, 2023, which is not less than 90 days, nor more than 120 days, before the first anniversary of the Company’s annual meeting of shareholders to be held on April 19, 2023.
Please review the Company’s Bylaws which contain additional advance notice requirements, including with respect to advance notice of shareholder proposals and Director nominations. These requirements are briefly summarized on pages 13 and 14.

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE 2023 ANNUAL MEETING. IF YOU CANNOT ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES. YOUR VOTE IS IMPORTANT!

Appendix A
SUPPLEMENTAL INFORMATION: NON-GAAP RECONCILIATIONS
For purposes of determining the level of achievement or satisfaction of the performance measures established in connection with the 2022 annual incentive compensation awards and the LTIP Awards covering the 2020-2022 performance period, the Compensation Committee approved certain specified modifications to the calculation of Company performance that were applicable to all participants. Such modifications included, among others, the exclusion or inclusion of the impact to the Company's financial results of the following items, whichever would produce the higher award:
•the effect of changes in tax law or accounting principles;
•the effects of changes in applicable foreign currency exchange rates relating to non-U.S. denominated financial performance;
•costs and losses associated with restructuring, business consolidations, severance, management realignments or closures of the Company or any of its subsidiaries, affiliates and product lines;
•acquisition and divestiture due diligence and integration costs and the adverse effects of acquisitions and divestitures, including spin-offs;
•effects of losses generated by divested operations and losses associated with discontinued business operations or product lines;
•the impact of any transaction costs and accounting charges incurred in connection with the issuance equity or issuance of or refinancing of new or existing debt securities and facilities, the settlement or unwinding of existing convertible bond hedge instruments and outstanding warrants;
•the impact of any costs and accounting charges in respect of pension curtailment adjustments attributable to pension expense charged to company contracts with the U.S. Government, as determined under U.S. Cost Accounting Standard 418, following the freeze of future benefit accruals under the Pension Plan;
•charges associated with environmental matters;
•asset write-downs or impairments, including, but not limited to, goodwill and other intangible assets;
•new capital investments and related depreciation;
•litigation or claim judgments or settlements including contract claim settlements with customers and suppliers;
•the impact of charges in connection with contract terminations, including but not limited to, write-off of inventory, tooling, equipment and non-recurring costs;
•any impact resulting from the delay in cash receipts by a customer where there is no underlying dispute as to payment;
•any adverse impact to the company’s consolidated financial statements if the U.S. Government prohibits and/or delays sales of our products to customers; and
•any item of an unusual nature or of a type that indicates infrequency of occurrence, or both.
Adjusting for the impact of these items results in the following non-GAAP financial measures that are are discussed in this proxy statement: (i) Adjusted Consolidated EBITDA; (ii) Adjusted Consolidated Free Cash Flow; and (iii) Average Adjusted ROIC. As discussed above, these non-GAAP financial measures are presented because they are used to assess the Company's financial performance in relation to corresponding financial targets for purposes of determining annual and long-term incentive compensation payouts. The Company believes that the presentation of these non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. The Company does not intend for this information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. We define the Non-GAAP measures used in this proxy statement as follows:
Adjusted Consolidated EBITDA: Adjusted Consolidated EBITDA is defined as earnings from continuing operations before interest, taxes, other expense (income), net, depreciation and amortization and certain items that are not indicative of the operating performance of the Company's for the period presented. Adjusted Consolidated EBITDA differs from earnings from continuing operations, as calculated in accordance with GAAP, in that it excludes interest expense, net, income tax expense, depreciation and amortization, other expense (income), net, non-service pension and post retirement benefit expense (income), and certain items listed above that are not indicative of the operating performance of the Company for the period presented. We have made numerous investments in our business, such as acquisitions and capital expenditures, including facility improvements, new machinery and equipment, improvements to our information technology infrastructure and ERP systems, which we have adjusted for in Adjusted Consolidated EBITDA. Adjusted Consolidated EBITDA also does not give effect to cash used for debt service requirements and thus does not reflect funds available for distributions, reinvestments or other discretionary uses. Management believes Adjusted Consolidated EBITDA provides an additional perspective on the operating results of the organization and its earnings capacity and helps improve the comparability of our results between periods because it provides a view of our operations that excludes items that management believes are not reflective of operating performance, such as items traditionally removed from net earnings in the calculation of EBITDA as well as other expense (income), net and certain items that are not indicative of the operating performance of the Company for the period presented. Adjusted Consolidated EBITDA is not presented as an alternative measure of operating performance, as determined in accordance with GAAP.
The following table illustrates the calculation of Adjusted Consolidated EBITDA using GAAP measures (in millions):

2022 ADJUSTED CONSOLIDATED EBITDA - CORPORATE
Earnings from continuing operations, net of tax	$(46.2)
Interest expense, net	16.9
Income tax (benefit) expense	(16.7)
Non-service pension and post retirement benefit income	(20.5)
Other income, net	0.3
Depreciation and amortization	40.7
$(25.5)
Other Adjustments:
Exclusion of incremental EBITDA associated with acquisition	$(3.4)
Asset write-downs and impairments	79.0
Start-up program costs	4.3
Acquisition and divestiture related costs	14.9
Costs associated with restructuring, severance and management realignments	9.8
Adjusted EBITDA	$79.1

2022 ADJUSTED CONSOLIDATED EBITDA - ENGINEERED PRODUCTS(1)
Operating income (loss)	$57.0
Depreciation and amortization	24.6
$81.6
Costs associated with restructuring, severance and management realignments	3.3
Adjusted EBITDA	$84.9
(1)    Excludes the performance of Aircraft Wheel and Brake LLC, as this was acquired in September 2022 and not in the 2022 target.

2022 ADJUSTED CONSOLIDATED EBITDA - PRECISION PRODUCTS
Operating income (loss)	$(62.7)
Depreciation and amortization	3.7
$(59.0)
Other Adjustments:
Asset write-downs and impairments	$76.2
Start-up program costs	4.4
Costs associated with restructuring, severance and management realignments	4.1
Adjusted EBITDA	$25.7

2022 ADJUSTED CONSOLIDATED EBITDA - STRUCTURES
Operating income (loss)	$(5.7)
Depreciation and amortization	3.5
$(2.2)
Other Adjustments:
Asset write-downs and impairments	2.7
Adjusted EBITDA	$0.5
Adjusted Consolidated Free Cash Flow: Adjusted Consolidated Free Cash Flow is defined as GAAP “Net cash provided by (used in) operating activities from continuing operations” in a period less “Expenditures for property, plant & equipment” in the same period. Management believes Adjusted Consolidated Free Cash Flow provides an important perspective on our ability to generate cash from our business operations and, as such, that it is an important financial measure for use in evaluating the Company's financial performance. Adjusted Consolidated Free Cash Flow should not be viewed as representing the residual cash flow available for discretionary expenditures such as dividends to shareholders or acquisitions, as it may exclude certain mandatory expenditures such as repayment of maturing debt and other contractual obligations. Management uses Adjusted Consolidated Free Cash Flow internally to assess overall liquidity.
The following table illustrates the calculation of Adjusted Consolidated Free Cash Flow using “Net cash provided by (used in) operating activities from continuing operations” and “Expenditures for property, plant & equipment”, GAAP measures from the Condensed Consolidated Statements of Cash Flows of the Company (in millions):

2022 ADJUSTED CONSOLIDATED FREE CASH FLOW - CORPORATE
Net cash (used in) provided by operating activities	$21.0
Expenditures for property, plant and equipment	(23.7)
Free Cash Flow	$(2.7)
Other Adjustments:
Exclusion of incremental cash flow associated with acquisition	$(2.0)
Start-up program costs	3.4
Acquisition and divestiture related costs	11.8
Costs associated with restructuring, severance and management realignments	7.7
Adjusted Free Cash Flow	$18.2

Adjusted Operating Cash Flow: Adjusted Operating Cash Flow is defined as GAAP "Net cash provided by (used in) operating activities from continuing operations" in a period adjusted for certain items approved by the Committee.

2022 ADJUSTED OPERATING CASH FLOW - ENGINEERED PRODUCTS
Net cash (used in) provided by operating activities	$41.8
Costs associated with restructuring, severance and management realignments	2.6
Adjusted Operating Free Cash Flow	$44.4

2022 ADJUSTED OPERATING CASH FLOW - PRECISION PRODUCTS
Net cash (used in) provided by operating activities	$1.2
Costs associated with restructuring, severance and management realignments	3.3
Start-up program costs	3.4
Changes in corporate charge assumptions given to the segment	(0.4)
Adjusted Operating Free Cash Flow	$7.5

2022 ADJUSTED OPERATING CASH FLOW - STRUCTURES
Net cash (used in) provided by operating activities	$(20.7)
Changes in corporate charge assumptions given to the segment	0.6
Adjusted Operating Free Cash Flow	$(20.1)
Average Adjusted Return on Invested Capital (ROIC): Average Adjusted ROIC is defined as GAAP "Net earnings" in a period adjusted for certain items as listed above that are not indicative of the operating performance of the Company for the period presented, divided by Total Capitalization (GAAP Debt not adjusted for debt issuance costs and GAAP Shareholder's Equity), adjusted for certain items as listed above that are not indicative of the operating performance of the Company for the period presented. We have made numerous investments in our business, such as acquisitions and capital expenditures, including facility improvements, new machinery and equipment, improvements to our information technology infrastructure and ERP systems, which we have adjusted for in Average Adjusted ROIC. Average Adjusted ROIC provides perspective on how well the Company is using its capital to generate profits over a three-year period.
The following table illustrates the calculation of Average Adjusted ROIC for the three year period ending as of December 31, 2022 (in millions):

2020 - 2022 AVERAGE ADJUSTED ROIC
	2020	2021	2022
Net earnings (as reported)	$(69.7)	$43.7	$(46.2)
Asset write-downs and impairments	86.6	—	67.2
Acquisition and divestiture related costs	33.5	1.8	13.3
Tax and other related matters	(1.6)	3.4	—
Costs associated with restructuring, severance and management realignments	9.8	4.8	7.6
	$58.6	$53.7	$41.9

Total Debt (as reported)	$195.1	$196.2	$566.3
Total Equity (as reported)	746.4	796.3	684.0
Asset write-downs and impairments	86.6	—	67.2
Acquisition and divestiture related costs	33.5	1.8	13.3
Tax and other related matters	(1.6)	3.4	—
Costs associated with restructuring, severance and management realignments	9.8	4.8	7.6
Adjusted Equity	$874.7	$806.3	$772.1
Total Capitalization	$1,069.8	$1,002.5	$1,338.4

Adjusted ROIC	5.5%	5.4%	3.1%

Average Adjusted ROIC	4.7%

EXHIBIT A
KAMAN CORPORATION
SECOND AMENDED AND RESTATED 2013 MANAGEMENT INCENTIVE PLAN
1.    Purpose.
The purpose of the Kaman Corporation Second Amended and Restated 2013 Management Incentive Plan as set forth herein (this “Plan”) is to attract and retain Employees, Non-Employee Directors, and Consultants (including prospective service providers) and to provide additional incentives for these persons consistent with the long-term success of the business of Kaman Corporation (the “Company”). This Plan was originally approved by shareholders on April 17, 2013 (the “Original Effective Date”), and an Amended and Restated 2013 Management Incentive Plan was approved by shareholders on April 18, 2018. This second amendment and restatement of the Plan (“Second Amendment and Restatement”) is subject to the approval of the Company’s shareholders, and shall have no effect prior to that time. Any Awards that were granted prior to the Second Amendment and Restatement Effective Date shall not in any way be amended or other impacted by the terms of this Second Amendment and Restatement.
2.    Definitions. As used in this Plan, the following terms shall be defined as set forth below:
2.1    “Act” means the Securities Exchange Act of 1934, as amended.
2.2    “Affiliate” means any corporation or any other entity (including, but not limited to, a partnership) that is affiliated with the Company through stock ownership or otherwise. For avoidance of doubt, an Affiliate shall include a Subsidiary.
2.3    “Award” or “Awards” means, individually or collectively, except where referring to a particular category of grant under this Plan, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance Share Awards, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms hereunder.
2.4    “Award Agreement” means an agreement, certificate, resolution or other form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an Award. An Award Agreement may be in an electronic medium, may be limited to a notation on the Company’s books and records and, if approved by the Committee, need not be signed by a representative of the Company or a Participant.
2.5    “Base Price” shall have the meaning given to it in Section 6.2.
2.6    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Act.
2.7    “Board” means the Board of Directors of the Company.
2.8    “Cash-Based Award” means an Award granted to a Participant as described in Section 11.
2.9    “Change in Control” shall have the meaning given to it in Section 13.3.
2.10    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.11    “Committee” means the committee of the Board described in Section 4.
2.12    “Consultant” means any consultant or advisor engaged to provide services to the Company or any Subsidiary or Affiliate who qualifies as a consultant or advisor under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement, as in effect from time to time.
2.13    “Company” means Kaman Corporation or its successor.
2.14    “Deferred Stock Unit” means an Award that is vested on the Grant Date that entitles the recipient to receive Shares after a designated period of time. Deferred Stock Units shall be subject to such restrictions and conditions as set forth in the Award Agreement, which shall be consistent with the provisions for Restricted Stock Units set forth in Section 8 below except for the requirement to have a Restricted Period or Performance Goals.

2.15    “Employee” means any person designated as an employee of the Company, any of its Affiliates, and/or any of its or their Subsidiaries on the payroll records thereof. The term “Employee” includes former employees, former employees of acquired entities, and any person who qualifies as an employee under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement, as in effect from time to time.
2.16    “Executive Officer” means an “executive officer” of the Company as defined by Rule 3b-7 under the Act. To the extent that the Board takes action to designate the persons who are the “executive officers” of the Company, the persons so designated (and no others) shall be deemed to be the “executive officers” of the Company for all purposes of this Plan.
2.17    “Family Member” means a Participant’s spouse, parents, children and grandchildren.
2.18    “Fair Market Value” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, an average of trading days or on any other basis consistent with the requirements of the stock rights exemption under Section 409A of the Code using actual transactions involving Shares, as determined by the Committee in its discretion. In the event Shares are not publicly determined at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate. Such definition(s) of Fair Market Value shall be specified in each Award Agreement and may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, settlement, or payout of an Award; provided, however, that upon a broker-assisted exercise of an Option, the Fair Market Value shall be the price at which the Shares are sold by the broker.
2.19    “Full Value Award” means an Award other than a Nonqualified Stock Option, an Incentive Stock Option or a Stock Appreciation Right and which is settled by the issuance of Shares.
2.20    “Good Reason” means, unless modified by the Award Agreement, with respect to a Participant, during the 24-month period following a Change in Control, actions taken by the Company or any of its Affiliates resulting in a material negative change in the employment relationship of the Participant who is an officer or an employee in one or more of the following ways:
(a)    the assignment to the Participant of duties materially inconsistent with the Participant’s position (including offices, titles and reporting requirements), authority, duties or responsibilities, or a material diminution in such position, authority, duties or responsibilities, in each case from those in effect immediately prior to the Change in Control;
(b)    a material reduction of the Participant’s annual compensation, including base salary and annual bonus, from that in effect immediately prior to the Change in Control; or
(c)    a change in the Participant’s principal place of employment that increases the Participant’s commute by 75 or more miles as compared to the Participant’s commute immediately prior to the Change in Control.
In order to invoke a termination for Good Reason, a Participant must provide written notice to the Company or its Affiliate of the existence of one or more of the conditions constituting Good Reason within 90 days following the Participant’s knowledge of the initial existence of the condition or conditions, specifying in reasonable detail the condition(s) constituting Good Reason, and the Company or its Affiliate shall have 30 days following receipt of the written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company or its Affiliate fails to remedy the condition(s) constituting Good Reason during the applicable Cure Period, the Participant’s must terminate service, if at all, within the 90 day period immediately following the expiration of Cure Period in order for Participant’s termination as a result of the condition(s) to constitute a termination for Good Reason.
2.21    “Grant Date” means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.
2.22    “Incentive Stock Option” means any Option that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.
2.23    “Non-Employee Director” means a member of the Board who is not an Employee.
2.24    “Nonqualified Stock Option” means an Option that is not intended to qualify as an Incentive Stock Option.
2.25    “Option” means any option to purchase Shares granted under Section 5.

2.26    “Option Price” means the purchase price payable upon the exercise of an Option.
2.27    “Original Effective Date” means April 17, 2013, the date this Plan was first approved by the shareholders of the Company in accordance with the rules of the New York Stock Exchange and other applicable law.
2.28    “Other Stock-Based Awards” means an equity-based or equity-related Award not otherwise described by the terms of this Plan granted under Section 10.
2.29    “Participant” means an Employee, Non-Employee Director or a Consultant who is selected by the Committee to receive benefits under this Plan, provided that only Employees shall be eligible to receive grants of Incentive Stock Options. The Committee may also designate an individual who is not yet an Employee, Non-Employee Director or Consultant but has entered into a written or verbal commitment to become an Employee, Non-Employee Director or Consultant a “Participant”.
2.30    “Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Share Award, Restricted Stock Unit, Performance Share Award or Cash-Based Award.
2.31    “Performance Goal” means, with respect to a Restricted Share Award, a Restricted Stock Unit Award, a Performance Share Award or a Cash-Based Award, the specific goal or goals established in writing by the Committee for the Performance Cycle applicable to such Award. Performance Goals may be based on attaining specific levels of individual performance and/or performance of the Company and/or one or more of its Subsidiaries, Affiliates, divisions or operations and/or business units, product lines, brands, business segments, administrative departments or any combination of the foregoing with respect to such financial, operational and/or other performance criteria as it deems appropriate in its sole discretion.
2.32    “Performance Share Award” means an Award denominated in either Shares or share units granted pursuant to Section 9.
2.33    “Plan” means this Kaman Corporation 2023 Amended and Restated Management Incentive Plan, as described herein.
2.34    “Restricted Period” means a period of time established under Section 8 with respect to Restricted Stock Units.
2.35    “Restricted Shares” means Shares granted under Section 7 subject to a substantial risk of forfeiture.
2.36    “Restricted Stock Units” means an Award pursuant to Section 8 of the right to receive Shares at the end of a specified period.
2.37    “Second Amendment and Restatement Effective Date” means the date the Second Amendment and Restatement is approved by the shareholders of the Company in accordance with the rules of the New York Stock Exchange and other applicable law.
2.38    “Share Authorization” means the maximum number of Shares available for grant under this Plan, as described in Section 3.
2.39    “Shares” means the common stock of the Company.
2.40    “Spread” means, in the case of a Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Base Price specified in such right.
2.41    “Stock Appreciation Right” means a right granted under Section 6.
2.42    “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.
2.43    “Substitute Award” means any Award granted or issued to a Participant in assumption or substitution of either outstanding awards or the right or obligation to make future awards by an entity acquired by the Company or a Subsidiary or with which the Company or a Subsidiary combines.

2.44    “Unrestricted Shares” means a grant of Shares free of any Restricted Period, Performance Goals or any substantial risk of forfeiture. Unrestricted Shares may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to an Employee.
3.    Shares Available Under this Plan.
3.1    Number of Shares Reserved for Awards.
(a)    Subject to adjustment as provided in Section 12 below, the aggregate total number of Shares that may be delivered pursuant to Awards granted under this Plan shall not exceed 6,215,000, all of which can be deliverable pursuant to the exercise of Incentive Stock Options. Shares that may be delivered pursuant to Awards may be authorized but unissued Shares or authorized and issued Shares held in the Company’s treasury or otherwise acquired for the purposes of this Plan.
(b)    To the extent that a Share is granted pursuant to a Full Value Award, it shall reduce the Share Authorization by three (3) Shares; and, to the extent that a Share is granted pursuant to an Award other than a Full Value Award, it shall reduce the Share Authorization by one (1) Share.
(c)    Subject to the limits set forth in Section 3.1(a) on the number of Shares that may be granted in the aggregate under this Plan, a Non-Employee Director may not receive Awards with a value greater than $600,000 on the date of grant in any calendar year. With respect to Awards granted during a calendar year, the amount to be applied against this limit shall be the Grant Date fair value, as determined by the Company for financial reporting purposes, for such Awards. For the avoidance of doubt, in a calendar year in which a Non-Employee Director serves the Company in another capacity (including as an interim officer), the limit described in this Section 3.1(c) shall not apply to Awards granted by the Board to such director in respect of such service as an Employee or consultant.
(d)    Subject to the limits set forth in Section 3.1(a) on the number of Shares that may be granted in the aggregate under this Plan, the following limits shall apply to grants of Awards under the Plan:
i.    The maximum aggregate number of Shares subject to Options granted or Shares subject to Stock Appreciation Rights granted in any one calendar year to any one Participant shall be 500,000 plus the amount of the Participant’s unused annual limit for Options and for Stock Appreciation Rights under this paragraph as of the close of the previous calendar year.
ii.    The maximum aggregate grant with respect to Awards of Restricted Shares or Restricted Stock Units in any one calendar year to any one Participant shall be 200,000 plus the amount of the Participant’s unused annual limit for Restricted Shares or Restricted Stock Units under this paragraph as of the close of the previous calendar year.
iii.    The maximum number of Shares subject to a Performance Share Award in any one calendar year to any one Participant shall be 200,000 plus the amount of the Participant’s unused annual limit for Performance Share Awards under this paragraph denominated in Shares or share units as of the close of the previous calendar year.
iv.    The maximum aggregate amount awarded or credited with respect to a Cash-Based Award to any Executive Officer or other key employee in any calendar year that is subject to a Performance Cycle that is more than twelve (12) months may not exceed ten million dollars ($10,000,000).
v.    The maximum aggregate amount awarded or credited with respect to a Cash-Based Award to any Executive Officer or other key employee in any calendar year that is subject to a Performance Cycle that is twelve (12) months or less may not exceed four million dollars ($4,000,000).
vi.    The maximum aggregate grant with respect to other equity-based Awards in any one calendar year to any one Participant shall be 200,000 plus the amount of the Participant’s unused annual limit for other equity-based Awards as of the close of the previous calendar year.
(e)    Except with respect to a maximum of five percent (5%) of the Shares authorized under this Section 3.1, as may be adjusted under Section 12, any equity-based Award granted under the Plan shall be subject to a minimum vesting requirement of one year, and no portion of any such Award may vest earlier than the first anniversary of the Grant Date of the Award (the "Minimum Vesting Requirement"). For the avoidance of doubt, the Minimum Vesting Requirement shall not apply to any Cash-Based Awards or Substitute Awards, each of which is not charged against the Share Reserve, nor shall the Minimum Vesting Requirement be deemed to limit or affect the Committee's powers and authorities under Section 4 hereof or any other provision of the Plan.

3.2    Share Usage.
(a)    Any Shares related to Awards that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. In addition, Restricted Shares that are forfeited shall again be available for grant under this Plan. Upon being granted, Performance Share Awards are initially charged against the share reserve under Section 3.1 assuming target performance. If actual performance results in Shares being earned at greater than target, additional Shares will be charged to the share reserve to reflect the total number of Shares issued to the Participant. If actual performance results in Shares being earned at less than target, Shares will be added back to the share reserve to the extent target performance was not achieved.
(b)    The full number of Nonqualified Stock Options, Incentive Stock Options and Stock Appreciation Rights granted that are to be settled by the issuance of Shares shall be counted against the number of Shares available for award under this Plan, regardless of the number of Shares actually issued upon settlement of any such Award.
(c)    Any Shares withheld to satisfy tax withholding obligations on an Award issued under this Plan, other than with respect to a Full Value Award, Shares tendered to pay the exercise price of an Award under this Plan, and Shares repurchased on the open market with the proceeds of an Option exercise will not be eligible to be again available for grant under this Plan. Notwithstanding the foregoing, any Shares that the Committee may allow to be withheld in excess of the minimum tax withholding rate shall in no event again be available for grant under the Plan.
(d)    Substitute Awards shall not be counted against the Shares available for granting Awards under this Plan.
3.3    Dividend Equivalents. The Committee may on or after the Grant Date authorize the payment of dividend equivalents on Shares subject to any Award on a current, deferred or contingent basis with respect to any or all dividends or other distributions paid by the Company. Notwithstanding the foregoing, any such dividend equivalents shall be subject to the same restrictions as the underlying Award, and no dividend equivalents shall be payable on (i) Options or Stock Appreciation Rights, or (ii) any Shares issuable pursuant to Awards that are subject to Performance Goals unless and until such Shares are earned and vested.
4.    Plan Administration.
4.1    Board Committee Administration. This Plan shall be administered by the Compensation Committee appointed by the Board from among its members, provided that the full Board may at any time act as the Committee. The interpretation and construction by the Committee of any provision of this Plan or of any Award Agreement and any determination by the Committee pursuant to any provision of this Plan or any such agreement, notification or document shall be final and conclusive. No member of the Committee shall be liable to any person for any such action taken or determination made in good faith.
4.2    Terms and Conditions of Awards. The Committee shall have final discretion, responsibility, and authority to:
(a)    grant Awards;
(b)    determine the Participants to whom and the times at which Awards shall be granted;
(c)    determine the type and number of Awards to be granted, the number of Shares to which an Award may relate, and the applicable terms, conditions, and restrictions, including the length of time for which any restriction shall remain in effect;
(d)    establish and administer Performance Goals and Performance Cycles relating to any Award;
(e)    determine the rights of Participants with respect to an Award upon termination of employment or service as a director;
(f)    determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered;
(g)    accelerate the vesting of an Award;
(h)    interpret the terms and provisions of Award Agreements;

(i)    provide for forfeiture of outstanding Awards and recapture of realized gains and other realized value in such events as determined by the Committee;
(j)    make such adjustments to Awards as are permitted under Sections 9.5 and 11; and
(k)    make all other determinations deemed necessary or advisable for the administration of this Plan.
The Committee may solicit recommendations from the Company’s Chief Executive Officer with respect to the grant of Awards under this Plan. The Committee (or, as permitted under Section 4.3, the Company’s Chief Executive Officer) shall determine the terms and conditions of each Award at the time of grant. No Participant or any other person shall have any claim to be granted an Award under this Plan at any time, and the Company is not obligated to extend uniform treatment to Participants under this Plan. The terms and conditions of Awards need not be the same with respect to each Participant.
4.3    Committee Delegation. The Committee may delegate to the Company’s Chief Executive Officer the authority to grant Awards to Participants who are not Non-Employee Directors or Executive Officers and to interpret and administer Awards for such Non-Employee Directors and Executive Officers. Any such delegation shall be subject to the limitations of Section 33-675(c) of the Connecticut Business Corporation Act. The Committee may also delegate the authority to grant Awards to any subcommittee(s) consisting of members of the Board.
4.4    Awards to Non-employee Directors. Notwithstanding any other provision of this Plan to the contrary, all Awards to Non-employee Directors must be authorized by the Board.
4.5    Employee’s Service as Non-Employee Director or Consultant. An Employee who receives an Award, terminates employment, and immediately thereafter begins performing service as a Non-Employee Director or Consultant shall have such service treated as service as an Employee for purposes of the Award. The previous sentence shall not apply when (a) the Award is an Incentive Stock Option or (b) prohibited by law.
5.    Options. The Committee may authorize grants to Participants of Options to purchase Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:
5.1    Number of Shares. Each grant shall specify the number of Shares to which it pertains.
5.2    Option Price. Each grant shall specify an Option Price per Share, which shall be equal to or greater than the Fair Market Value per Share on the Grant Date, except in the case of Substitute Awards or as provided in Section 12.
5.3    Consideration. Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include in the Committee’s sole discretion: (a) cash in the form of currency or check or other cash equivalent acceptable to the Company, (b) nonforfeitable, unrestricted Shares owned by the Participant which have a value at the time of exercise that is equal to the Option Price, (c) a reduction in Shares issuable upon exercise which have a value at the time of exercise that is equal to the Option Price (a “net exercise”), (d) to the extent permitted by applicable law, the proceeds of sale from a broker-assisted cashless exercise, (e) any other legal consideration that the Committee may deem appropriate on such basis as the Committee may determine in accordance with this Plan or (f) any combination of the foregoing. For the avoidance of doubt, Participants who receive Options to purchase Shares shall have no legal right to own or receive Shares withheld from delivery upon exercise pursuant to Section 5.3(c), and otherwise shall have no rights in respect of such Shares whether as a shareholder or otherwise.
5.4    Vesting. Any grant may specify (a) a waiting period or periods before Options shall become exercisable, and (b) permissible dates or periods on or during which Options shall be exercisable, and any grant may provide for the earlier exercise of such rights in the event of a termination of employment. Vesting may be further conditioned upon the attainment of Performance Goals established by the Committee.
5.5    Provisions Governing Incentive Stock Options. Options granted under this Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination of the foregoing, provided that only Nonqualified Stock Options may be granted to Non-Employee Directors. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. Options failing to qualify as Incentive Stock Options for any reason will be treated as Nonqualified Stock Options, rather than being forfeited.

5.6    Exercise Period.
(a)    Subject to Section 18.9, no Option granted under this Plan may be exercised more than ten years from the Grant Date.
(b)    If the Fair Market Value exceeds the Option Price on the last day that an Option may be exercised under an Award Agreement, the affected Participant shall be deemed to have exercised the vested portion of such Option in a net exercise under Section 5.3(c) above without the requirement of any further action.
5.7    Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.
6.    Stock Appreciation Rights. The Committee may authorize grants to Participants of Stock Appreciation Rights. A Stock Appreciation Right is the right of the Participant to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100 percent) of the Spread at the time of the exercise of such right. Any grant of Stock Appreciation Rights under this Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:
6.1    Payment in Cash or Shares. Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right will be paid by the Company in cash, Shares or any combination thereof or may grant to the Participant or reserve to the Committee the right to elect among those alternatives.
6.2    Base Price. Each grant shall specify a price to be used as the basis for determining the Spread upon the exercise of a Stock Appreciation Right (the “Base Price”), which shall be equal to or greater than the Fair Market Value per Share on the Grant Date, except in the case of Substitute Awards or as provided in Section 12.
6.3    Vesting. Any grant may specify (a) a waiting period or periods before Stock Appreciation Rights shall become exercisable and (b) permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable, and any grant may provide for the earlier exercise of such rights in the event of a termination of employment. Vesting may be further conditioned upon the attainment of Performance Goals established by the Committee.
6.4    Exercise Period. Subject to Section 18.9, no Stock Appreciation Right granted under this Plan may be exercised more than ten years from the Grant Date. If a Spread exists on the last day that a Stock Appreciation Right may be exercised under an Award Agreement, the affected Participant shall be deemed to have exercised the vested portion of such Stock Appreciation Right without the requirement of any further action.
6.5    Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.
7.    Restricted Shares. The Committee may authorize grants to Participants of Restricted Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:
7.1    Transfer of Shares. Each grant shall constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.
7.2    Consideration. To the extent permitted by Connecticut law, each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.
7.3    Substantial Risk of Forfeiture. Each grant shall provide that the Restricted Shares covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a termination of employment.
7.4    Dividend, Voting and Other Ownership Rights. Unless otherwise determined by the Committee, an award of Restricted Shares shall entitle the Participant to dividend, voting and other ownership rights (except for any rights to a liquidating distribution) during the period for which such substantial risk of forfeiture is to continue. Except as otherwise determined by the Committee, any or all dividends or other distributions paid on the Restricted Shares during the period of such forfeiture restrictions shall be accumulated or reinvested in additional Shares, which shall be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

7.5    Restrictions on Transfer. Each grant shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Grant Date.
7.6    Performance-Based Restricted Shares. Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Goals established by the Committee in accordance with the applicable provisions of Section 9 regarding Performance Share Awards.
7.7    Award Agreement; Certificates. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan. Unless otherwise directed by the Committee, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to such Shares, shall be held in custody by the Company until all restrictions thereon lapse.
8.    Restricted Stock Units. The Committee may authorize grants of Restricted Stock Units to Participants upon such terms and conditions as the Committee may determine in accordance with the following provisions:
8.1    Restricted Period. Each grant shall provide that the Restricted Stock Units covered thereby shall be subject to a Restricted Period, which shall be fixed by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such period in the event of a termination of employment.
8.2    Ownership Rights. During the Restricted Period, the Participant shall not have any right to transfer any rights under the subject Award and shall not have any rights of ownership in the Shares underlying the Restricted Stock Units, including the right to vote such Shares.
8.3    Performance-Based Restricted Share Units. Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Goals established by the Committee in accordance with the applicable provisions of Section 9 regarding Performance Share Awards.
8.4    Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.
9.    Performance Share Awards. The Committee shall determine whether and to whom Performance Share Awards shall be granted and such terms, limitations and conditions as it deems appropriate in its sole discretion in accordance with the following provisions:
9.1    Number of Performance Share Awards. Each grant shall specify the number of Shares or share units to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors.
9.2    Performance Cycle. The Performance Cycle with respect to each Performance Share Award shall be determined by the Committee and set forth in the Award Agreement and may be subject to earlier termination in the event of a termination of employment.
9.3    Performance Goals. Each grant shall specify the Performance Goals that are to be achieved by the Participant and a formula for determining the amount of any payment to be made if the Performance Goals are achieved.
9.4    Payment of Performance Share Awards. Each grant shall specify the time and manner of payment of Performance Share Awards that shall have been earned.
9.5    Adjustments. If the Committee determines after the Performance Goals have been established that a change in the business, operations, corporate structure or capital structure of the Company or its Subsidiaries, or the manner in which it conducts its business, or other events or circumstances, including but not limited to changes in law or accounting rules, render the Performance Goals unsuitable, the Committee may modify such Performance Goals, in whole or in part, as the Committee deems appropriate and equitable. The Committee shall also have the right to increase or decrease the amount payable under a Performance Share Award to adjust for events or other circumstances not considered in setting Performance Goals for a Performance Share Award.
9.6    Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.
10.    Other Equity Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares and grant of Deferred Stock

Units) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
11.    Cash-Based Awards. The Committee may, in its sole discretion, grant Cash-Based Awards to Executive Officers and key employees in such amounts and upon such terms, and subject to such conditions, as the Committee shall determine at the time of grant. The Committee shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Committee shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Committee. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and shall be made in cash, except as otherwise provided in any guidelines the Company may maintain regarding stock ownership or in individual Award Agreements. The Committee in its sole discretion may increase or decrease the amount payable to adjust for events or other circumstances not considered in setting Performance Goals for a Cash-Based Award, and shall also have the right in its sole discretion to increase or decrease the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for any Performance Cycle.
12.    Adjustments. The Committee shall make or provide for such adjustments in the (a) aggregate and per-person limitations specified in Section 3, (b) number of Shares covered by outstanding Awards, (c) Option Price or Base Price applicable to outstanding Options and Stock Appreciation Rights, and (d) kind of shares available for grant and covered by outstanding Awards (including shares of another issuer), as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any stock dividend, stock split, combination or exchange of Shares, recapitalization, extraordinary cash dividend, or other change in the capital structure of the Company, (y) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities, or (z) any other corporate transaction or event having an effect similar to any of the foregoing. In addition, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the cancellation or surrender of all Awards so replaced. In the case of Substitute Awards, the Committee may make such adjustments, not inconsistent with the terms of this Plan, in the terms of Awards as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed awards and the Awards granted under this Plan as so adjusted.
13.    Change in Control.
13.1    General Rule. Unless otherwise determined by the Committee and evidenced in an Award Agreement, in the event that (i) a Change in Control occurs and (ii) either (x) an outstanding Award is not assumed or substituted in connection therewith or (y) an outstanding Award is assumed or substituted in connection therewith and the Participant’s employment or service is terminated by the Company, its successor or an Affiliate thereof without Cause as defined in the applicable Award Agreement or (if applicable) by the Participant for Good Reason on or after the effective date of the Change in Control but prior to twenty-four (24) months following the Change in Control, then: (1) any unvested or unexercisable portion of any Award carrying a right to exercise shall become fully vested and exercisable, and (2) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an Award granted under the Plan shall lapse and such Awards shall be deemed fully vested and any performance conditions imposed with respect to such Awards shall be deemed to be achieved at the target level of performance. If the Committee accelerates the vesting of an Award in connection with a Change in Control under this Section 13.1, the Committee shall also provide that such Award outstanding immediately prior to such Change in Control shall expire on the effective date of such Change in Control. For purposes of this Section 13, an outstanding Award shall be considered to be assumed or substituted for if, following the Change in Control, the Award remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control except that, if the Award related to Shares, the Award instead confers the right to receive common stock of the acquiring entity (or such other security or entity as may be determined by the Committee, in its sole discretion).
13.2    Settlement of Awards Subject to Performance Goals Upon a Change in Control. Notwithstanding Section 13.1 above, Awards subject to satisfying a Performance Goal or Goals shall be settled upon a Change in Control. The settlement amount shall be determined by the Committee in its sole discretion based upon the extent to which the Performance Goals for any such Awards have been achieved after evaluating actual performance from the start of the Performance Cycle until the date of the Change in Control and the level of performance anticipated with respect to such Performance Goals as of the date of the Change in Control.

13.3    Change in Control. shall mean the earliest to occur of the following events:
(a)    Any Person (as defined below) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities generally entitled to vote in the election of directors of the Company, provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company or a transaction described in clause (i) of paragraph (b) below;
(b)    There is consummated a Merger of the Company with any other business entity other than (i) a Merger which would result in the securities of the Company generally entitled to vote in the election of directors of the Company outstanding immediately prior to such Merger continuing to represent (either by remaining outstanding or by being converted into such securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding such securities under an employee benefit plan of the Company or any Subsidiary, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such Merger generally entitled to vote in the election of directors of the Company or such surviving entity or any parent thereof and, in the case of such surviving entity or any parent thereof, of a class registered under Section 12 of the Act, or (ii) a Merger effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes a Beneficial Owner, directly or indirectly, of securities of the Company’s then outstanding voting securities of the Company generally entitled to vote in the election of directors of the Company;
(c)    The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity where the outstanding securities generally entitled to vote in the election of directors of the Company immediately prior to the transaction continue to represent (either by remaining outstanding or by being converted into such securities of the surviving entity or any parent thereof) 50% or more of the combined voting power of the outstanding voting securities of any such entity generally entitled to vote in such entity’s election of directors immediately after such sale and of a class registered under Section 12 of the Act; or
(d)    A change in the composition of the Board such that the individuals who, as of the date hereof, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, any individual who becomes a member of the Board subsequent to the date hereof, whose election, or nomination for election by the Company’s shareholders, was approved by a vote (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such under this provision)  shall be considered as though such individual were a member of the Incumbent Board unless such individual is initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.
(e)    As used in this Section 13:
i.    “Merger” means a merger, share exchange, consolidation or similar business consolidation under applicable law.
ii.    “Person” shall have the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions and with substantially the same voting rights as their ownership and voting rights with respect to the Company.
Notwithstanding anything in the Plan to the contrary, with respect to any Award that is subject to the deferred compensation restrictions under Section 409A, only to the extent necessary for such Award to comply with Section 409A of the Code, a Change in Control must also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code.
14.    Term of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Second Amendment and Restatement Effective Date. After this Plan is terminated, no further Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

15.    Withholding.
15.1    In General. As a condition to the delivery of any Shares, other property or cash pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a minimum federal or other governmental tax withholding obligation on the part of the Company or its Subsidiaries relating to an Award (including, without limitation, employment taxes), (a) the Company or its Subsidiaries may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the Participant, whether or not pursuant to this Plan, (b) the Committee shall be entitled to require that the Participant remit cash to the Company or its Subsidiaries (through payroll deduction or otherwise) or (c) the Company may enter into any other suitable arrangements to withhold, in each case in an amount sufficient in the Company’s opinion to satisfy such withholding obligation.
15.2    Share Withholding. With respect to withholding required upon the exercise of Options or Stock Appreciation Rights, upon the lapse of restrictions on Restricted Shares and Restricted Stock Units, or upon the achievement of Performance Goals related to Performance Share Awards, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares that otherwise would be issued to the Participant. The payment of withholding taxes by surrendering Shares to the Company, if and to the extent permitted by the Committee, shall be subject to such restrictions as the Committee may impose, including any restrictions required under ASC Topic 718 or its successor to avoid adverse accounting treatment. All such elections shall be irrevocable, made in writing or electronically, and signed or acknowledged electronically by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
16.    Certain Terminations of Employment, Hardship and Approved Leaves of Absence. Notwithstanding any other provision of this Plan to the contrary, in the event of a Participant’s termination of employment (including by reason of death, disability or retirement) or in the event of hardship or other special circumstances, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under this Plan. The Committee shall have the discretion to determine whether and to what extent the vesting of Awards shall be tolled during any leave of absence, paid or unpaid; provided however, that in the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to the Award to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave. Any actions taken by the Committee shall be taken consistent with the requirements of Section 409A of the Code.
17.    Authorization of Sub-Plans. The Committee may from time to time establish one or more sub-plans under this Plan for purposes of satisfying applicable blue sky, securities, and/or tax laws of various jurisdictions. The Committee shall establish such sub-plans by adopting supplements to this Plan containing (a) such limitations as the Committee deems necessary or desirable, and (b) such additional terms and conditions not otherwise inconsistent with this Plan as the Committee shall deem necessary or desirable. All sub-plans adopted by the Committee shall be deemed to be part of this Plan, but each sub-plan shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any sub-plans to Participants in any jurisdiction which is not the subject of such sub-plan.
18.    Amendments and Other Matters.
18.1    Plan Amendments. The Board may amend, suspend or terminate this Plan or the Committee’s authority to grant Awards under this Plan at any time. Notwithstanding the foregoing, no amendments shall be effective without approval of the Company’s shareholders if (a) shareholder approval of the amendment is then required pursuant to the Code, the rules of the primary stock exchange or stock market on which the Shares are then traded, applicable U.S. state corporate laws or regulations, applicable U.S. federal laws or regulations, and the applicable laws of any foreign country or jurisdiction where Awards are, or shall be, granted under this Plan, or (b) such amendment would (i) modify Section 18.4, (ii) materially increase benefits accruing to Participants, (iii) increase the aggregate number of Shares issued or issuable under this Plan, (iv) increase any limitation set forth on the number of Shares which may be issued or the aggregate value of Awards or the per-person limits under Section 3 except as provided in Section 12, (v) modify the eligibility requirements for Participants in this Plan, or (vi) reduce the minimum Option Price and Base Price as set forth in Sections 5 and 6, respectively. Notwithstanding any other provision of this Plan to the contrary, except as provided in Section 18.8, no termination, suspension or amendment of this Plan may adversely affect any outstanding Award without the consent of the affected Participant.
18.2    Award Deferrals. The Committee may permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. However, any Award deferrals which the Committee permits must comply with the provisions of Section 22 and the requirements of Section 409A of the Code.

18.3    Conditional Awards. The Committee may condition the grant of any Award or combination of Awards under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or any Affiliate to the Participant, provided that any such grant must comply with the provisions of Section 22 and the requirements of Section 409A of the Code.
18.4    Repricing Prohibited. The terms of outstanding Awards may not be amended, and action may not otherwise be taken, to (i) reduce the Option Price of outstanding Options or Base Price of outstanding Stock Appreciation Rights, (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an Option Price or Base Price that is less than the Option Price or Base Price of the original Options or Stock Appreciation Rights, (iii) cancel outstanding Options or Stock Appreciation Rights with an exercise price or strike price that is less than the then current Fair Market Value of a Share in exchange for other Awards, cash or other property; or (iv) otherwise effect a transaction that would be considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Shares are listed or quoted without shareholder approval, provided that nothing herein shall prevent the Committee from taking any action provided for in Section 12 above. This Section 18.4 shall not be construed to apply to “issuing or assuming a stock option in a transaction to which Section 424(a) applies”, within the meaning of Section 424 of the Code.
18.5    No Employment Rights. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a director for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Section 18.1, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.
18.6    Tax Qualification. To the extent that any provision of this Plan would prevent any Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan shall be null and void with respect to such Option, provided that such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of this Plan.
18.7    Leave of Absence or Transfer. A transfer between the Company and any Affiliate or between Affiliates, or a leave of absence duly authorized by the Company, shall not be deemed to be a termination of employment. Periods of time while on a duly authorized leave of absence shall be disregarded for purposes of determining whether a Participant has satisfied a Restricted Period or Performance Cycle under an Award.
18.8    Amendments to Comply with Laws, Regulations or Rules. Notwithstanding any other provision of this Plan or any Award Agreement to the contrary, in its sole and absolute discretion and without the consent of any Participant, the Board may amend this Plan, and the Committee may amend any Award Agreement, to take effect retroactively or otherwise as it deems necessary or advisable for the purpose of conforming this Plan or such Award Agreement to any present or future law, regulation or rule applicable to this Plan, including, but not limited to, Section 409A of the Code.
18.9    Tolling. In the event a Participant is prevented from exercising an Option or the Company is unable to settle an Award due to either any trading restrictions applicable to the Company’s Shares, the Participant’s physical infirmity or administrative error by the Company relied upon and not caused by the Participant, then unless otherwise determined by the Committee, the length of time applicable to any such restriction, condition or event shall toll any exercise period (i) until such restriction lapses, (ii) until the Participant (or his representative) is able to exercise the Award or (iii) until such error is corrected, as applicable.
18.10    No Duty to Inform Regarding Exercise Rights. Neither the Company, its Subsidiaries, any Affiliate, the Committee nor the Board shall have any duty to inform a Participant of the pending expiration of the period in which a Stock Appreciation Right may be exercised or in which an Option may be exercised.
19.    Issuance of Shares; Fractional Shares.
19.1    Form for Issuing Shares; Legends. Shares may be issued on a certificated or uncertificated basis. Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.
19.2    Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to: (i) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and (ii) completing any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

19.3    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
19.4    Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares,
19.5    Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.
20.    Limitations Period. Any person who believes he or she is being denied any benefit or right under this Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within forty-five (45) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designated agent, will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within ninety (90) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision shall be final, conclusive and binding on all persons. No lawsuit relating to this Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied, and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred. The venue for any lawsuit shall be Hartford, Connecticut.
21.    Governing Law. The validity, construction and effect of this Plan and any Award hereunder will be determined in accordance with the laws of the State of Connecticut except to the extent governed by applicable federal law.
22.    Compliance with Section 409A.
22.1    In General. This Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A. For avoidance of doubt, Stock Options and Stock Appreciation Rights are intended to qualify for the stock rights exemptions from Section 409A. Where reasonably possible and practicable, this Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to such Section 409A. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event Section 409A applies to any such Award in a manner that results in adverse tax consequences for the Participant or any of his or her transferees.
22.2    Elective Deferrals. No elective deferrals or re-deferrals other than in regard to Restricted Stock Units are permitted under this Plan.
22.3    Applicable Requirements. To the extent any of the Awards granted under this Plan are deemed “deferred compensation” and hence subject to Section 409A, the following rules shall apply to such Awards:
(a)    Mandatory Deferrals. If the Company decides that the payment of compensation under this Plan shall be deferred within the meaning of Section 409A, then, except as provided under Treas. Reg. Section 1.409A-1(b)(4)(ii), on granting of the Award to which such compensation payment relates, the Company shall specify the date(s) at which such compensation will be paid in the Award Agreement.
(b)    Initial Deferral Elections. For Awards of Restricted Stock Units where the Committee provides the opportunity to elect the timing and form of the payment of the underlying Shares at some future time once any requirements have been satisfied, the Participant must make his or her initial deferral election for such Award in accordance with the requirements of Section 409A, i.e., within thirty (30) days of first becoming eligible to receive such award or prior to the start of the year in which the Award is granted to the Participant, in each case pursuant to the requirements of Section 409A and Treas. Reg. Section 1.409A-2.
(c)    Subsequent Deferral Elections. To the extent the Company or Committee decides to permit compensation subject to Section 409A to be re-deferred pursuant to Treas. Reg. Section 1.409A-2(b), then the following conditions must be met: (i) such election will not take effect until at least 12 months after the date on which it is made; (ii) in the case of an election not related to a payment on account of disability, death or an unforeseeable emergency, the payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid; and (iii) any election related to a payment at a specified time or pursuant to a fixed schedule (within the meaning of Treas. Reg. Section 1.409A-3(a)(4)) must be made not less than 12 months before the date the payment is scheduled to be paid.

(d)    Timing of Payments. Payment(s) of compensation that is subject to Section 409A shall only be made upon an event or at a time set forth in Treas. Reg. Section 1.409A-3, i.e., the Participant’s separation from service, the Participant’s becoming disabled, the Participant’s death, at a time or a fixed schedule specified in this Plan or an Award Agreement, a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, or the occurrence of an unforeseeable emergency.
(e)    Certain Delayed Payments. Notwithstanding the foregoing, to the extent an amount was intended to be paid such that it would have qualified as a short-term deferral under Section 409A and the applicable regulations, then such payment is or could be delayed if the requirements of Treas. Reg. 1.409A-1(b)(4)(ii) are met.
(f)    Acceleration of Payment. Any payment made under this Plan to which Section 409A applies may not be accelerated, except in accordance with Treas. Reg. 1.409A-3(j)(4), i.e., upon a Participant’s separation from service, the Participant becoming disabled, the Participant’s death, a change of ownership or effective control, or in the ownership of a substantial portion of the assets, or upon an unforeseeable emergency (all as detailed in Treas. Reg. Section 1.409A-3(a)).
(g)    Payments upon a Change in Control. Notwithstanding any provision of this Plan to the contrary, to the extent an Award subject to Section 409A shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control and such Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v), then even though such Award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change in Control or any other provision of this Plan, payment will be made, to the extent necessary to comply with the provisions of Section 409A, to the Participant on the earliest of (i) the Participant’s “separation from service” with the Company (determined in accordance with Section 409A), (ii) the date payment otherwise would have been made pursuant to the regular payment terms of the Award in the absence of any provisions in this Plan to the contrary (provided such date is permissible under Section 409A) or (iii) the Participant’s death.
(h)    Payments to Specified Employees. Payments due to a Participant who is a “specified employee” within the meaning of Section 409A on account of the Participant’s “separation from service” with the Company (determined in accordance with Section 409A) shall be made on the date that is six months after the date of the Participant’s separation from service or, if earlier, the Participant’s date of death.
22.4    Determining “Controlled Group”. In order to determine for purposes of Section 409A whether a Participant or eligible individual is employed by a member of the Company’s controlled group of corporations under Section 414(b) of the Code (or by a member of a group of trades or businesses under common control with the Company under Section 414(c) of the Code) and, therefore, whether the Shares that are or have been purchased by or awarded under this Plan to the Participant are shares of “service recipient” stock within the meaning of Section 409A, a Participant or eligible employee of a Subsidiary shall be considered employed by the Company’s controlled group (or by a member of a group of trades or businesses under common control with the Company, as applicable). Notwithstanding the above, to the extent that the Company finds that legitimate business criteria exist within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii)(E)(1), then, solely for purposes of this Section 22.4, “at least 50 percent” in the definition of “Subsidiary” shall instead be “at least 20 percent”.
23.    Transferability.
23.1    Transfer Restrictions. Except as provided in Sections 23.2 and 23.4, no Award granted under this Plan shall be transferable by a Participant other than upon death by will or the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law. Any attempt to transfer an Award in violation of this Plan shall render such Award null and void.
23.2    Limited Transfer Rights. The Committee may expressly provide in an Award Agreement that a Participant may transfer such Award (other than an Incentive Stock Option), in whole or in part, to a Family Member, a trust for the exclusive benefit of Family Members, or a partnership or other entity in which all the beneficial owners are Family Members. Subsequent transfers of Awards shall be prohibited except in accordance with this Section 23.2. All terms and conditions of the Award, including provisions relating to the termination of the Participant’s employment or service with the Company or a Subsidiary, shall continue to apply following a transfer made in accordance with this Section 23.2.
23.3    Additional Restrictions on Transfer. Any Award made under this Plan may provide that all or any part of the Shares that are to be issued or transferred by the Company upon exercise, vesting or settlement shall be subject to further restrictions upon transfer.

23.4    Domestic Relations Orders. Notwithstanding the foregoing provisions of this Section 23, any Award made under this Plan may be transferred as necessary to fulfill any domestic relations order as defined in Section 414(p)(1)(B) of the Code.
24.    Forfeiture and Recoupment. Without limiting in any way the generality of the Committee’s power to specify any terms and conditions of an Award consistent with law, and for greater clarity, the Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award, including any payment of Shares received upon exercise or in satisfaction of an Award under this Plan shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions, without limit as to time in accordance with any Company policies that may be adopted and/or modified from time to time (“Clawback Policy”). Such events shall include, but not be limited to, failure to accept the terms of the Award Agreement, termination of service under certain or all circumstances, violation of material Company policies, misstatement of financial or other material information about the Company, fraud, misconduct, breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection, or other agreements that may apply to the Participant, or other conduct by the Participant that the Committee determines is detrimental to the business or reputation of the Company and its Affiliates, including facts and circumstances discovered after termination of service. In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with the Clawback Policy. Awards granted under this Plan shall be subject to any compensation recovery policy or minimum stock holding period requirement as may be adopted or amended by the Company from time to time. By accepting an Award, the Participant is agreeing to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).
25.    No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or an Affiliate’s or a Subsidiary’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or an Affiliate or a Subsidiary to take any action which such entity deems to be necessary or appropriate.
26.    Effect of Disposition of Facility or Operating Unit. If the Company or any of its Affiliates closes or disposes of the facility at which a Participant is located or the Company or any of its Affiliates diminish or eliminate ownership interests in any operating unit of the Company or any of its Affiliates so that such operating unit ceases to be majority owned by the Company or any of its Affiliates then, with respect to Awards held by Participants who subsequent to such event will not be Employees, the Committee may, to the extent consistent with Section 409A (if applicable), take any of the actions described in Section 13.1 with respect to a Change in Control. If the Committee takes no special action with respect to any disposition of a facility or an operating unit, then the Participant shall be deemed to have terminated his or her employment with the Company and its Subsidiaries and Affiliates and the terms and conditions of the Award Agreement and the other terms and conditions of this Plan shall control.
27.    Indemnification. Subject to requirements of applicable state law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 4, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf, unless such loss, cost, liability, or expense is a result of his own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or by-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
28.    Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.
29.    Miscellaneous.
29.1    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
29.2    Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

29.3    Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
29.4    Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
29.5    Payment Following a Participant’s Death. Any remaining vested rights or benefits under this Plan upon a Participant’s death shall be paid or provided to the Participant’s legal spouse or, if no such spouse survives the Participant, to the Participant’s estate.
29.6    Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.
IN WITNESS WHEREOF, the Company has caused this Plan to be executed in its name and behalf as of this [●] of [●] 2023, by its duly authorized officer, effective as of the Second Amendment and Restatement Effective Date.
KAMAN CORPORATION
By: __________________________________________

KAMAN VOTE

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Go to **www.envisionreports.com/KAMN** or scan the QR code — login details are located in the shaded bar below.

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Kaman Corporation 2023 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals 2, 4 and 5, for 1 YEAR on Proposal 3 and AGAINST Proposal 6.

+

1. Election of Directors:

Nominee	For	Against	Abstain
01 - Aisha M. Barry	☐	☐	☐
02 - Scott E. Kuechle	☐	☐	☐
03 - Michelle J. Lohmeier	☐	☐	☐
04 - A. William Higgins	☐	☐	☐
05 - Jennifer M. Pollino	☐	☐	☐
06 - Niharika T. Ramdev	☐	☐	☐
07 - Ian K. Walsh	☐	☐	☐

Proposal	For	Against	Abstain
2. Advisory vote to approve the compensation of the Company's named executive officers	☐	☐	☐
4. Approval of the Second Amended and Restated 2013 Management Incentive Plan	☐	☐	☐
5. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm	☐	☐	☐
6. Advisory vote on a shareholder proposal seeking to require shareholder approval of certain termination payments payable to members of senior management	☐	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on the frequency of future advisory votes on executive compensation	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

+

03R78B

2023 Annual Meeting Admission Ticket

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The material is available at: www.envisionreports.com/KAMN

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/KAMN

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Kaman Corporation

Notice of 2023 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting — April 19, 2023

Ian K. Walsh, James G. Coogan, Richard S. Smith, Jr. and Emily Bretas Romano, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2023 Annual Meeting of Shareholders of Kaman Corporation to be held on April 19, 2023 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the undersigned shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all director nominees, FOR items 2, 4 and 5, for 1 YEAR on item 3 and AGAINST item 6.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

KAMAN

VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example.
Please do not write outside the designated areas.

Kaman Corporation 2023 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals 2, 4 and 5, for 1 YEAR on Proposal 3 and AGAINST Proposal 6.

1. Election of Directors:

Nominee	For	Against	Abstain
01 - Aisha M. Barry	☐	☐	☐
02 - Scott E. Kuechle	☐	☐	☐
03 - Michelle J. Lohmeier	☐	☐	☐
04 - A. William Higgins	☐	☐	☐
05 - Jennifer M. Pollino	☐	☐	☐
06 - Niharika T. Ramdev	☐	☐	☐
07 - Ian K. Walsh	☐	☐	☐

Proposal	For	Against	Abstain
2. Advisory vote to approve the compensation of the Company's named executive officers	☐	☐	☐
4. Approval of the Second Amended and Restated 2013 Management Incentive Plan	☐	☐	☐
6. Advisory vote on a shareholder proposal seeking to require shareholder approval of certain termination payments payable to members of senior management	☐	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on the frequency of future advisory votes on executive compensation	☐	☐	☐	☐

Proposal	For	Against	Abstain
5. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03R79B

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The material is available at: www.edocumentview.com/KAMN

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Kaman Corporation

Notice of 2023 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting — April 19, 2023

Ian K. Walsh, James G. Coogan, Richard S. Smith, Jr. and Emily Bretas Romano, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2023 Annual Meeting of Shareholders of Kaman Corporation to be held on April 19, 2023 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the undersigned shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all director nominees, FOR items 2, 4 and 5, for 1 YEAR on item 3 and AGAINST item 6.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)